Registration  No.1-13479


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              AMENDMENT NO. 2 TO
                                    FORM 10



                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                      Pursuant to Section 12(b) or (g) of
                      the Securities Exchange Act of 1934



                        AGRIBRANDS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

               MISSOURI                                 43-1794250
          (State  of  Incorporation                  (I.R.S.Employer
                                                     Identification  No.)
                           ------------------------

     9811  South  Forty  Drive
     St.  Louis,  Missouri                                63124
     (Address  of  Principal  Offices)                 (Zip  Code)

      Registrant's telephone number, including area code: (314) 812-0500

                          --------------------------


       Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange on which
Title of each class to be so registered              each class is to be
                                                          registered

     Common  Stock,  $.01  par  value           New York Stock Exchange, Inc
     Common  Stock  Purchase  Rights            New York Stock Exchange, Inc

    Securities to be registered pursuant to Section 12(g) of the Act: None

                        AGRIBRANDS INTERNATIONAL, INC.

               I.  INFORMATION INCLUDED IN INFORMATION STATEMENT
                   AND INCORPORATED IN FORM 10 BY REFERENCE

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                             AND ITEMS OF FORM 10
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Item
 No.  Item Caption                                    Location in Information Statement

                                      1.    Business  BUSINESS AND PROPERTIES

2.    Financial Information                           SUMMARY SELECTED HISTORICAL
      FINANCIAL INFORMATION;
      MANAGEMENT'S DISCUSSION AND
      ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS

3.    Properties                                      BUSINESS AND PROPERTIES--Properties

4.    Security Ownership of Certain Beneficial
      Owners and Management                           SECURITY OWNERSHIP OF CERTAIN
      BENEFICIAL OWNERS OF AGRIBRANDS
      STOCK

5.    Directors and Executive Officers                MANAGEMENT

6.    Executive Compensation                          EXECUTIVE COMPENSATION; AGRIBRANDS
      COMPENSATION AND BENEFIT PLANS;
      RALSTON COMPENSATION PROGRAMS

7.    Certain Relationships and Related Transactions  AGREEMENTS BETWEEN RALSTON AND
      AGRIBRANDS; CERTAIN TRANSACTIONS

8.    Legal Proceedings                               BUSINESS AND PROPERTIES--Litigation

9.    Market Price of and Dividends on the
      Registrant's Common Equity and Related
      Stockholder Matters                             THE DISTRIBUTION--Listing and Trading of
      Agribrands Stock

11.   Description of Registrant's Securities to be
      Registered                                      DESCRIPTION OF AGRIBRANDS CAPITAL
      STOCK; ANTI-TAKEOVER EFFECTS OF
      CERTAIN PROVISIONS

      12. Indemnification of Directors and Officers   INDEMNIFICATION OF DIRECTORS,
      OFFICERS AND EMPLOYEES
      OF AGRIBRANDS

13.   Financial Statements and Supplementary Data     INDEX TO FINANCIAL INFORMATION OF
      AGRIBRANDS INTERNATIONAL, INC.
      II-1
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             II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT

Item  10.          Recent  Sales  of  Unregistered  Securities.

     Agribrands International, Inc., ("Agribrands") was incorporated as a Missouri corporation under the name of Tradico Missouri, Inc. on October 6, 1997. It issued 1000 shares of its $.01 par value common stock to Ralston Purina International Holding Company, Inc. ("RPIHCI") on that date in consideration of a capital contribution of $10. Such issuance was exempt from registration under the Securities Act of 1933, as amended, (the "Act"), pursuant to Section 4(2) of the Act, because such issuance did not involve any public offering of securities.

Item  14.      Changes in and Disagreements with Accountants on Accounting and
Financial                              Disclosure.

          None.
Item  15.          Financial  Statements  and  Exhibits.

     (a)  Financial  Statements--See  Index  to  Financial  Information

     (b)  Exhibits:

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      Exhibit No.

 2.1        Form of Agreement and Plan of Reorganization
 2.2        Form of Tax Sharing Agreement*
 2.3        Form of Bridging Agreement *
 2.4        Form of Technology License Agreement *
 2.5        Form of Trademark Agreement *
 3.1        Articles of Incorporation of Agribrands International, Inc.
 3.2        Bylaws of Agribrands International, Inc.
 4.1        Form of Rights Agreement between Agribrands International, Inc. and Continental

10.1      Form of Agribrands Incentive Stock Plan  *
10.2      Form of Agribrands Deferred Compensation Plan *
10.3      Form of Management Continuity Agreements
10.4      Form of Indemnification Agreements with Executive Officers and Directors *
10.5      Form of Non-Qualified Stock Option with Chief Executive Officer*
10.6      Form of Agribrands Savings Investment Plan*
  21        List of Agribrands Subsidiaries
  27        Financial Data Schedule*



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Exhibit No.                                                                            Description

      Form of Agreement and Plan of Reorganization*
      Form of Tax Sharing Agreement*
      Form of Bridging Agreement *
      Form of Technology License Agreement *
      Form of Trademark Agreement *
      Articles of Incorporation of Agribrands International, Inc.
      Bylaws of Agribrands International, Inc.
      Form of Rights Agreement between Agribrands International, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent

    Form of Agribrands Incentive Stock Plan  *
    Form of Agribrands Deferred Compensation Plan *
    Form of Management Continuity Agreements
    Form of Indemnification Agreements with Executive Officers and Directors * Form of Non-Qualified Stock Option with Chief Executive Officer*
    Form of Agribrands Savings Investment Plan*
      List of Agribrands Subsidiaries
      Financial Data Schedule*
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*  To  be  filed  by  amendment
                                     II-2

                        AGRIBRANDS INTERNATIONAL, INC.

                            9811 South Forty Drive
                           St. Louis, Missouri 63124


March  31,  1998

Dear  Shareholder:

     I am pleased to welcome you as a shareholder of Agribrands International, Inc. ("Agribrands"), a company which is the successor to the international animal feeds and agricultural products business formerly operated as part of Ralston Purina Company ("Ralston").

     Although Agribrands is a new public company, its businesses are well established. Ralston has been engaged in the animal feeds and agricultural products business since its inception in 1894. The legacy we inherit from Ralston--highly dedicated employees experienced in meeting customer needs and providing high quality products and services--remains our greatest strength.

     I welcome your participation as an Agribrands shareholder and look forward to continuing our tradition of working on your behalf.

                                   Sincerely,



                                   William  P.  Stiritz
                                   Chief  Executive  Officer  and  President
                                   Agribrands  International,  Inc.

                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to Form 10 Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                AGRIBRANDS INTERNATIONAL, INC.


               By:          /s/  David  R.  Wenzel
                              David  R.  Wenzel
                              Chief  Financial  Officer
                              Agribrands  International,  Inc.


February  16,  1998

                            RALSTON PURINA COMPANY

Ralston  Purina  Company                                            W. Patrick
McGinnis
Checkerboard  Square                                                J. Patrick
Mulcahy
St.  Louis,  Missouri  63164                                       Co -  Chief
Executive  Officers

March  31,  1998

Dear  Ralston  Purina  Shareholder:

     We are pleased to inform you that on March 19, 1998, the Board of Directors of Ralston Purina Company ("Ralston") declared a distribution by Ralston to holders of its common stock ("Ralston Stock") of shares of the $.01 par value common stock and related Common Stock Purchase Rights ("Agribrands Stock") of Agribrands International, Inc. ("Agribrands"), a subsidiary of Ralston. The distribution will occur as of the close of business on March 31, 1998.

     Agribrands and its subsidiaries will own and operate the international animal feeds and agricultural products business presently conducted by Ralston. Following the distribution, Agribrands will conduct that business as a separate, publicly-owned company.

     If you are a shareholder of record of Ralston Stock at the close of business on March 31, 1998, the record date for the distribution, you will receive one share of Agribrands Stock for every 10 shares of Ralston Stock you own (and a cash payment in lieu of any fractional share of Agribrands Common Stock). No action is required on your part in order to receive your distribution. The distribution of Agribrands Stock will be tax-free to you for federal income tax purposes, but any cash that you receive in lieu of fractional shares will be taxable to you. A book entry system is being used to distribute shares of Agribrands Stock. In a book entry system, ownership of stock is recorded in the records maintained by Agribrands' Transfer Agent (Continental Stock Transfer & Trust Company), but physical certificates will not be issued unless requested. You will receive a statement of the shares of Agribrands Stock credited to your account (and any cash payment in lieu of any fractional shares) in a separate mailing shortly after March 31, 1998. If you request to receive physical certificates instead of participating in the book entry system, certificates will be issued, following the Distribution, for each full share credited to you.

     The attached Information Statement, which is being distributed to all holders of Ralston Stock in connection with the distribution, describes the transaction in detail and contains important information about Agribrands, including financial statements and other financial information.

     Agribrands Stock will be listed and traded on the New York Stock Exchange, Inc., and its stock symbol will be "AGX".

     Your Board of Directors has carefully considered the spin-off of the Agribrands business and believes the spin-off is in the best interests of the shareholders of Ralston, and will result in organizational and operational changes that should benefit both Agribrands and Ralston. After the spin-off, Ralston and Agribrands will each be an independent company with its own management group able to be more focused on the operational characteristics and competitive dynamics of their respective businesses.

                              Sincerely,



J.  Patrick  Mulcahy                                       W. Patrick McGinnis
Co-  Chief  Executive Officer                    Co -  Chief Executive Officer
Ralston  Purina  Company                                Ralston Purina Company

                             INFORMATION STATEMENT

                        AGRIBRANDS INTERNATIONAL, INC.

                                 COMMON STOCK
                               ($.01 par value)

     This Information Statement is being furnished by Ralston Purina Company ("Ralston") in connection with the distribution (the "Distribution") by Ralston to holders of its $.10 par value common stock ("Ralston Stock") of shares of the $.01 par value common stock and related Common Stock Purchase Rights ("Agribrands Stock") of its subsidiary, Agribrands International, Inc. ("Agribrands").

     The Distribution will be made as of the close of business on March 31, 1998 on the basis of one share of Agribrands Stock for every ten shares of Ralston Stock held on that date. Ralston has received a ruling from the U.S. Internal Revenue Service ("IRS") to the effect that the Distribution will qualify as a tax-free spin-off for Federal income tax purposes (see "THE DISTRIBUTION--Certain Federal Income Tax Consequences of the Distribution").* No consideration will be required to be paid by holders of Ralston Stock for the shares of Agribrands Stock to be received by them in the Distribution, nor will they be required to surrender or exchange shares of Ralston Stock in order to receive Agribrands Stock in the Distribution. Neither Ralston nor Agribrands will receive any cash or other proceeds from the Distribution.

     Following the Distribution, Ralston will not own any shares of Agribrands Stock and Agribrands will cease to be a subsidiary of Ralston and will operate as an independent, publicly held company. Agribrands Stock will be listed and traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "AGX". Prior to the date hereof, there has not been a trading market for Agribrands Stock. Holders of Ralston Stock receiving shares of Agribrands Stock in the Distribution should consider carefully the matters described under the caption "THE DISTRIBUTION -- Risk Factors ".




   NO VOTE OF STOCKHOLDERS OF RALSTON OR AGRIBRANDS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                              EXCHANGE COMMISSION
                      NOR HAS THE COMMISSION PASSED UPON
            THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



           The date of this Information Statement is March __, 1998.
* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.

                             AVAILABLE INFORMATION

     Ralston is (and, following the Distribution, Agribrands will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and Agribrands will file) reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Ralston (and to be filed by Agribrands) with the Commission may be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, as well as at the public reference facilities maintained at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding public companies. Shares of Ralston Stock are listed, and shares of Agribrands Stock have been approved for listing, on the NYSE and reports, proxy statements and other information concerning Ralston and Agribrands can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Agribrands intends to furnish holders of Agribrands Stock with annual reports beginning with its fiscal year ending August 31, 1998, containing consolidated financial statements audited by an independent public accounting firm.

     Agribrands has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement") under the Exchange Act covering the Agribrands Stock. This Information Statement does not contain all of the information in the Registration Statement and the related exhibits and schedules thereto, to which reference is hereby made. Statements in this Information Statement as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For more complete information as to any contract, agreement or other document filed with the Registration Statement, reference is made to the applicable exhibit or schedule to the Registration Statement. The Registration Statement and the related exhibits filed by Agribrands may be inspected at the public reference facilities of the Commission listed above.

     The principal office of Agribrands is located at 9811 South Forty Drive, St. Louis, Missouri 63124 (telephone: 314/812-0500).

     Questions concerning the Distribution should be directed to Ralston's Investor Relations Department, Ralston Purina Company, Checkerboard Square, 7T, St. Louis, Missouri 63164 (telephone: 314/982-2161). After the Distribution, holders of Agribrands Stock having inquiries related to their investment in Agribrands should contact Shareholder Inquiries, Agribrands
International, Inc., 9811 South Forty Drive, St. Louis, Missouri 63124 (telephone: 314/812-0590).

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


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INFORMATION STATEMENT
TABLE OF CONTENTS
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

                                                                          Page

AVAILABLE INFORMATION                                                             2
QUESTIONS AND ANSWERS ABOUT THE
   SPIN-OFF OF AGRIBRANDS STOCK                                                   3
SUMMARY OF CERTAIN INFORMATION                                                    6
SUMMARY OF SELECTED HISTORICAL
   FINANCIAL INFORMATION                                                          9
UNAUDITED PRO FORMA COMBINED
   FINANCIAL INFORMATION                                                         10
   FORWARD-LOOKING STATEMENTS                                                    14
INTRODUCTION                                                                     14
THE DISTRIBUTION                                                                 14
  Background and Reasons for  the
    Distribution                                                                 14
  Risk Factors                                                                   17
    No Operating History as an Independent
      Company                                                                    17
    No Prior Market for Agribrands
     Stock                                                                       18
    Possibility of Substantial Sales of
      Agribrands Stock                                                           18
    Risks Associated with Foreign
      Operations                                                                 18
    Risks Associated with the Animal
      Feeds Industry                                                             19
    Significant Competitive Activity                                             19
    Raw Material Price Volatility                                                20
    Agribrands Dividend Policy                                                   20
    Certain Anti-takeover Effects                                                20
    Effects on Ralston Stock                                                     20
    Certain Federal Income Tax
      Considerations                                                             21
  Manner of Effecting the Distribution                                           21
  Certain Federal Income Tax Consequences
  of the Distribution                                                            23
  Listing and Trading of Agribrands Stock                                        24
  Disposition of Agribrands Stock Received by
    Benefit Plans                                                                24
REGULATORY APPROVALS                                                             25
AGREEMENTS BETWEEN RALSTON AND
   AGRIBRANDS                                                                    25
  Agreement and Plan of Reorganization                                           25
  Tax Sharing Agreement                                                          30
  Bridging Agreement                                                             31
  Trademark Agreement                                                            31
  Technology License Agreement                                                   31
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS                                                         32
BUSINESS AND PROPERTIES .                                                        40
  Background                                                                     40
  Agribrands' Objectives and Strategy                                            42
  Distribution System                                                            43
  Competition                                                                    44
  Employees                                                                      45
  Raw Materials                                                                  45
  Governmental Regulation; Environmental
     Matters                                                                     45
  Properties                                                                     46
  Litigation and Regulatory Matters                                              48
MANAGEMENT                                                                       49
  Directors of Agribrands                                                        49
  Directors' Meetings, Fees
  and Committees                                                                 51
  Compensation Committee Interlocks
  and Insider Participation                                                      52
  Executive Officers of Agribrands                                               52
EXECUTIVE COMPENSATION                                                           53
AGRIBRANDS COMPENSATION AND BENEFIT
   PLANS                                                                         55
  Incentive Stock Plan                                                           55
  Savings Investment Plan                                                        59
  Deferred Compensation Plan                                                     59
  Management Continuity Agreements                                               60
RALSTON COMPENSATION PROGRAMS                                                    60
CERTAIN TRANSACTIONS                                                             61
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS OF AGRIBRANDS
   STOCK                                                                         62
DESCRIPTION OF AGRIBRANDS CAPITAL
   STOCK                                                                         64
  Authorized Capital Stock                                                       64
  Agribrands Common Stock                                                        64
  Agribrands Preferred Stock                                                     64
  Common Stock Purchase Rights                                                   65
ANTI-TAKEOVER EFFECTS OF CERTAIN
   PROVISIONS                                                                    67
  Limitations on Changes in Board
    Composition and Other Actions by
    Shareholders                                                                 67
  Preferred and Common Stock                                                     69
  Business Combinations                                                          69
  Amendment of Certain Provisions of the
    Agribrands Articles and Bylaws                                               70
  Rights                                                                         70
  Management Continuity Agreements;
    Other Severance Arrangements                                                 70
  Statutory Provisions                                                           70
INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES OF AGRIBRANDS               71
SHAREHOLDER PROPOSALS                                                            72
INDEPENDENT ACCOUNTANTS                                                          72
INDEX TO FINANCIAL INFORMATION
OF AGRIBRANDS INTERNATIONAL, INC.                                               F-1

ANNEX A - AGRIBRANDS INCENTIVE
STOCK PLAN                                                                      A-1

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
          QUESTIONS AND ANSWERS ABOUT THE SPINOFF OF AGRIBRANDS STOCK

Q.          When  will  the  spinoff  occur?

A.      The spinoff of Agribrands will occur at the close of business on March
31, 1998. In the spinoff, Ralston will distribute shares of Agribrands Stock to each Ralston shareholder. The spinoff is generally referred to as the "Distribution" throughout the rest of this document.

Q.          What  will  I  receive  in  the  Distribution?

A.       For every share of Ralston Stock, you will receive 1/10 of a share of
Agribrands  Stock,  with    a  cash payment in lieu of any fractional share of
Agribrands  Stock.    All  fractional share interests which would otherwise be
distributed  will  be  aggregated and sold by the Continental Stock Transfer &
Trust  Company,  a  distribution agent (the "Distribution Agent") and the cash proceeds  will  be  distributed to shareholders.  A book entry system is being used  to  distribute  shares  of Agribrands Stock.  In such book entry system, ownership  of  Agribrands  Stock will be recorded in the records maintained by
Continental  Stock  Transfer & Trust Company, as transfer agent (the "Transfer
Agent"),  but  physical  certificates will not be issued unless requested. You will  receive  a  statement of the shares of Agribrands Stock credited to your account with the  Transfer Agent, or, if requested, physical certificates (and any  cash  payment  in  lieu  of  any fractional shares) in a separate mailing shortly  after  March  31, 1998.  See "THE DISTRIBUTION -- Manner of Effecting
the  Distribution".

     You  will  also  receive  an  associated   common stock purchase right (a
"Right")  similar  to  the  rights  you  have with your existing Ralston Stock
(references  herein  to Agribrands Stock include a reference to the associated
Rights).    These  rights  are designed to encourage a potential acquiror of a large percentage of Agribrands Stock to negotiate with the Agribrands Board of
Directors  before  making a large purchase.  They are also designed to protect shareholders  in  the  event that someone makes a large purchase of Agribrands
Stock  that  the  Agribrands  Board  of Directors concludes is not in the best interests  of the Company and its shareholders. See "DESCRIPTION OF AGRIBRANDS
CAPITAL  STOCK--Common  Stock  Purchase  Rights".

Q.          How  do  I  request  certificates  for  my  shares?

A.       Following the Distribution, you may obtain a certificate for all or a portion of your book-entry shares by completing the transaction portion of the statement  you  receive  regarding  the shares of Agribrands Stock credited to your  account  and  returning it to the Transfer Agent.  A certificate will be mailed  to  you within approximately forty-eight hours of the Transfer Agent's
receipt  of  your  request.    The  ownership  name on the certificate will be
identical  to  that  shown  on  the  statement.

Q.          How  do  I  transfer  my  Agribrands  Stock?

A. Individuals may transfer shares by completing the applicable portion of the statement they receive regarding shares of Agribrands Stock credited to their account and returning it to the Transfer Agent, Continental Stock
Transfer  &  Trust  Company  at  2  Broadway,  New  York,  New  York  10004.
Corporations, partnerships, trusts, IRA's, and others may require additional documents for transfers. These may be obtained by calling the Transfer Agent at (800) 509-5586 and asking for the transfer department. All transfer requests must contain a Medallion signature guarantee. This guarantee can be obtained through your stock broker or a participating financial institution.


Q.          Will  Agribrands  pay  dividends?

A. The Board of Directors of Agribrands does not expect initially to pay cash dividends on the Agribrands Stock following the Distribution. Any excess cash generated by the Agribrands businesses is expected to be used to fund working capital, payment of debt, possible future acquisitions and capital expenditures, and possible purchases of Agribrands Stock from shareholders.
However,  the  Board  of Directors may change its dividend policy at any time.


     Ralston's  Board  of  Directors, at its January 29, 1998 regular meeting, declared  a  quarterly  dividend of $.30 per share  to shareholders of Ralston
Stock.    Ralston  currently is paying $1.20 per year on each share of Ralston
Stock.

Q.          Do  I  have  to  pay  taxes  on  the  receipt of Agribrands Stock?

A.        Ralston has received a ruling from the  IRS that the Distribution of
Agribrands  Stock  will be tax-free to Ralston shareholders for Federal income
tax  purposes.*    However,  any  cash  that you receive instead of fractional portions  of  Agribrands Stock will be taxable.  In addition, Agribrands Stock which  is  distributed with respect to shares of restricted Ralston Stock will
be  taxable  at  the  time  that  restrictions  lapse.    To  review  the  tax
consequences  of  the  Distribution in greater detail, see "THE DISTRIBUTION -
Certain  Federal  Income  Tax  Consequences  of  the  Distribution."


* The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information
Statement  is  provided  to  shareholders.


Q.          Will  Agribrands  Stock  be  listed  on  any  exchange?

A.     Yes, the Agribrands Stock has been approved for listing on the NYSE and
will  trade    under  the  symbol  "AGX".

Q.          What  will  happen to the trading of Ralston and Agribrands Stock?

A. Beginning on or about March __, 1998, and continuing through March __, 1998, you will only be able to sell your Ralston Stock with due bills for
Agribrands Stock. This means that you will give up your right to receive Agribrands Stock if you sell your Ralston Stock during this time. The shares of Agribrands Stock you would have received must be delivered by you to the buyer by electronically transferring ownership with the Transfer Agent as soon as you receive the statement of shares of Agribrands Stock credited to your book entry account by reason of the Distribution.

     Beginning on or about April __, 1998, we expect that investors will be able to buy and sell Agribrands Stock on a when-issued basis until the statements of shares so credited are actually issued.

     You should consult your own broker if you intend to sell your Ralston Stock after March __, 1998 and before you receive shares of Agribrands Stock in the Distribution and make sure that your broker understands your intentions with respect to such sales.


                        SUMMARY OF CERTAIN INFORMATION

This summary highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the Distribution and for a more complete description of the terms of the Distribution, you should read carefully this entire Information Statement and the other documents referred to in this Information Statement.

The Distribution -- In the Distribution, Ralston shareholders will receive one share of Agribrands Stock together with an associated common stock purchase right for every 10 shares of Ralston Stock that they own on the record date for the Distribution. The shares and rights represent a continuing interest in the Agribrands business. See "BUSINESS AND PROPERTIES -- Background".

A book entry system will be used to distribute shares of Agribrands Stock in the Distribution. In a book entry system, ownership of stock is recorded in the records maintained by the issuer's transfer agent, but physical certificates are not issued unless requested. Following the Distribution, each Ralston stockholder of record on the Distribution record date will receive a statement of the shares of Agribrands Stock credited to the stockholder's book entry account with Agribrands' Transfer Agent, Continental Stock Transfer & Trust Company. If physical certificates are thereafter requested, they will be delivered to the shareholder within approximately forty-eight hours of the receipt of the request by the Transfer Agent.

Fractional share interests will not be issued in the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of all shareholders otherwise entitled to be credited with a fractional share of Agribrands Stock, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. See "THE DISTRIBUTION - Manner of Effecting the Distribution".

If  you  have  questions  about  Ralston  or the Distribution, please contact:

Ralston  Purina  Company
Investor  Relations  Department
Checkerboard  Square,  7T
St.  Louis,  Missouri  63164
(314)  982-2161

If, following the Distribution, you have questions about the shares of Agribrands Stock which will be credited to your book entry account with the Transfer Agent, please contact:

Shareholder  Inquiries
Agribrands  International,  Inc.
9811  South  Forty  Drive
St.  Louis,  Missouri    63124
 (314)  812-0590

Following the Distribution, Continental Stock Transfer & Trust Company will serve as Transfer Agent and Registrar for Agribrands.

The Agribrands Business -- Following the Distribution, Agribrands will be a leading international producer and marketer of formula animal feeds and other agricultural products. With a worldwide network of approximately 3500 independent dealers, as well as independent and direct sales forces, Agribrands and its subsidiaries market a broad line of animal feeds and nutrition products, including feeds for hogs, dairy cows, cattle, poultry (broilers and layers), rabbits, horses, shrimp and fish. Agribrands and its subsidiaries and joint venture partners operate 72 manufacturing plants in 16 countries on 4 continents (the "Agribrands Business"). For a more detailed discussion of the Agribrands Business, please see the Sections titled
"BUSINESS AND PROPERTIES", and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

Reasons for the Distribution -- Since the sale by Ralston of its U.S. animal feeds business in 1986, the international animal feeds and agricultural products business which Ralston retained has not been a significant part of Ralston's overall business strategy. The animal feeds and agricultural products business is fundamentally different from Ralston's core pet foods and batteries businesses, and Ralston has concluded that its centralized management is not the most efficient or effective way of managing the Agribrands Business. The Board of Directors of Ralston believes that the
Distribution of Agribrands Stock will allow the Agribrands Business to be managed and operated more effectively as a separate independent publicly-owned company. It is expected that the spinoff will result in changes in organization and operation of both the Agribrands Business and Ralston's international pet products business, to the benefit of both businesses. In addition, Agribrands will be able to compensate its management with Agribrands Stock-based awards, the value of which will depend upon the operating results of Agribrands alone. Agribrands may also be able to raise capital to make acquisitions by the issuance of additional Agribrands Stock, or it may be able to use Agribrands Stock. For a more detailed discussion of the reasons for the spinoff, please read the Section titled "THE DISTRIBUTION - Background and Reasons for the Distribution".

Risk Factors -- An investment in Agribrands Stock is subject to a number of risks, among which are (i) Agribrands' lack of an operating history as an independent company; (ii) the potential of a decrease in value, or wide fluctuations in market price, of the Agribrands Stock; (iii) the potential negative effect on the Agribrands Business from competition; industry consolidation; decline in the demand for agricultural products and increases in the price of commodities and raw materials; (iv) the potential negative effect on the Agribrands Business of government intervention or regulation, currency fluctuations, foreign and US tax laws, tariffs or quotas, and restrictions on the flow of capital; (v) political and economic instability in countries or regions where the Agribrands Business is conducted, such as the recent Asian economic crises; and (vi) the potential anti-takeover effects of certain terms of Agribrands' Articles of Incorporation, Bylaws and Rights Agreement. Shareholders should carefully review the matters discussed under the Section titled "THE DISTRIBUTION - Risk Factors".

Relationship between Agribrands and Ralston after the Distribution--After the Distribution, Agribrands will be a separate company. Agribrands and Ralston will enter into agreements to assist in the separation and transition of the international animal feeds and agricultural products business and Ralston's
other  businesses.    The  agreements  deal  with  many  operational  issues,
including:

     (a) the separation of the Agribrands Business from Ralston's other domestic and international businesses;

     (b) the terms of mutual non-compete covenants between Ralston and Agribrands;

     (c) transitional services to be provided by Ralston and its affiliates, on the one hand, and Agribrands and its affiliates, on the other hand, following the
          Distribution;

     (d) the royalty-free transfer or license of technology and trademark rights from Ralston to
          Agribrands  and  its  affiliates;  and

     (e) the allocation of certain tax and other liabilities between Agribrands and Ralston.

Under these agreements, Agribrands and Ralston agree to compensate each other after the Distribution for certain losses, damages, claims and liabilities resulting from the operation of their respective businesses, as well as for certain tax liabilities. Detailed information about these agreements can be found in the Section titled "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS."






SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth Summary Selected Historical Financial Information for Agribrands International, Inc.  The
historical financial information presented may not necessarily be indicative of the results of operations or financial position that would have been obtained if Agribrands had been an independent company during the periods shown or of
Agribrands' future performance as an independent company.  The financial data set forth below should be read in conjunction with Agribrands' Combined Financial Statements and the notes thereto found elsewhere in this Information Statement.  See
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"
and "INDEX TO FINANCIAL INFORMATION".  Earnings per share data is presented elsewhere in this Information
Statement on a pro forma basis only (see "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION").


AGRIBRANDS INTERNATIONAL, INC.

Summary of Selected Historical Financial Information

(In millions except percentage data)

STATEMENT OF EARNINGS DATA

              For the three months ended
                November 30,                  For the year ended August 31,
               -------------  -----------------------------------------------

           1997    1996       1997        1996      1995       1994      1993
        --------- --------  ---------  ---------  ---------  ---------  --------

Net Sales
        $ 374.8   $ 390.0   $1,527.6   $1,401.3   $1,147.2   $1,024.5 $1,033.8

Depreciation and Amortization
           5.0        5.5       21.9       20.4      17.5      16.8       16.0

Earnings Before Income Taxes
           9.4        14.8      33.1       24.9       33.4     32.4       18.7

  As a Percent of Sales
           2.5%        3.8%      2.2%      1.8%       2.9%     3.2%       1.8%

Income Taxes
         $  5.4     $  7.8    $  24.4   $  14.0   $   18.7   $25.8   $   20.2

Net Earnings (a,b)
            4.0        7.0        8.7      10.9       14.7     6.6       (1.5)


BALANCE SHEET DATA
                 November 30,                      August 31,
                 ------------    -------------------------------------------
                    1997      1997       1996       1995       1994       1993
                    ------  ---------  ---------  ---------  ---------  --

Working Capital   $  31.2   $ 46.7   $   59.4   $   37.4   $   43.4   $   19.0

Net Property        150.3    156.9      145.6      137.1      139.0      143.6

  Additions (during the period)
                     10.9     44.1       28.5       27.1       24.9       21.7

  Depreciation (during the period)
                      4.5     19.6       19.1       17.3       16.8       16.0

Total Assets        473.3    481.2      497.8      407.8      364.2      334.0

Long-Term Debt       19.3     22.8       41.3       34.3       45.2       45.2

Ralston Equity Investment
                    179.4    198.1      190.3      139.9      130.1      111.4






(a) After-tax provisions for restructuring reduced net earnings by $3.2 in the year ended August 31, 1997, $7.2 in 1996, $1.0 in 1995,
     $2.8  in  1994,  and  $1.3  in  1993.

(b) After-tax gain on the sale of property increased net earnings by $0.3 in the three months ended November 30, 1997, $2.9 in the year ended
     August  31,  1996,  $1.1  in  1995,  $3.8  in  1994,  and  $4.3  in 1993.

                        AGRIBRANDS INTERNATIONAL, INC.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


Ralston will transfer its international animal feeds and agricultural products business to Ralston's wholly owned subsidiary, Agribrands International, Inc. The stock of Agribrands International, Inc. will be spun-off to the Ralston shareholders in a tax-free transaction. Agribrands was established by the merger of a corporation organized for the purpose of effecting the merger, and Tradico, Inc., a Delaware corporation which supplied ingredients and equipment primarily to affiliates of Agribrands. The historical combined financial statements of Agribrands reflect periods during which the various spun-off businesses operated as divisions or subsidiaries of Ralston.

The pro forma combined statement of earnings for the three months ended November 30, 1997, presents the combined results of Agribrands' operations assuming that the Distribution had occurred as of September 1, 1997. Such statement of earnings has been prepared by adjusting the historical statement of earnings to indicate the effect of estimated costs and expenses and the recapitalization associated with the Distribution as if the Distribution had occurred as of September 1, 1997.

The pro forma combined statement of earnings for the year ended August 31, 1997, presents the combined results of Agribrands' operations assuming that the Distribution had occurred as of September 1, 1996. Such statement of earnings has been prepared by adjusting the historical statement of earnings to indicate the effect of costs estimated and expenses and the recapitalization associated with the Distribution as if the Distribution had occurred as of September 1, 1996.

The pro forma combined balance sheet at November 30, 1997, presents the combined financial position of Agribrands assuming the Distribution had occurred at that date. Such balance sheet has been prepared by adjusting the historical balance sheet for the effect of changes in assets, liabilities, and capital structure associated with the Distribution as if the Distribution had occurred on November 30, 1997.

The pro forma financial statements may not necessarily reflect the combined results of operations or financial position that would have existed had the Distribution been effected on the dates specified nor are they necessarily indicative of future results.








                             AGRIBRANDS INTERNATIONAL, INC.

                         Pro Forma Combined Statement of Earnings
                           (In millions except per share data)
                               Year Ended August 31, 1997
                                       (Unaudited)

                                                      Adjustments
                                                      Related to
                                         Historical  Distribution  Pro Forma



Net Sales                             $     1,527.6                $ 1,527.6
Costs and Expenses
 Cost of products sold                      1,322.0      0.9 (b)     1,322.9
 Selling, general and administrative          158.9      3.9 (a)       163.2
                                                         0.4 (b)
 Interest                                      10.9     (4.4)(c)         7.3
                                                         0.8 (d)
 Provisions for restructuring                   3.2                      3.2
 Other (income)/expense, net                   (0.5)      -  (e)       (0.5)
                                            1,494.5      1.6         1,496.1

Earnings before Income Taxes                   33.1     (1.6)           31.5
Income Taxes                                   24.4     (2.8)(f)        21.6
Net Earnings                          $         8.7   $  1.2        $    9.9
                                            =======    =========      ======
Earnings per share (g)                                         $        0.97
                                                                     =======
Weighted average shares of common stock(g)                              10.2
                                                                     =======




(a) To reflect the incremental costs associated with becoming a stand-alone public company.

(b) To reflect the increase in net pension costs from the transfer of certain international retirement plan assets and obligations to Ralston as set out in the Agreement and Plan of Reorganization.

(c) To reflect reduction in interest expense associated with debt levels to be assumed at Distribution Date at an average rate of 12.6%.

(d)          To  reflect  amortization  of  deferred  financing  costs.

(e) No interest income has been imputed on excess cash marketable securities generated by the Distribution due to the number of alternative uses for such funds.

(f) To reflect tax effect of the above pro forma adjustments and to reflect taxes as if Agribrands was a single, stand-alone U.S. taxpayer.

(g) The number of shares used to compute earnings per share is based on the weighted average number of primary shares of Ralston stock outstanding during the twelve months ended September 30, 1997, adjusted for the anticipated 1 for 10 stock distribution.







                             AGRIBRANDS INTERNATIONAL, INC.

                           Pro Forma Combined Balance Sheet
                           (Dollars in millions - unaudited)

                              Historical     Pro Forma      Pro Forma
                              November 30,   Adjustments   November 30, 1997
                                1997


Assets
Current Assets
 Cash and cash equivalents    $   30.2   $      53.0  (a)           83.2
 Marketable securities             6.1          10.7  (a)           16.8
 Receivables, less allowance
 for doubtful accounts           112.2                             112.2
 Inventories                     110.1                             110.1
 Other current assets             10.9                              10.9
                                 -----                             -----
     Total Current Assets        269.5          63.7               333.2
                                 -----          ----               -----
Investments and Other Assets      53.5          (8.8) (a)           47.2
                                                 2.5  (c)

Property at Cost                 319.7                             319.7
Accumulated Depreciation        (169.4)                           (169.4)
                                ------         ------             ------
                                 150.3             -               150.3
                                ------         ------             ------
 Total                       $   473.3      $   57.4              $530.7
                                ======         ======             =======

Liabilities and Net Investment in Agribrands
Current Liabilities
 Current maturities of long-term debt
                                  18.3                             18.3
 Notes payable                    55.2         (17.8) (b)          37.4
 Accounts payable and accrued liabilities
                                 156.7                            156.7
 Income taxes                      8.1                              8.1
                                 -----          -----             -----
 Total Current Liabilities       238.3         (17.8)             220.5
                                 -----          -----             -----
Long-Term Debt                    19.3                             19.3
Deferred Income Taxes             11.5                             11.5
Other Liabilities                 24.8                             24.8
Net Investment in Agribrands     179.4        (179.4) (d)            -
Shareholders Equity                            254.6  (d)         254.6
                                 -----        ------              -----
 Total                         $ 473.3     $    57.4             $530.7
                                 =====        ======              =====



(a) To reflect the increase in cash and marketable securities and the transfer of certain international retirement plan assets and obligations to Ralston in accordance with the Agreement and Plan of Reorganization. Assumed the increase in cash and marketable securities would be ratable.
(b)     To reflect debt levels to be assumed by Agribrands at the Distribution
Date.
(c) To reflect deferred financing costs associated with the debt to be assumed at the Distribution Date.
(d) To reflect the planned liquidation of the remaining investment by Ralston and the issuance of Agribrands Stock.






                          AGRIBRANDS INTERNATIONAL, INC.

                      Pro Forma Combined Statement of Earnings
                         (In Millions except per share data)
                         Three Months Ended November 30, 1997
                                   (Unaudited)

                                            Adjustments
                                             Related to
                               Historical   Distribution          Pro Forma




Net Sales                        $ 374.8                           $ 374.8
Costs and Expenses
 Cost of products sold             318.7        0.3 (b)              319.0
 Selling, general and
 administrative                     39.5        0.2 (a)               39.9
                                                0.2 (b)
 Interest                            3.1         -  (c)                3.3
                                                0.2 (d)
 Gain on sale of property           (0.4)                             (0.4)
 Other (income)/expense, net         4.5         -  (e)                4.5
                                   -----       -----                 -----
                                   365.4        0.9                  366.3
                                   -----       -----                 -----
Earnings before Income Taxes         9.4        (0.9)                  8.5
Income Taxes                         5.4        (1.2)(f)               4.2
                                   -----       -----                 -----
Net Earnings                    $    4.0     $   0.3                $  4.3
                                   =====       =====                 =====
Earnings per share (g)                                      $         0.42
                                                                    =====
Weighted average shares of common stock (g)                          10.2
                                                                    =====



______________________________

(a) To reflect the incremental costs associated with becoming a stand-alone public company.
(b) To reflect the increase in net pension costs resulting from the transfer of certain international retirement plan assets and obligations to Ralston as set out in the Agreement and Plan of Reorganization.
(c) Reflecting an insignificant reduction in interest expense associated with debt levels to be assumed at Distribution Date.
(d)          To  reflect  amortization  of  deferred  financing  costs.
(e) No interest income has been imputed on excess cash and marketable securities generated by the Distribution due to the number of alternative uses for such funds.
(f) To reflect tax effect of the above pro forma adjustments and to reflect taxes as if Agribrands was a single, stand-alone U.S. taxpayer.
(g) The number of shares used to compute earnings per share is based on the weighted average number of primary shares of Ralston stock outstanding during the three months ended December 31, 1997, adjusted for the anticipated 1 for 10 stock distribution.

                           FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this Information Statement under the captions "The Distribution", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties", and elsewhere in this Information Statement which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Management cautions the reader that such forward-looking statements, such as the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitiveness of the animal feeds and agricultural products industry, potential liabilities and Agribrands' strategies, are only predictions. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in general economic and business conditions (including agricultural markets) in the various regions of the world in which Agribrands operates, Agribrands' ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors and government entities, political and economic instability in countries or regions where the Agribrands Business is conducted, the level of demand for Agribrands' products, changes in Agribrands' business strategies and other factors discussed under "THE DISTRIBUTION -- Risk Factors".

                                 INTRODUCTION

On March 28, 1996, the Board of Directors of Ralston ("Ralston Board") approved in principle a plan to spin-off its international animal feeds and agricultural products business to holders of Ralston Stock (see "BUSINESS AND
PROPERTIES").    On  March  19,  1998,  the  Ralston  Board  authorized  the contribution to Agribrands of the capital securities of Ralston's various international subsidiaries engaged in the animal feeds and agricultural products business, the acquisition by Agribrands of other assets utilized in that business in Canada and Brazil (together, the "Agribrands Business"). Following the Distribution, Agribrands will be a leading international producer and marketer of animal feeds and other agricultural products, and a successor to Ralston's over 100 years of experience in the animal feeds and agricultural products industry. Since 1927, Ralston has built and maintained its industry position by consistently providing high-quality products and customer service.

     On March 19, 1998, the Ralston Board formally approved the Distribution and declared a dividend payable to each holder of record of Ralston Stock at the close of business on March 31, 1998 (the "Distribution Date") of one share of Agribrands Stock, together with an associated Right for every 10 shares of Ralston Stock held by such holder on the Distribution Date.

                               THE DISTRIBUTION

Background  and  Reasons  for  the  Distribution

     The production and sale of animal feed was the primary business of Ralston when it was established in 1894. Although Ralston's business expanded into the human foods market with the introduction of hot cereals and other breakfast foods, the animal feeds and agricultural products business continued to be dominant until the 1950's. The development at that time of a new extruded dry dog food by Ralston revolutionized the pet food industry and transformed Ralston into primarily a consumer products company. Since then, the pet food business has continued to grow in importance to Ralston while the relative contribution of the animal feeds and agricultural products business declined. In the 1980's, Ralston's focus became increasingly directed away from the animal feeds and agricultural products business as Ralston acquired Continental Baking Company, the nation's largest wholesale baker, in 1984, and the worldwide Eveready battery business in 1986. The intention of Ralston's management to focus on consumer packaged goods and its stable of leading brands culminated in the sale of its U.S. animal feeds and agricultural products  business  to  a  subsidiary  of  British Petroleum in 1986.  British
Petroleum    did  not  acquire  Ralston's  international  animal  feeds  and agricultural products business, which became a non-core business, having limited synergies with Ralston's other international businesses.

Ralston continually reviews its businesses for means by which it can enhance the long-term interests of its stockholders. Ralston's management has focused primarily on its core businesses - pet products and battery products - seeking to gain competitive advantage by serving world-wide markets through globally-coordinated production, purchasing, distribution and marketing initiatives. Following considerable review during the past several years, the Ralston Board has approved the divestment of certain significant businesses in order to increase this focus. In 1994, Ralston spun-off Ralcorp Holdings, Inc., a subsidiary to which Ralston had contributed its breakfast cereal, baby food, cracker and cookie, coupon redemption and all-seasons resort businesses. In 1995, Ralston sold all of the capital stock of Continental Baking Company. In 1996, Ralston sold its assets associated with its cereal business in the Asia Pacific region (which it had retained in the Ralcorp spin-off), and terminated its European cereal operations. In 1997, Ralston sold its international soy protein technologies business. In line with this focus on its core businesses, Ralston attempted to sell its international animal feeds and agricultural products business to PM Holdings Corporation in 1994, but negotiations broke off as the parties were unable to agree on key terms of the transaction.

The Ralston Board believes that, after the Distribution, Ralston and Agribrands will each be able to be more focused in responding to the differing operational characteristics and competitive dynamics of their respective
businesses.    The  Agribrands  Business  requires  different  management, distribution, production and marketing strategies than Ralston has adopted in connection with its core global and predominantly consumer product-oriented businesses. The Agribrands Business functions mostly as a collection of separate entities, competing in a highly fragmented industry, which produce and sell their products to diverse customer groups in numerous foreign countries, often under different local conditions. Agribrands' animal feed customers generally are located in rural farming regions, and are either wholesalers who purchase for resale or bulk volume purchasers who purchase for use on their own farms. These customers typically require and expect a high level of technical support in connection with their purchases. The Agribrands Business has other significant differences from Ralston's other businesses: it has less intensive capital requirements; for its product distribution it relies significantly on local networks of independent dealers with whom there are long standing relationships; each local subsidiary has historically sourced its needs for raw materials locally instead of on a global basis; and although large direct consumer accounts are becoming increasingly important in certain countries, advertising and marketing to the ultimate consumer has historically been less significant than in Ralston's other businesses. Manufacturing is done locally, and because of the greater need to have products customized for local conditions, the Agribrands Business has a far wider product line than Ralston's other businesses. As a commodity based business with numerous product ingredient alternatives, the animal feeds industry is generally a lower-margin business compared to Ralston's other businesses.

However, even though each of Agribrands' operating units requires customized approaches to unique circumstances, they clearly benefit from their association with one another in terms of commodities sourcing, research and
know-how,  financial  management  and  other  management  practices.    With
Agribrands as a separate independent company, Agribrands' management will be able to concentrate its efforts and resources on the Agribrands Business, and to tailor its business strategies, capital investments and employee benefit plans to its specific requirements and the unique competitive demands of the animal feed and agricultural products industry, without regard to the corporate objectives, policies and investment standards of Ralston's other operations. In addition, it is expected that, as an independent publicly-held company, Agribrands will be able to recruit key personnel more effectively, and design more effective equity-based incentive compensation programs for its management and employees by linking their compensation much more directly to the performance of the Agribrands Business. It is anticipated that grants of stock options and restricted stock awards by Agribrands, as well as an Agribrands 401(k) plan with a significant company match for eligible employees, will place a meaningful number of shares of Agribrands Stock in the hands of Agribrands employees. In connection with its request for Rulings that the Distribution would qualify as a tax-free spin-off, Ralston has represented to the IRS that key management personnel and other key employees of Agribrands will own, or have options to acquire, approximately 0.5% of the outstanding Agribrands Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution.

Ralston believes that the separation of Agribrands from Ralston's international pet products business will be beneficial to that business as well. Ralston believes that it will be better able to implement globally coordinated production, purchasing, distribution and marketing initiatives with respect to the pet products business, free of concerns about the effect of those initiatives on the international animal feed and agricultural products business. Ralston will be better able to distribute its products through a number of channels, as it does in the United States, without the restrictions and constraints of the Agribrands dealer network. Ralston also believes that its managers in local countries will be more focused on pet products operations without being concerned with the animal feed and agricultural products business, and their efforts will be visible on a stand-alone basis, separated from animal feed results.

Despite the above benefits of separation, Agribrands believes that there is a need to retain a complete species product line in its agricultural dealer
channels.    Accordingly,  Agribrands  will continue to manufacture and offer, exclusively in those channels in Canada, certain lines of pet food which the Agribrands Business has historically produced in that country for such limited
distribution.    In  all  other  countries  in which Agribrands operates, it may offer dog and cat foods supplied by Ralston. If Ralston declines to supply basic, maintenance dog and cat foods in any country, Agribrands may manufacture such pet foods for exclusive distribution through its agricultural dealer channels. The facility in Canada which has historically produced the limited line of pet food described above, as well as animal feeds, will be retained by Agribrands following the Distribution. A facility in Colombia and one in Korea which have historically produced both animal feeds and pet food products will remain with Agribrands' subsidiaries in those countries, while facilities in Venezuela and Italy which produce both animal feeds and pet food will be acquired by Ralston subsidiaries prior to the Distribution. Because of the intermingled nature and shared manufacturing infrastructure at those facilities, Ralston and Agribrands believe it is not advisable to incur the expense of separation at this time. Agribrands will tollmill pet food for Ralston at the Colombian facility for a period of up to three years following the Distribution, and Ralston will tollmill animal feed for Agribrands at the Venezuelan and Italian facilities for a more limited period of time following the Distribution. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Agreement and Plan of Reorganization -- The Reorganization" and "--Covenants Not to Compete".

     The Distribution will afford holders of Ralston Stock the opportunity to continue their investment in either or both of Ralston Stock and Agribrands Stock, depending on their investment objectives, and the separate reporting of the results of the Agribrands Business and the remaining Ralston operations (i.e., pet products and battery products) should create a framework for increased and more focused equity research coverage of both companies by the investment community. Agribrands will be able to implement a capital structure appropriate for its business performance, and access capital markets directly. In addition, Agribrands may be able to utilize the issuance of Agribrands Stock for acquisitions. However, for a period of three years following the Distribution, Agribrands will be subject to certain restrictions on its ability to issue its capital stock. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS--Agreement and Plan of Reorganization--Certain Post-Distribution Covenants".

     Ralston and Agribrands have agreed that, as of the Distribution Date, the amount of the cash and marketable securities of Agribrands and its subsidiaries will exceed their outstanding indebtedness by $25 million. The Reorganization Agreement provides that Ralston and Agribrands will determine the amount of Agribrands cash, marketable securities and outstanding indebtedness as of that date and that payment will be made by Ralston or Agribrands, as the case may be, of a cash settlement to the extent required to ensure that the agreed level of excess cash and marketable securities will be met. It is currently anticipated that Agribrands will bear approximately $75 million of indebtedness as of the Distribution Date.

The Ralston Board believes that the cash retained by Agribrands at Distribution, as well as cash generated from Agribrands' operations should be sufficient to fund Agribrands' presently anticipated operating and capital expenditures, as well as its debt service obligations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATlON -- Liquidity and Capital Resources".

Risk  Factors

   No  Operating  History  as  an  Independent  Company

     The assets associated with Ralston's international animal feeds and agricultural products business were first contributed to Agribrands in March of 1998 for the purpose of effecting the Distribution. As a result,
Agribrands does not have an operating history as an independent company. While the Agribrands Business in the aggregate has been profitable as part of Ralston, there is no assurance that it can be operated profitably as a stand-alone public company. In addition, from time to time, certain local operations of the Agribrands Business have operated at a loss. Thresholds of materiality for the Agribrands Business will be substantially lower than for Ralston, magnifying the effect of other Risk Factors described below. Internal control systems will need to be refined and enhanced to reflect the increased financial sensitivity of local operations. Such enhancement may be made more difficult by the geographical dispersion and autonomous management structure of the Agribrands Business. Following the Distribution, the Agribrands Business will no longer be able to rely on Ralston for financial support or benefit from its relationship with Ralston to obtain credit or receive favorable terms for the purchase or sale of certain goods and services. In addition, except for certain transitional services, Agribrands will be responsible for obtaining its own sources of financing and for its own corporate administrative services such as tax, treasury, accounting, legal, research and development, information systems and human resources. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Bridging Agreement" below.

No  Prior  Market  for  Agribrands  Stock

     There has been no prior trading market for Agribrands Stock, and there can be no assurance as to the prices at which the Agribrands Stock will trade before or after the Distribution Date. The shares of Agribrands Stock have been approved for listing on the NYSE under the symbol "AGX." Until the Agribrands Stock is fully distributed and an orderly market develops, the prices at which the Agribrands Stock trades may fluctuate significantly. Prices for the Agribrands Stock will be determined in the trading markets, and may be influenced by many factors, including the depth and liquidity of the market for Agribrands Stock (which may be affected by its unique status as a United States corporation with exclusively foreign operations), investor perceptions of Agribrands and its business, Agribrands' dividend policy, and general economic and market conditions throughout the world. In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Such fluctuations have affected the share prices of many newly public issuers. Market fluctuations, as well as economic conditions, may adversely affect the market price of the shares of Agribrands Stock. See "-- Listing and Trading of Agribrands Stock", below.

     Possibility  of  Substantial  Sales  of  Agribrands  Stock

     The planned Distribution will involve the distribution of an aggregate of approximately __ million shares of Agribrands Stock to the shareholders of Ralston on the Distribution Date, representing all of the outstanding shares of Agribrands Stock. Substantially all of such shares of Agribrands Stock will be eligible for immediate resale in the public market. Investment criteria of certain large holders of Ralston Stock may dictate the immediate sale of Agribrands Stock received by them in the Distribution. In addition, fractional shares which would otherwise be issued in the Distribution will be aggregated by the Distribution Agent and sold on the open market as soon as practicable following the Distribution. Neither Ralston nor Agribrands is able to predict whether substantial amounts of Agribrands Stock will be sold in the open market following the Distribution. Any such sales, whether as a result of the Distribution or otherwise, could adversely affect the market price of Agribrands Stock. See " -- Manner of Effecting the Distribution", below.

     Risks  Associated  with  Foreign  Operations

     The Agribrands Business is currently conducted almost exclusively outside of the United States. Consequently, Agribrands is subject to a number of significant risks associated with foreign operations. The operating profits of Agribrands may be negatively affected by changes in the value of local currencies in the countries in which operations are conducted, as well as by hyperinflationary conditions such as those which have occurred in the past in several of such countries, notably Brazil, Mexico and Venezuela. The recent devaluation of the Korean currency, in conjunction with restrictions on the ability to increase selling prices and other negative economic conditions in Asian countries in general, has resulted in a significant negative effect on operating profits in the affected countries as well as for the Agribrands Business as a whole, which effect may intensify unless current conditions improve. The failure of any European country in which the Agribrands Business is conducted to join the European Union or the European Monetary Union, or delay in the expansion or formation, respectively, of those Unions, may have a negative effect on borrowing and exchange rates and economic stability in Europe. Other risks and considerations include the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses; the possibility of expropriation, confiscatory taxation or price controls; the possibility of an order from the Philippine government ordering a divestiture of a majority of the equity ownership of Agribrands' subsidiary in the Philippines; adverse changes in local investment or exchange control regulations; difficulties inherent in operating in less developed legal systems; political instability, government nationalization of business or industries, government corruption and civil unrest; and potential restrictions on the flow of international capital. In many developing countries in which the Agribrands Business is operated there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the expense and risk of doing business in such countries. In addition, social legislation in many countries in which the Agribrands Business operates may result in significantly higher expenses associated with terminating employees, distributors, joint ventures and closing manufacturing facilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS --Inflation" and "-- Outlook", and "BUSINESS AND
PROPERTIES  --  Litigation",    below.

   Risks  Associated  with  the  Animal  Feeds  Industry

     The Agribrands Business, as a supplier of animal feeds and other agricultural products, is subject to the risks and uncertainties associated with the animal production industry and the resulting fluctuations in demand for Agribrands' products. The animal production industry, and consequently the animal feeds industry, in a particular country can be negatively affected by a number of factors, including urban development; weather conditions; the prices of commodities; alternative feed sources; the market price of livestock, poultry and other animals and their food products; animal diseases (such as BSE or "Mad Cow" disease and Hong Kong Flu Virus); changes in consumer demand; real estate values; government farm programs; government regulations; restrictive quota and trade policies and tariffs; production difficulties, including capacity and supply constraints; and general economic conditions, either locally, regionally or globally. In certain markets, the increasing efficiency of available feeds has resulted in lower volume demand for feeds. Profit pressure and overcapacity in various markets has led to consolidation of both the feed production and animal production industries in those markets. Larger animal producers have tended to integrate their business by acquiring or constructing feed production facilities to meet some or all of their feed requirements, and consequently have relied less on outside suppliers of animal feeds. See "BUSINESS AND PROPERTIES -- Background" below.

   Significant  Competitive  Activity

     The Agribrands Business faces intense competition from other international as well as local and regional feed manufacturers, cooperatives, single-owner establishments and, in the case of many markets, government feed companies. Because of limited technological or capital constraints on entry to the animal feed industry and the extremely fragmented nature of that industry, new competitors with relatively modest return objectives can arise in any market at any time. In addition, lower priced alternative feed sources or methods of feeding may be elected by Agribrands' customers during times of weak economic conditions affecting their markets and operations. Competition is based upon price, product quality and efficiency, customer service and the ability to identify and satisfy animal production needs in particular countries. The Agribrands Business from time to time experiences price pressure in certain of its markets as a result of competitors' pricing practices. As the Agribrands Business operates on an international basis and markets a broad line of animal feeds and other agricultural products, it bears higher costs associated with a multi-layered distribution system, a complex production system, and tax and financing obligations imposed by its international and multi-currency structure. Such higher costs may restrict its ability to compete in particular markets on the basis of price. See "BUSINESS AND PROPERTIES -- Competition" below.

   Raw  Material  Price  Volatility

     Production requirements generally dictate that the principal raw materials used in the Agribrands Business -- grain, grain products and protein ingredients -- be sourced locally rather than regionally or globally, and as a result the costs associated with raw materials procurement are especially susceptible to currency fluctuations and fluctuations due to the local labor market, transportation, weather conditions, government regulations, price controls, economic climate, pestilence or diseases affecting yields at harvest, or other unforeseen local circumstances. Operating results may be affected by the price volatility of raw materials which constitute a substantial component of the cost of goods sold for the Agribrands Business. The rapid turnover of certain raw material inventory items and, for certain products, the ability to substitute alternative lower cost ingredients to produce feeds with specified nutritional characteristics at a lower total cost may provide Agribrands with some protection against fluctuating raw material prices. Agribrands believes that adequate supplies of its necessary raw materials are available at the present time, but cannot predict future availability or prices of such products and materials. There can be no assurance that Agribrands will be able to pass increases in raw material costs through to its customers in the form of price increases, and any such inability would have an adverse impact upon the profitability of Agribrands. See "BUSINESS AND PROPERTIES -- Raw Materials" below.

   Agribrands  Dividend  Policy

     The payment and level of cash dividends, if any, by Agribrands after the Distribution will be at the discretion of the Agribrands Board of Directors. It is expected that this decision will be based primarily upon the earnings, cash flow and financial requirements of the Agribrands Business. Restrictions on the flow of international capital may restrict the amount of funds available in the United States for the payment of dividends. The Agribrands Board of Directors currently intends that initially no cash dividends will be paid on Agribrands Stock in order to make funds available for working capital, repayment of debt, possible future acquisitions, capital expenditures, and possible repurchases of Agribrands Stock. The Agribrands Board of Directors may change its policy on dividends at any time.

   Certain  Anti-takeover  Effects

     The Agribrands Articles of Incorporation, Bylaws and Rights, and The General and Business Corporation Law of Missouri ("GBCL"), contain several provisions that could have the effect of delaying, deferring or preventing a change of control of Agribrands in a transaction not approved by the Agribrands Board of Directors. In addition, the Agribrands Board of Directors has adopted certain other programs, plans and agreements with its management and employees which may make such a change of control more expensive. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS", below.

   Effects  on  Ralston  Stock

     After the Distribution, Ralston Stock will continue to be listed and traded on the NYSE and certain other stock exchanges. As a result of the Distribution, the trading price of Ralston Stock is expected to be correspondingly lower than the trading price of Ralston Stock immediately prior to the Distribution. The combined trading prices of Ralston Stock and Agribrands Stock after the Distribution may be less than, equal to or greater than the trading price of Ralston Stock prior to the Distribution. The Board of Directors of Ralston, at its January 29, 1998 meeting, elected to maintain the level of cash dividends paid on each outstanding share of Ralston Stock at $.30 quarterly. Future dividend levels are, of course, at the discretion of the Board of Directors of Ralston.

   Certain  Federal  Income  Tax  Considerations

     Ralston has received rulings from the IRS to the effect that, among other things, for Federal income tax purposes, the transfer of assets and liabilities of the Agribrands Business to Agribrands and its subsidiaries will be tax free under Sections 368(a)(1)(D) and 361 of the Internal Revenue Code of 1986, as amended (the "Code") and that the Distribution will be tax-free under Section 355 of the Code.foot1
     The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders.
  As discussed below, cash received in lieu of fractional share interests in Agribrands Stock will generally be taxable to recipients. IRS rulings were not requested or received concerning the tax treatment of Agribrands Stock received in the Distribution by Ralston employees who hold restricted shares of Ralston Stock previously awarded as compensation. Ralston intends to treat the Agribrands Stock distributed to holders of restricted Ralston Stock as compensatory. As such, these shares of Agribrands Stock will not qualify for tax-free treatment under section 355 of the Code. Rather, pursuant to Section 83 of the Code and the underlying Treasury regulations, unrestricted shares of Agribrands Stock so distributed will be taxable to the distributee upon receipt as ordinary compensation income; and restricted shares of Agribrands Stock so distributed will be taxed as compensation when the shares become unrestricted. The continuing validity of the IRS rulings received is subject to certain factual representations and assumptions. Ralston is not aware of any facts or circumstances which should cause such representations and assumptions to be untrue. Agribrands and Ralston have also agreed to certain restrictions on their respective future actions for a period of time following the Distribution to provide further assurances that the Distribution will qualify as a tax-free distribution. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Agreement and Plan of Reorganization--Certain Post-Distribution Covenants". If the Distribution were taxable, then (i) corporate level income taxes would be payable by the consolidated group of which Ralston is the common parent, based upon the amount by which the fair market value of the Agribrands Stock distributed in the Distribution exceeds Ralston's basis therein, and (ii) each holder of Ralston Stock who receives shares of Agribrands Stock in the Distribution would be treated as if such shareholder received a taxable distribution, taxed as a dividend to the extent of such shareholder's pro rata share of Ralston's current and accumulated earnings and profits. Agribrands has agreed to indemnify Ralston and the Ralston shareholders if its actions or the actions of any of its affiliates result in such tax liability. Ralston has agreed to indemnify Agribrands for any losses which it may incur in the event that Ralston or any of its affiliates take any action which adversely impacts the tax-free nature of the Distribution. See "-- Certain Federal Income Tax Consequences of the Distribution" below and "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Tax Sharing Agreement".

     The potential corporate tax liability which could arise from an acquisition of Agribrands for a period of time following the Distribution, together with the foregoing indemnification arrangements, could have an anti-takeover effect on the acquisition of control of either company.

Manner  of  Effecting  the  Distribution

     The Distribution will be made as of the close of business on March 31, 1998 (the "Distribution Date") on a pro rata basis to holders of record of issued and outstanding Ralston Stock at the close of business on that date. A book entry system will be used to implement the distribution of Agribrands Stock in the Distribution. Ralston shareholders will not receive physical certificates representing shares of Agribrands Stock unless requested. On the Distribution Date, one certificate representing all issued and outstanding shares of Agribrands Stock, other than fractional shares, will be delivered by Ralston to the Distribution Agent. As soon as practicable thereafter, an account statement will be mailed to each shareholder stating the number of shares of Agribrands Stock received by such shareholder in the Distribution. Following the Distribution, stockholders may request physical certificates for their shares of Agribrands Stock. Holders of record of Ralston Stock on the Distribution Date will receive shares of Agribrands Stock on the basis of one share of Agribrands Stock for every 10 shares of Ralston Stock held on the Distribution Date. No fractional shares of Agribrands Stock will be issued to shareholders. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such shareholders will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of Agribrands Stock of all such sales. See "- Certain Federal Income Tax Consequences of the Distribution" below. Ralston will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Distribution Date. None of Ralston, Agribrands or the Distribution Agent will guarantee any minimum sale price for the shares of Agribrands Stock, and no interest will be paid on the proceeds of the sale of fractional interests.

Based on the number of shares of Ralston Stock issued and outstanding at ________, 1998, approximately 10.2 million shares of Agribrands Stock will be issued. All such shares of Agribrands Stock will be fully paid, nonassessable and free of preemptive rights.

The Board of Directors of Agribrands has also declared a distribution of one common stock purchase right (a "Right") for every outstanding share of Agribrands Stock, which Rights will be indicated on each shareholder's account statement reflecting ownership of Agribrands Stock, or, if requested, on physical certificates of Agribrands Stock. See "DESCRIPTION OF AGRIBRANDS CAPITAL STOCK--Common Stock Purchase Rights".

     Agribrands Stock distributed in respect of Ralston Stock held in the Ralston Purina Dividend Reinvestment Plan will be registered with the Transfer Agent in the name of the participants in that plan, and an account statement will be issued, indicating stock ownership. Participants may thereafter request physical certificates for the shares so registered. Cash payable in lieu of fractional shares of Agribrands Stock will be distributed to the participants in that plan. The number of whole shares and fractional share interests, if any, of Agribrands Stock which each participant is entitled to receive on the Distribution Date, will be determined by adding the number of shares of Ralston Stock that each such person holds of record to the number of shares of Ralston Stock then held for that person's account in the Ralston Purina Dividend Reinvestment Plan, and dividing the total by 10.

     Following the Distribution, approximately ___ million shares of Agribrands Stock will remain authorized but unissued, of which approximately ___ million will be reserved for issuance pursuant to Rghts, stock awards and stock options.

     No holder of Ralston Stock will be required to (i) pay any cash or other consideration for the shares of Agribrands Stock to be received in the Distribution; (ii) surrender or exchange shares of Ralston Stock; or (iii) take any other action in order to receive Agribrands Stock. The Distribution will not affect the number of outstanding shares of Ralston Stock.

Certain  Federal  Income  Tax  Consequences  of  the  Distribution

     As indicated above, Ralston has received rulings from the IRS (the "Tax Rulings") to the effect, among other things, that the Distribution will qualify as a tax-free transaction under Section 355 of the Code.foot2
     The rulings have not been received as of the date of this filing but it is anticipated that they will be received prior to the time the Information Statement is provided to shareholders. The Tax Rulings provide that, among other things, for Federal income tax purposes:

     (1) No gain or loss will be recognized by or be includable in the income of a holder of Ralston Stock solely as a result of the receipt of Agribrands Stock upon the Distribution;

(2)       No gain or loss will be recognized by Ralston upon the Distribution;

     (3) Assuming that a holder of Ralston Stock holds such Ralston Stock as a capital asset, such holder's holding period for the Agribrands Stock received in the Distribution will include the period during which such Ralston Stock was held;

     (4) The tax basis of Ralston Stock held by a Ralston shareholder immediately prior to the Distribution will be apportioned (based upon relative market values at the time of the Distribution) between the Ralston Stock held immediately after the Distribution and the Agribrands Stock received by such shareholder in the Distribution; and

     (5) Cash received in lieu of fractional share interests in Agribrands Stock will be taxable to the recipient shareholders as a sale or exchange of the fractional share interests.

     IRS rulings were not requested concerning the tax treatment of Agribrands Stock received in the Distribution by Ralston employees who hold restricted shares of Ralston Stock previously awarded as compensation. Ralston intends to treat the Agribrands Stock distributed to holders of restricted Ralston Stock as compensatory. As such, these shares of Agribrands Stock will not qualify for tax-free treatment under Section 355 of the Code. Rather, pursuant to
Section 83 of the Code and the underlying Treasury regulations, unrestricted shares of Agribrands Stock so distributed will be taxable to the distributee upon receipt as ordinary compensation income; and restricted shares of Agribrands Stock so distributed will be taxed as compensation when the shares become unrestricted.

     As soon as practicable following the Distribution, Ralston intends to make available to its shareholders information regarding the allocation of tax basis between Ralston Stock and Agribrands Stock.

     For a description of the agreements pursuant to which Ralston and Agribrands have provided for various tax matters, see "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS --Agreement and Plan of Reorganization and "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Tax Sharing Agreement".

     THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Listing  and  Trading  of  Agribrands  Stock

     There is currently no public trading market for Agribrands Stock. Prices at which Agribrands Stock may trade prior to the Distribution on a "when-issued" basis, or after the Distribution, cannot be predicted. In particular, until the Agribrands Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which Agribrands Stock trades will be determined in the securities trading markets and may be influenced by many factors, including among others, the depth and liquidity of the market for Agribrands Stock, investor perceptions of Agribrands and the Agribrands Business, Agribrands' dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of Agribrands' Articles of Incorporation, Bylaws and Rights, as each will be in effect following the Distribution, and of the GBCL. See "-- Risk Factors -- No Prior Market for Agribrands Stock", "-- Risk Factors -- Agribrands Dividend Policy" and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS".

The shares of Agribrands Stock have been approved for listing on the NYSE under the symbol "AGX". As of the Distribution Date, Agribrands initially is expected to have approximately _____ shareholders of record, based upon the number of holders of record of Ralston Stock as of _________, 1998. The Transfer Agent and Registrar for the Agribrands Stock will be Continental Stock Transfer & Trust Company, located at Two Broadway, New York, New York 10004.

Shares of Agribrands Stock distributed to shareholders of Ralston Stock in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Agribrands under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Agribrands after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Agribrands, and may include certain officers and directors of Agribrands as well as principal shareholders of Agribrands, if any. Persons who are affiliates of Agribrands will be permitted to sell their shares of Agribrands Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder (exclusive of the holding period requirements thereunder).

Disposition  of  Agribrands  Stock  Received  By  Benefit  Plans

     Agribrands Stock distributed in respect of Ralston Stock held in the Ralston Purina Master Collective Trust for the Ralston Purina Retirement Plan will be either sold over time or retained in the trust at the discretion of the Retirement Plan trustees, J.R. Elsesser, L.L. Fraley, C.S. Sommer and A.M. Wray, all of whom are employees of Ralston. Shares of Agribrands Stock distributed in respect of Ralston Stock held by the trustee for the Ralston
Purina Company Savings Investment Plan ("Ralston SIP"), Vanguard Fiduciary Trust Company, will be maintained in the Ralston SIP or sold as directed by the individual participants to whom such shares are attributed pursuant to the terms of the Ralston SIP. Participants will not be permitted to invest additional monies in Agribrands Stock, and after a period of time all shares of Agribrands Stock still retained by the Ralston SIP will be sold and the proceeds invested, according to participants' elections, in other funds offered by the Plan. With respect to participants in the Ralston SIP who will become employees of Agribrands, shares of Agribrands Stock allocated to them in the Ralston SIP will be transferred, along with such participants' other account balances, to a defined contribution plan to be established by Agribrands ("Agribrands SIP"). In addition, shares of Ralston's Series A ESOP Convertible Preferred Stock ("ESOP Stock") which are allocated to such participants will be converted into or redeemed for shares of Ralston Stock, pursuant to the terms of the ESOP Stock, at a time determined by investment fiduciaries of the Ralston SIP, and such shares, along with the shares of Agribrands Stock which will be distributed with respect to such shares of
Ralston Stock received in such conversion or exchange, will also be transferred to the Agribrands SIP. After a period of time, the shares of Ralston Stock still retained by the Agribrands SIP will be sold and the proceeds invested, according to participants' elections, in other funds offered by the Agribrands SIP. Agribrands Stock distributed in respect of restricted stock awards of Ralston Stock granted to employees of Ralston and its subsidiaries will be either retained on behalf of the employees granted such awards, and will be subject to the same restrictions applicable to the original restricted stock awards, or, at the discretion of the Human Resources Committee of Ralston's Board of Directors ("Ralston HRC"), may be distributed directly to such employees free of restrictions. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS--Employee Benefit Arrangements".

                             REGULATORY APPROVALS

     All material federal, state or foreign regulatory approvals required in connection with the Distribution have been obtained.

                   AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS

     For the purpose of effecting the Distribution and governing certain of the relationships between Ralston and Agribrands after the Distribution, Ralston and Agribrands have entered into the various agreements described below. The agreements summarized below have been filed as exhibits to the Registration Statement. The following descriptions do not purport to be complete and are qualified in their entirety by reference to such agreements.

Agreement  and  Plan  of  Reorganization

     Ralston and Agribrands have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements governing the relationship between Ralston and Agribrands with respect to or in consequence of the Distribution.

     The Reorganization. The Reorganization Agreement provides for the completion of the following transactions prior to the Distribution: (i) the merger of Ralston Purina International Holding Company, Inc. ("RPIHCI"), a wholly owned subsidiary of Ralston, into Ralston, with Ralston as the surviving corporation and successor to the assets and liabilities of RPIHCI, including all of the outstanding capital stock of Agribrands and of the subsidiaries engaged in the Agribrands Business throughout the world which are currently held by RPIHCI; (ii) the contribution by Ralston to Agribrands or one of its subsidiaries of the outstanding capital stock of the subsidiaries engaged in the Agribrands Business (other than in Canada and Brazil), with an aggregate net book value of $_________, as well as $________, an amount equal to the appraised value of the net assets utilized in the Canadian Agribrands Business (which assets will then be acquired by Agribrands or one of its subsidiaries from the Ralston subsidiary currently owning those assets) and $________, an amount equal to the appraised value of the capital stock of a newly formed subsidiary holding the agricultural products assets of the Agribrands Business in Brazil (which capital stock will subsequently be acquired by Agribrands); (iii) the purchase by subsidiaries of Ralston of certain assets and liabilities associated with the pet products operations currently conducted by subsidiaries of Agribrands in Guatemala, Colombia, Peru, France and Venezuela for an aggregate price of $_________, an amount equal to the net book value of such assets and liabilities; (iv) the contribution by Ralston to Agribrands or one of its subsidiaries of certain other assets utilized by Ralston and its subsidiaries in the operation of the Agribrands Business; and (v) the assumption by Agribrands and its subsidiaries of certain employee benefit plan liabilities associated with the operation of such contributed businesses. In addition, the Reorganization Agreement provides that Ralston itself will retain or assume certain other liabilities associated with the Agribrands Business, including certain employee benefit plan liabilities associated with U.S. employees or former employees of the Agribrands Business.

The Reorganization Agreement provides that, as of the Distribution Date, the amount of the cash and marketable securities of Agribrands and its subsidiaries will exceed their outstanding indebtedness by $25 million. It also provides that Ralston and Agribrands will determine the amount of Agribrands cash, marketable securities and outstanding indebtedness as of that date and that payment will be made by Ralston or Agribrands, as the case may be, of a cash settlement to the extent required to ensure that the agreed level of excess cash and marketable securities will be met.

     Indemnification. Subject to certain exceptions, the Reorganization Agreement provides for indemnification by the parties as follows:

     Ralston has agreed to indemnify Agribrands against any liabilities assumed or retained by Ralston pursuant to the Reorganization Agreement and liabilities relating to (i) any breach by Ralston or any of its subsidiaries of any covenant made in the Reorganization Agreement or any other agreement referred to therein (the "Ancillary Agreements"); (ii) any third party claim primarily relating to the actions of the Ralston Board in authorizing the Distribution; (iii) the operation of the businesses conducted, or to be conducted, by Ralston and its subsidiaries or the ownership of its assets (other than businesses and assets to be contributed to Agribrands and other former businesses associated with Ralston's international animal feeds business) both prior to and following the Distribution, except to the extent the liabilities therefor are assumed or retained by Agribrands or one of its subsidiaries pursuant to the Reorganization Agreement; (iv) with respect to employee benefit plans sponsored by Ralston, the failure of Ralston to comply with provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or of the Code, and (v) any violations of the Code, or of Federal or state securities laws, in connection with the Distribution or with any filings made with governmental agencies with respect thereto, except to the extent that such violations, or allegations of violations, result from, or are related to, the disclosure, or failure to disclose, information to Ralston's corporate staff by officers, directors, employees, agents, consultants and representatives of the Agribrands Business.

     Agribrands has agreed to indemnify Ralston against any liabilities assumed or retained by Agribrands or its subsidiaries pursuant to the Reorganization Agreement, and liabilities relating to (i) any breach by Agribrands or any of its subsidiaries of any covenant made in the Reorganization Agreement or any Ancillary Agreement, (ii) the operation of the Agribrands Business and other former businesses associated with Ralston's international animal feeds operations, or the ownership of the assets utilized in those businesses, except to the extent the liabilities therefor are assumed or retained by Ralston or one of its subsidiaries pursuant to the Reorganization Agreement, (iii) with respect to employee benefit plans sponsored by Agribrands, the failure of Agribrands to comply with the provisions of ERISA or the Code, and (iv) any violations, or allegations of violations, of Federal or state securities laws in connection with the Distribution or with any filings made with governmental agencies with respect thereto, to the extent that such violations, or allegations of violations, result from, or are related to, the disclosure, or failure to disclose, information to Ralston's corporate staff by officers, directors, employees, agents, consultants and representatives of the Agribrands Business. In addition, Agribrands has agreed to indemnify Ralston for all liabilities arising out of Ralston's continuing guarantee of any obligation of Agribrands or any Agribrands subsidiary.

The indemnities described above will be limited to the amount of the loss, less insurance proceeds, net of deductibles and allocated paid loss retro-premiums received by the indemnified party.

     Notwithstanding the foregoing, neither Ralston nor Agribrands will have any liability to the other for taxes except as provided in the Tax Sharing Agreement, described below.

     Certain Post-Distribution Covenants. The Reorganization Agreement also provides that, in order to avoid adversely affecting the intended tax consequences of the Distribution, neither Agribrands nor any of its subsidiaries will engage in certain transactions for a period of three years following the Distribution Date unless, in the sole discretion of Ralston, either (a) an opinion in form and substance satisfactory to Ralston is obtained from counsel to Agribrands, the selection of which counsel is agreed to by Ralston or (b) a supplemental ruling is obtained from the IRS, in either case to the effect that such transactions would not adversely affect the Federal income tax consequences, as set forth in the Tax Rulings, of the Distribution and related transactions to Ralston or the Ralston shareholders. Agribrands expects that these limitations will not significantly inhibit its activities or its ability to respond to unanticipated developments. The transactions subject to this provision are: (i) making a material disposition (including intra-company transfers) by means of a sale or exchange of assets, a distribution to shareholders, or otherwise, of any of its assets (other than as contemplated by the Reorganization Agreement), except in the ordinary course of business, (ii) repurchasing any Agribrands capital stock, unless such repurchase satisfies certain Federal tax requirements, (iii) issuing any Agribrands capital stock that in the aggregate exceeds twenty percent (20%) of the issued and outstanding stock of Agribrands immediately following the Distribution, (iv) liquidating or merging with any other corporation (including a subsidiary), or (v) ceasing to engage in the active conduct of a trade or business within the meaning of Section 355 of the Code.

     In addition, the Reorganization Agreement provides that, if Agribrands engages in any of the transactions referred to above, and if the Distribution fails to qualify as tax-free under the provisions of the Code by reason thereof, Agribrands will indemnify Ralston and its shareholders as of the Distribution Date against all tax liabilities, including interest and penalties, incurred by reason of the Distribution being a taxable event. Ralston has agreed to indemnify Agribrands against losses which it may incur in the event that Ralston or any of its subsidiaries take any action which adversely impacts the tax-free nature of the Distribution. In the event that the Distribution failed to so qualify as tax-free, Ralston would recognize gain upon the Distribution equal to the excess, if any, of the fair market value of the Agribrands Stock distributed on the Distribution Date over Ralston's net tax basis for the assets contributed to Agribrands by Ralston. See "THE DISTRIBUTION -- Risk Factors -- Certain Federal Income Tax Considerations".

Covenants Not To Compete. The Reorganization Agreement provides that, for a period of five years following the Distribution, Ralston and its subsidiaries will not compete anywhere in the world, directly or indirectly, in the international animal feeds and agricultural products business. The Reorganization Agreement also provides that, for a period of five years following the Distribution, Agribrands and its subsidiaries will not compete anywhere in the world, directly or indirectly, in the pet products, battery and lighting products businesses. Agribrands may, however, manufacture and offer, exclusively in its agricultural dealer channels in Canada, certain lines of pet food which the Agribrands Business has historically produced in that country for such limited distribution. In all other countries in which Agribrands operates, it may offer dog and cat foods supplied by Ralston, or, if Ralston declines to supply basic maintenance dog and cat foods in any country, Agribrands may manufacture such pet foods for exclusive distribution through its agricultural dealer channels in order to retain a complete product line in such channels. The Reorganization Agreement also provides that Agribrands will comply with the terms of the non-compete provisions applicable to Ralston and its affiliates under an agreement with E.I. Du Pont de Nemours and Company ("DuPont") relating to Ralston's sale of its protein technologies business.

Despite the covenants not to compete, however, and subject to the terms of the agreement with Du Pont, either party may acquire no more than a 15% voting, profits or equity interest in any entity engaged in an otherwise prohibited competitive business, or may acquire or own any voting, profits or equity interest in any entity as long as no more than 10% of the entity's gross sales are derived from a competitive business.

     If during the term of the above covenants not to compete, any other person acquires a voting or equity interest of 20% or more in either Ralston or Agribrands, as the case may be, the other party will be relieved of its non-compete restrictions (other than those arising under the agreement with DuPont). In addition to any other remedies at law or equity, upon breach of the covenants not to compete, and failure to cure such breach, by either party, the non-breaching party may elect to cancel all or any of the Ancillary Agreements.

     .
     Additional Covenants. The Reorganization Agreement provides that all expenses associated with the transfer of assets and businesses to Agribrands will be borne by Ralston. The Reorganization Agreement also provides that, by the Distribution Date, Agribrands' Articles of Incorporation and Bylaws will be in the forms filed as exhibits to the Registration Statement, and that the parties will take all actions that may be required to elect or otherwise appoint as directors of Agribrands the seven persons identified herein. See "MANAGEMENT -- Directors of Agribrands"- The Reorganization Agreement further provides that each of Ralston and Agribrands will be granted access to certain records and information in the possession of the other party and requires retention for a period of seven years following the Distribution of all such information in its possession, and thereafter requires that each party give the other party prior notice of the intention to dispose of such information.

     Employee Benefit Arrangements. The Reorganization Agreement contains certain agreements relating to employee benefit and compensation matters in connection with the Distribution. Generally, except as noted herein, from and after the Distribution Date, Ralston will cease to have any liability or obligation to individuals who become employees of Agribrands or one of its subsidiaries ("Agribrands Employees"), and their beneficiaries, under any Ralston benefit plans, programs or practices, and Agribrands will assume and be solely responsible for liabilities and obligations to such Agribrands Employees, and their beneficiaries, under benefit plans, programs and practices adopted by Agribrands.

     Severance Pay. Subject to local laws or regulations, Ralston and Agribrands have agreed that, with respect to individuals who, in connection with the Distribution, cease to be employees of Ralston or one of its subsidiaries and become Agribrands Employees, or vice versa, such cessation will not be deemed a severance of employment for purposes of any plan providing for the payment of severance or salary continuation, and Ralston and Agribrands will, in connection with the Distribution, if and to the extent appropriate, obtain waivers from individuals against any such assertion. To the extent severance becomes payable with respect to Agribrands Employees, or employees of Ralston or one of its subsidiaries, Agribrands or Ralston respectively, shall be responsible for such liability.

     Retirement Plans. Agribrands Employees who, prior to the Distribution, are participants in the Ralston Retirement Plan or the Ralston Internationalist Retirement Plan will remain credited with the term of service and any accrued benefit credited to such Agribrands Employee as of the Distribution Date under the terms of such Plans and upon retirement will receive retirement benefits from such Plans in accordance with their terms. However, Agribrands Employees who are participants in the Ralston Retirement Plan and who are between the ages of 50 and 54, or who have a combination of age and years of service equal to 65, will have up to the lesser of (a) five years, or (b) the number of years necessary to attain age 55, added to their years of service for purposes of determining their accrued benefit under such Plan. Agribrands will not offer a defined benefit retirement plan to its United States employees following the Distribution.

     With respect to other foreign funded pension plans, Agribrands and Ralston have agreed that assets and liabilities related to current and former employees of their respective businesses shall be transferred to (or retained in, as the case may be) the Agribrands or Ralston plan applicable to each of such current and former employees. All of such current and former employees will remain credited with the term of service and any accrued benefit credited to them as of the Distribution Date under the terms of such Plans, and upon retirement will receive pension benefits from such Plans in accordance with their terms.

     Savings Plan. Agribrands has agreed to establish the Agribrands International, Inc. Savings Investment Plan (the "Agribrands SIP"), a defined contribution plan which is intended to be a qualified plan subject to Section 401(k) of the Code, and to include therein all Agribrands Employees who immediately prior to the Distribution Date were participants in the Ralston SIP. Each Agribrands Employee will, for all purposes under the Agribrands SIP, be credited with the term of service and any account balance credited to such Agribrands Employee as of the Distribution Date under the terms of the Ralston SIP as if such service had been rendered to Agribrands and as if such account balance had originally been credited to such Agribrands Employee under the Agribrands SIP. Agribrands has agreed that the Agribrands SIP will contain a "Agribrands Stock Fund" in which matching contributions will be invested. The Agribrands SIP will provide a 50% matching contribution to the Agribrands Stock Fund for the first 6% of participant elective deferrals. Agribrands will have the option of contributing an additional amount of up to 50% of elective deferrals if its business achieves certain financial goals.

     Ralston has agreed to transfer to the Agribrands SIP an amount equal to the account balances (as of the date of transfer) attributable to the participants in the Ralston SIP who become Agribrands Employees, plus the applicable portion of any unallocated contributions and trust earnings, other than those with respect to the Ralston Purina Series A ESOP Convertible Preferred Stock ("ESOP Stock"). The Agribrands SIP will contain certain provisions deemed by Agribrands and Ralston to be necessary or appropriate to accept the transfer from the trusts funding the Ralston SIP of the account balances of Agribrands Employees. All shares of the ESOP Stock held by the trustee for the Ralston SIP on behalf of Agribrands Employees will be converted into or redeemed for shares of Ralston Stock pursuant to the terms of the ESOP Stock, at a time determined by investment fiduciaries of the Plan, and the shares of Ralston Stock received upon such conversion or redemption, and any shares of Agribrands Stock distributed in respect of such shares of Ralston Stock, will be transferred to accounts for such employees in the Agribrands SIP.

     Welfare Plans. Agribrands has agreed that, as of the Distribution Date, it will adopt such welfare benefit plans as it deems desirable to provide welfare benefits to Agribrands Employees as of that date, and Agribrands Employees will be credited with the terms of service and eligibility for benefits that they possessed under similar Ralston plans. Agribrands will assume and be responsible for all welfare benefit claims of Agribrands Employees incurred following the Distribution, and Ralston will retain liability for all welfare benefit claims of Agribrands Employees incurred under Ralston welfare plans prior to the Distribution. Ralston will also retain liability for all benefits, including retiree medical and life insurance benefits, payable under the Ralston plans, to employees of the Agribrands Business who retired or became disabled prior to the Distribution Date.

     Ralston Stock Options and Restricted Stock. The Ralston HRC has approved the amendment of existing options to acquire Ralston Stock held by Agribrands Employees so that they will become exercisable prior to the Distribution and will continue to be exercisable for a period of time after the Distribution Date in accordance with the terms of the options. It is contemplated that such acceleration will permit Agribrands Employees to exercise their Ralston options prior to the Distribution Date, and thereafter, at the Distribution, receive shares of Agribrands Stock with respect to the shares of Ralston Stock received upon exercise on the same basis as all other Ralston shareholders. As of the Distribution Date, (i) restricted shares of Ralston Stock granted under a Ralston incentive compensation plan and held by Agribrands Employees will, by their terms, immediately vest and thereafter receive shares of Agribrands Stock in the Distribution on the same basis as all other shareholders of Ralston Stock, and (ii) all other employees of Ralston who immediately prior thereto are the holders of any restricted shares of Ralston Stock will receive shares of Agribrands Stock in the Distribution on the same basis as all other shareholders of Ralston Stock, and the shares of Agribrands Stock so received will either be restricted and vest in the same manner and upon the same schedule as the underlying restricted shares of Ralston Stock, or, at the discretion of the Ralston HRC, may be distributed directly to such employees free of restrictions.

Incentive Stock Plan. Agribrands has agreed that, effective as of the day immediately following the Distribution Date, it will establish and administer an Incentive Stock Plan ("Agribrands ISP") under which the Nominating and Compensation Committee of the Agribrands Board of Directors (the "Agribrands Committee") may make stock awards and grant stock options to key employees and directors of Agribrands. Agribrands has also agreed that on the Distribution Date, the Agribrands Committee will grant Mr. Stiritz, the Chairman and Chief Executive Officer of Agribrands, an option to acquire ____ shares of Agribrands Stock, with an exercise price equal to or greater than the fair market value of the Agribrands Stock as of the date of grant, which option will be granted in lieu of salary for Mr. Stiritz' services as Chief Executive Officer for a five year period commencing on the Distribution Date.

     Deferred Compensation Plans. Agribrands has agreed that, as soon as practicable and effective as of the day immediately following the Distribution Date, Agribrands will establish and administer a deferred compensation plan (the "Agribrands Deferred Compensation Plan") which will provide benefits to Agribrands Employees and Directors. Account balances of Agribrands Employees under the Ralston Purina Deferred Compensation Plan for Key Employees (other than balances under the Fixed Benefit Option) will be transferred to the Agribrands Deferred Compensation Plan, into funds elected by the Agribrands participants, and Agribrands will indemnify Ralston against any further liability with respect to such transferred accounts.

Vacation  Pay.    Agribrands will assume all liability for unpaid vacation pay accrued  by  Agribrands  Employees  as  of  the  Distribution.

Tax  Sharing  Agreement

     Through the Distribution Date the business operations to be contributed to Agribrands by Ralston as of that date will continue to be included in the consolidated Federal income tax returns of Ralston. As part of the Distribution, Ralston and Agribrands will enter into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing, among other things, for the allocation among the parties thereto of Federal, state, local and foreign tax liabilities for all periods through 11:59 p.m. on the Distribution Date, and reimbursement by each party for any of its taxes which may have been paid or advanced by the other. The Tax Sharing Agreement provides that Ralston will be liable for certain tax liabilities through the Distribution Date, including any such liabilities resulting from the audit or other adjustment to previously filed tax returns, that Agribrands will be liable for certain foreign tax liabilities attributable to the operation of the Agribrands Business prior to the Distribution Date, and that Agribrands will be responsible for all Federal, state, local and foreign taxes attributable to the Agribrands Business after the Distribution Date. Though valid as between the parties thereto, the Tax Sharing Agreement is not binding on the IRS or foreign tax authorities and does not affect the joint and several liability of Ralston and Agribrands, and their respective subsidiaries, to the IRS or foreign tax authorities for all taxes of the consolidated group of which Ralston is the common parent, relating to periods prior to the Distribution Date.

Bridging  Agreement

     Ralston and Agribrands will enter into a Bridging Agreement pursuant to which Ralston may continue to provide certain administrative services, including but not limited to, government affairs, internal audit, library and information and other services, and Ralston and Agribrands will each provide certain other administrative and tollmilling services to the other in
individual   countries   in  which  the Agribrands  Business and Ralston's
international pet products business are conducted, for a limited period of time following the Distribution Date, subject to renewal rights. It is also currently contemplated that employees of Ralston will administer insurance plans and programs for Agribrands on an ongoing basis following the Distribution, and that Ralston's offshore insurance subsidiary will provide certain reinsurance coverage for assets and operations of Agribrands. Charges for such services will be similar to those arrived at by similarly situated independent parties bargaining at arms' length.

Trademark  Agreement

     Ralston and Agribrands will enter into a Trademark Agreement pursuant to which (i) Ralston will assign to Agribrands or one or more of its subsidiaries all of Ralston's rights in certain trademarks associated solely with the Agribrands Business, and (ii) Ralston will perpetually license to Agribrands, on a royalty-free basis, the right to use the trademarks "Purina", "Chow" and the Checkerboard logo with respect to agricultural and certain other products, subject to the rights of Purina Mills, Inc. which utilizes such trademarks in the United States. Agribrands will not be permitted to use such trademarks, however, on pet food products which it may produce or distribute, other than products tollmilled for Ralston, or provided by Ralston. Certain pet food trademarks owned by subsidiaries of Agribrands will be acquired by Ralston or its subsidiaries.

Technology  License  Agreement

     Ralston and Agribrands will enter into a Technology License Agreement pursuant to which Ralston will license to Agribrands or one or more of its subsidiaries the perpetual right to utilize Ralston's technology for animal feed and other agricultural products on a royalty-free basis, subject to the rights of Purina Mills, Inc. which utilizes such technology in the United States, and to certain rights of E.I. Du Pont de Nemours and Company which were assigned by Ralston in connection with its sale of its protein technologies business.





                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following discussion is a summary of the key factors management considers necessary in reviewing Agribrands results of operations, liquidity, capital resources, and operating segment results. This discussion should be read in conjunction with the Geographic Segment Information and the Combined Financial Statements and related notes found elsewhere in this Information Statement.

The audited Combined Financial Statements included herein may not necessarily be indicative of the results of operations, financial position and cash flows of Agribrands had it operated as a separate, independent company during the periods presented or in the future. The audited Combined Financial Statements included herein do not reflect any changes that may occur in the financing and operations of Agribrands as a result of the Distribution.


Business  Overview

Agribrands is one of the leading international producers and marketers of animal feeds and agricultural products. Agribrands' business is currently conducted almost exclusively outside of the United States. Agribrands primarily produces and sells its products in sixteen foreign countries under different local conditions. The markets in which Agribrands operates are highly competitive and sensitive to both pricing and promotion.

Agricultural products sales prices and percent of sales gross profit margins are directly influenced by changes in the underlying commodity prices for the raw materials used to formulate animal feeds. Typically, the industry operates on a unit margin basis with frequent price changes based on the underlying commodity price movements.

Agribrands, as a supplier of animal feeds and other agricultural products, is subject to the risks and uncertainties associated with the animal production industry and the resulting fluctuations in demand for Agribrands' products. The animal production industry in a particular country can be negatively affected by a number of factors, including weather conditions, commodity prices, price controls, alternative feed sources, the market price of livestock, poultry and other animals, animal diseases, changes in consumer demand, real estate values, government farm programs and other government regulations, restrictive quota and trade policies and tariffs, production difficulties, including capacity and supply constraints, labor disputes and general economic conditions.

Consolidation of the animal feed and animal production industries around the world will continue to bring about significant changes in the product production and distribution pattern. Such changes will affect the growth prospects and pricing practices of Agribrands. Future growth opportunities for Agribrands are expected to depend on its ability to implement strategies for expanding in growing, lesser-developed agricultural markets, making strategic acquisitions and divestitures, particularly in more mature markets, maintaining effective cost control programs, and developing and implementing more efficient manufacturing and distribution methodologies, while at the same time maintaining aggressive pricing and promotion of its products.


                 THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1996


Operating  Results

Net earnings for the three months ended November 30, 1997 were $4.0 million compared to $7.0 million for the same period in the prior year. Operating margins improved as gains in the Americas and Asia Pacific regions were only partially offset by lower margins in the European region. Despite the improvement in margins, net earnings declined on higher pretax foreign currency exchange and translation losses, principally in Korea and Colombia, which totaled $5.5 million for the current quarter compared to only $0.4 million during the same period last year.








Americas (excluding United States)

                                       1997     1996
Net sales                            $156.2   $147.2
Operating profit                     $  8.0   $  5.1
Operating profit as % of net sales      5.1%     3.5%



The increase in net sales of the Americas operations for the three months ended November 30, 1997 is primarily attributable to increased volume in Mexico and Venezuela. Agribrands' operations in both of these countries experienced increased demand resulting from improved economic conditions when compared to the same period last year.

Operating profit increased $2.9 million on increased volume and improved margins. The improvement in operating margins was broad-based across all operations in the Americas, but most notable in Mexico where increased shrimp feed sales, with their overall higher margins, helped to increase profitability.








Europe

                                      1997     1996
Net sales                           $102.1   $126.4
Operating profit                    $  2.1   $  3.7
Operating profit as % of net sales     2.1%     2.9%




The decrease in net sales of the European operations for the three months ended November 30, 1997 is attributable to a combination of lower prices and declines in volume. The lower selling prices were a result of lower commodity prices and currency devaluation. The decline in volume is principally attributable to an export program in Italy during 1996 that was not continued in 1997.

The European operations experienced an erosion of operating margins as gains in Hungary and Italy were more than offset by declines in France, Spain, Portugal and Turkey.








Asia Pacific

                                      1997     1996
Net sales                           $116.5   $116.4
Operating profit                    $ 10.0   $  9.8
Operating profit as % of net sales     8.6%     8.4%



Net sales in U.S. dollars in the Asia Pacific operations remained constant between the two periods as increased volume in units was offset by currency devaluation against the dollar of 24% and 13% in Korea and the Philippines, respectively, during the quarter ended November 30, 1997.

Operating profit remained strong as a result of the increased volume and favorable product mix which more than offset the decline in operating profit dollars resulting from currency devaluation. Operations in Korea remained dominant in the Asia Pacific region accounting for approximately 75% of the net sales and 60% of the region's operating profit during the most recent quarter.


Other  Income/Expense

Other income/expense, net, was unfavorable by $5.2 million for the three months ended November 30, 1997 compared to the same period last year. This is primarily attributable to higher foreign currency exchange losses on dollar denominated debt in Korea and Colombia and higher translation losses due to hyper-inflationary accounting in Mexico. Exchange losses were greatest in Korea. Continued devaluation of the Korean Won will result in additional exchange losses for the Korean operations.


Income  taxes

Income taxes, which include United States and foreign taxes, were 57% of pre-tax earnings for the three months ended November 30, 1997 compared to 53% of pre-tax earnings for the same period in the prior year. The increase in the effective rate resulted from changes in the earnings mix including increased foreign losses in countries for which no tax benefit could be recognized.


Financial  Condition

Cash flows from operations were $7.0 million and $27.2 million for the three months ended November 30, 1997 and 1996, respectively. The 1996 cash flows were substantially higher due to a $20.0 million decline in inventory levels experienced during the three months ended November 30, 1996 in response to declining commodity prices. Inventory levels increased during the three months ended November 30, 1997 but remain in line with anticipated demand.

During the three months ended November 30, 1997 cash flows used by investing activities were $11.9 million compared to $3.1 million of cash flows provided by investing activities during the same period last year. Capital expenditures, primarily to replace or enhance existing production facilities and equipment, totaled $10.9 million and $6.1 million for the three months ended November 30, 1997 and 1996, respectively. The 1996 cash flows were higher due to $8.1 million of proceeds from the sale of marketable securities.

Agribrands' capital investments and working capital needs have been partially funded with investments by and advances from Ralston. During the three months ended November 30, 1997 net cash flows provided by financing activities were $12.9 million net of $10.4 million in payments to Ralston. During the three months ended November 30, 1996 net cash flows used by financing were $7.7 million net of $15.6 million in proceeds from Ralston.


Subsequent  events

Agribrands  is  continually  evaluating  new  investment  opportunities.    In
December 1997, Agribrands invested $5.0 million in Agribrands Purina (Langfang) Feedmill Company Ltd., a new wholly owned foreign subsidiary. The new subsidiary utilized the funds along with $2 million in proceeds from the issuance of debt to acquire a feed mill in Langfang, Peoples' Republic of China. In January 1998, Agribrands acquired a feed mill in Maracay, Venezuela for approximately $5.0 million. In January 1998, Agribrands also acquired a feed mill in Spessa, Italy for approximately $8.0 million. Agribrands had previously leased the feed mills in both Maracay and Spessa. These acquisitions were funded through a combination of net proceeds from Ralston and local country borrowings. Assuming these acquisitions had occurred as of September 1, 1996, they would not have had a material effect on net sales or net earnings.


Outlook

The Americas region experienced significant improvement in operating results during its most recent quarter. The overall market conditions have improved in the region and management anticipates the Americas will continue to contribute to the overall profitability of Agribrands during 1998.

Consolidation of both the animal feed and animal production industries is accelerating throughout Europe. Agribrands has responded to this trend by restructuring and streamlining its European operations over the last few years. This has been especially prevalent in France, Spain, Portugal and Italy where this trend is likely to continue. At the same time, Turkey and Hungary have provided opportunities for growth. In December, 1997, Agribrands completed construction of its second feed mill plant in Hungary. With this increased capacity, the Hungarian operations should continue to provide strong financial results during 1998.

In recent years, the Asia Pacific region has been Agribrands' most profitable region. However, the current financial crises in the Asia Pacific region will continue to have an adverse effect on Agribrands near term results. It will be especially prevalent with the Korean operations, which represent approximately 75% of the Company's Asia Pacific net sales volume. Further devaluation of the Korean won will result in lower dollar profits for the Korean operations and increased foreign exchange losses on its dollar denominated debt. During December 1997, the won devalued an additional 33% against the dollar resulting in approximately $5 million of additional exchange losses on dollar denominated debt in Korea. The Korean operations import approximately 70% of the ingredients used in its manufacturing process. The local currency costs of these imported ingredients increase as the Korean won devalues. At the same time, the Korean operations generally request government cooperative approval before increasing its selling prices. Although this restricts management's ability to respond quickly to changing market conditions, Korean operations have been able to obtain price increases to partially offset increased ingredient costs. In spite of these current conditions, Agribrands remains committed to the Asia Pacific market and views the current financial crises as an opportunity to strengthen its market position within the region.

                  YEARS ENDED AUGUST 31, 1997, 1996 AND 1995


Operating  Results

Net earnings were $8.7 million for the year ended August 31, 1997 compared to $10.9 million in 1996 and $14.7 million in 1995. In 1997, net earnings declined as favorable margins and increased volume in the Asia Pacific and European regions were more than offset by decreased volume and lower margins in the Americas region and a $2.0 million charge incurred in connection with exiting an unsuccessful joint venture in Chile. Lower interest expense, lower restructuring costs and lower translation and exchange losses were offset by higher taxes. The increase in taxes resulted from changes in the earnings mix including increased foreign losses in countries for which no tax benefit could be currently recognized.


In 1996, net profit declined as higher volumes in most world areas were more than offset by restructuring costs associated with the streamlining of operations in advance of the planned Distribution. In addition, improved margins in the Asia Pacific region were offset by unfavorable margins in Europe and the Americas.








Americas (excluding United States)

                                       1997     1996     1995
Net sales                            $599.6   $573.7   $521.0
Operating profit                     $ 16.0   $ 20.8   $ 22.7
Operating profit as % of net sales      2.7%     3.6%     4.4%




In 1997, net sales were up 4.5% on increased prices to cover rising commodity prices. Volume in units was down in the Americas region for the year ended August 31, 1997, primarily due to declines in Mexico and Venezuela where difficult economic conditions had the greatest impact. Included in operating profit for 1997 is a $2 million charge incurred in connection with exiting an unsuccessful joint venture in Chile. The competitive pressure in Mexico and Venezuela also contributed to the decline in operating profit in 1997.

Agribrands' Americas operations experienced a 10% increase in net sales in 1996. The increase in 1996 was primarily attributable to price increases to cover rising ingredient costs. The Americas operations experienced erosion of operating profit over the 1995 through 1997 period as higher selling prices and tight control over operating expenses were more than offset by higher commodity prices.









Europe

                                      1997     1996     1995
Net sales                           $467.7   $461.5   $327.5
Operating profit                    $  1.9   $  0.1   $  5.8
Operating profit as % of net sales     0.4%     0.0%     1.8%




In 1997, net sales increased due to an acquisition in France and impact of a full year of consolidated results in Spain which were partially offset by declines in net sales in Italy and Portugal. Italy experienced declines mainly in the dairy and cattle segments which suffered from red meat concerns due to BSE or "Mad Cow" disease and reduced milk production quotas imposed by the European Union. In Portugal, volume declined in connection with a restructuring and streamlining of its operations.

European agricultural industries are mature and highly competitive. Consolidation is accelerating in both the feed production and animal production industries. As a result of these conditions, Agribrands' European operating profits have lagged the other regions of Agribrands. The operations in Hungary continue to be the largest contributor to earnings in the region. In 1997, the European operations include a $3.2 million pre-tax and after tax restructuring charge in Portugal.

The 41% increase in net sales of the European operations for 1996 is primarily attributable to the January 1, 1996 acquisition of the remaining interest of Agribrands' joint venture agribusiness in Spain. Despite the significant increase in volume in 1996, European operating profits declined as Agribrands incurred $6.4 million of pre-tax restructuring charges associated with streamlining the European operations.








Asia Pacific

                                      1997     1996     1995
Net sales                           $460.3   $366.1   $298.7
Operating profit                    $ 32.8   $ 24.3   $ 19.3
Operating profit as % of net sales     7.1%     6.6%     6.5%




Net sales of Agribrands' Asia Pacific operations increased 26% in 1997 after increasing 23% in 1996. The increases are primarily attributable to increased market share by Agribrands' operations in Korea, the Philippines and the People's Republic of China as Agribrands has pursued an aggressive growth strategy in the Asia Pacific market. In addition, a portion of the increases resulted from increased prices to cover higher commodity costs.

In 1997, operating profit increased 35% on higher volume and improved margins. The margin improvement was most notable in the Philippines where Agribrands experienced favorable ingredient costs, gains in production efficiency and strong end-product markets. Operations also remained strong in Korea accounting for approximately 75% of the net sales and 50% of the region's operating profit during 1997.

In 1996, the increase in operating profit is generally attributable to the increase in volume.


Restructuring  Activities

In 1997, Agribrands recorded provisions for restructuring which reduced earnings before income taxes and net earnings by $3.2 million. In 1996, Agribrands recorded provisions for restructuring which reduced earnings before income taxes and net earnings by $8.3 million and $7.2 million, respectively. These charges represented primarily asset write-downs and severance costs and were associated with the streamlining of the Agribrands operations in advance of the planned spin-off. The provisions provided for the severance of approximately 300 employees, most of whom were severed prior to August 31, 1997. Severance costs related to these restructuring provisions were substantially paid by August 31, 1997. The pre-tax cost savings from these restructuring activities approximated $7.0 million in 1997 and are expected to approximate $8.0 million annually beginning in 1998.


Interest  Expense  and  Other  Income/Expense

Interest expense totaled $10.9 million in 1997 compared to $13.0 million in 1996 and $12.1 million in 1995. The decrease in 1997 resulted from lower average outstanding borrowings and lower interest rates. The 1996 increase resulted primarily from higher average outstanding borrowings.

In 1997, other income/expense, net, improved by $3.8 million on lower foreign currency exchange losses in Mexico and lower translation losses in Venezuela. Other income/expense, net, was unfavorable by $7.3 million in 1996 due to higher foreign currency translation in Venezuela and higher exchange losses in Mexico and Korea.


Income  Taxes

Income taxes, which include United States and foreign taxes, were 74% of pre-tax earnings in 1997 and 56% in 1996 and 1995. The increase in the effective rate for 1997 resulted from changes in the earnings mix including increased foreign losses in countries for which no tax benefit could be currently recognized. In addition, Agribrands experienced higher taxes in 1997 because of increased repatriation of foreign earnings to the United States.


Financial  Condition

Cash flows from operations totaled $67.8 million in 1997 on increased cash earnings coupled with lower inventory and other working capital requirements. Lower inventory levels were most notable in Korea where strong fourth quarter sales volume combined with timely inventory purchases to result in a very favorable inventory position at August 31, 1997. Cash flows from operations decreased in 1996 as Agribrands experienced significant increases in receivables and inventory as a result of substantial increases in commodity prices and in support of the growth of the business.

Capital expenditures, primarily to replace or enhance existing production facilities and equipment, totaled $44.1 million, $28.5 million and $27.1 million in fiscal years 1997, 1996 and 1995, respectively.

Agribrands' capital investments and acquisitions have been partially funded with investments by and advances from Ralston. Net proceeds from Ralston were $13.7 million, $51.3 million and $0.9 million in fiscal years 1997, 1996 and 1995, respectively. The significant increase in 1996 was to support the growth of the business, including acquisitions from joint venture partners of the remaining interest in Agribrands' operations in both Spain and Hungary for $25.6 million.

Projected capital expenditures of approximately $50 million in 1998 are expected to be financed with net proceeds from Ralston as well as from funds generated from operations and borrowings from banks.

Agribrands is currently negotiating with lenders in order to obtain a committed revolving credit facility which management believes will approximate $100 million. No agreement with a bank has yet been reached, but the structure is expected to be a combined credit facility available for either letters of credit or short-term borrowings. Ralston has committed to funding Agribrands with a positive balance of cash and marketable securities net of outstanding external debt. Under this arrangement, management anticipates that Agribrands will have approximately $100 million of cash and marketable securities and $75 million of external debt at Distribution.

Cash flow from operations, net proceeds from Ralston and borrowings under various lines of credit are Agribrands' primary sources of liquidity.
Management has a strong orientation on cash flows and the effective use of excess cash flows. The combined operating, cash and equity position of Agribrands should continue to provide the capital flexibility necessary to fund future opportunities as well as to meet existing obligations.


Foreign  Exchange

International  operations  account  for  almost all of Agribrands' revenue and
operating  income.        Foreign  currency exposures arise from transactions,
including firm commitments and anticipated transactions, denominated in a currency other than an entity's functional currency and from foreign denominated revenues and profits translated into US dollars.

Agribrands periodically enters into foreign exchange forward contracts to mitigate Agribrands' economic exposure to changes in exchange rates. Company policy allows foreign currency hedging transactions only for identifiable foreign currency exposures and, therefore, Agribrands does not enter into foreign currency contracts for trading purposes where the objective is to generate profits. At August 31, 1997 and 1996, the notional value of the forward exchange contracts outstanding was $1.4 and $3.1, respectively. The calculated fair values of foreign currency contracts outstanding at August 31, 1997 approximates the notional value and all of the outstanding contracts had matured by November 15, 1997.

Agribrands generally views as long-term its investments in foreign subsidiaries with a functional currency other than the U.S. Dollar. As a result, Agribrands does not generally hedge these net investments. However, Agribrands uses capital structuring techniques to manage its net investment in foreign currencies as considered necessary. Additionally, Agribrands attempts to limit its U.S. Dollar net monetary liabilities in currencies of hyperinflationary countries.

The net investment in Agribrands' Korean operations translated into dollars using the year end exchange rates is approximately $36 million at August 31, 1997. The potential loss in value of Agribrands' net investment in Korean operations resulting from a hypothetical 10% adverse change in the quoted Korean won currency exchange rate at August 31, 1997 amounts to $3.6 million.

The net investment in all of Agribrands' foreign subsidiaries and affiliates translated into dollars using the year end exchange rates is approximately $160 million at August 31, 1997. The potential loss in value of Agribrands' net investment in foreign subsidiaries resulting from a hypothetical 10%
adverse change in quoted foreign currency exchange rates at August 31, 1997 amounts to $16.0 million.


Year  2000  Costs

Many computer systems process dates in application software and data files are based on two digits for the year of a transaction rather than a full four digits. These systems are unable to properly process dates in the year 2000 and beyond. Agribrands has developed plans to address the impact by replacing or modifying its key information and operational systems to deal with this issue. Several new information technologies have been and are being installed to achieve further productivity and cost improvements. These systems will be year 2000 compliant. Agribrands plans that all systems necessary to manage the Agribrands Business effectively will be replaced, modified or upgraded before the year 2000. Because of the significant system enhancements and replacements currently underway, Agribrands believes the costs to modify current systems to be year 2000 compliant will not be significant to Agribrands' financial results.


Inflation

Management recognizes that inflationary pressures may have an adverse effect on Agribrands through higher asset replacement costs and related depreciation and higher material costs. In addition, hyperinflationary conditions have occurred in many of the countries in which Agribrands operates. Agribrands tries to minimize these effects through geographical diversification, cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins. It is management's view however, that inflation has not had a significant impact on the consolidated operations in the three years ended August 31, 1997.


Seasonal  Factors

Sales prices and volume are both impacted by seasonal factors. As mentioned earlier, agricultural product sales prices are directly influenced by changes in the underlying commodity prices for the raw materials used to formulate animal feeds. Commodity prices are usually at their lowest in the months immediately following the fall harvest. Sales volume fluctuates somewhat seasonally as temperature affects caloric intake and weather factors influence, for example, the quantity of commercial animal feed rations purchased for cattle.

Overall, seasonal factors have a minimal impact on Agribrands' total performance in any given quarter as the factors not only have a mitigating effect on each other but they are also mitigated by the geographical diversification of Agribrands' operations

                            BUSINESS AND PROPERTIES

Background

Agribrands International, Inc. ("Agribrands"), a Missouri corporation and wholly owned subsidiary of Ralston Purina Company ("Ralston"), was originally incorporated as Tradico Missouri, Inc. on October 6, 1997. On November 18, 1997, Tradico, Inc., a Delaware corporation which was also a wholly owned subsidiary of Ralston, was merged with and into Tradico Missouri, Inc., with Tradico Missouri, Inc. as the surviving corporation. (Prior to the merger, Tradico, Inc. was engaged in the business of purchasing, on a global basis from independent third parties, both raw materials in bulk and equipment used in the manufacture of animal feeds, and selling such material and equipment to foreign-based affiliates of Ralston for use primarily in animal feed operations.) Following the merger, the name of Tradico Missouri, Inc. was
changed  to  Agribrands,  International,  Inc.    Immediately  prior  to  the
Distribution, Ralston will transfer to Agribrands (i) all of the outstanding capital stock of its international subsidiaries engaged in the agricultural products and animal feed business, (ii) an amount equal to the appraised value of the net assets utilized in the Canadian animal feed business, including a shared animal feed and pet food production facility (which assets will subsequently be acquired by Agribrands or one of its subsidiaries from the Ralston subsidiary currently owning those assets), and (iii) the value of the capital stock of a newly formed subsidiary holding the animal feed assets in Brazil (which capital stock will then be acquired by Agribrands or a subsidiary of Agribrands). In addition, Agribrands subsidiaries will retain certain production assets historically shared with Ralston's international pet products business in Songtan, Korea and Mosquera, Colombia. Prior to the Distribution, subsidiaries of Ralston will acquire certain assets and liabilities associated with the pet products operations currently conducted by subsidiaries of Agribrands in Guatemala, Colombia, Peru, France and Venezuela. (See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Agreement and Plan of Reorganization") All of the businesses to be contributed to or retained, and subsequently operated by, Agribrands and its subsidiaries are herein referred to as the "Agribrands Business".

Following the Distribution, Agribrands will be a leading international producer and marketer of animal feeds and agricultural products, and a successor to Ralston's over 100 years of experience in the animal feeds and agricultural products industry. Over the past 100 years, Ralston has built and maintained its industry position by consistently providing high-quality products and customer service. Although the business originated in the United States, it expanded throughout the world, entering the Americas (outside of the United States) in 1927, Europe in 1957, and Asia in 1967. Other than the procurement of both raw materials and finished goods for export, and minor import sales, the Agribrands Business is currently conducted exclusively outside of the United States. Ralston's United States animal feed operations
were  sold    in  1986.

Because of high transportation costs, animal feeds, as a general rule, are produced locally - close to their end markets - using available local ingredients with imported ingredients as necessary. The local markets served by the Agribrands Business vary dramatically with respect to locally available ingredients, animal species being raised, climate, real estate values and economic conditions. In order to manage effectively in this environment, day-to-day operating decisions must be made with in-depth knowledge of local factors. Consequently, the Agribrands Business has been organized as a collection of highly autonomous units on a country by country basis in sixteen foreign countries, each under the direction of a Managing Director responsible for all functions within the country. The animal feed customers of the Agribrands Business generally are located in rural farming regions, and are either wholesalers who purchase for resale or bulk volume purchasers who purchase for use on their own farms. These customers typically require and expect a high level of technical support in connection with their purchases. The Agribrands Business develops feed products, programs and information targeted to local conditions and customer needs in each of the countries in which it operates. Agribrands' staff of trained sales representatives and technicians work closely with dealers and customers to help ensure that its feed products and services are matched with the animal producer's facilities and overall management practices, as well as the nutritional needs of the particular animal species. The Agribrands Business' extensive experience and knowledge of the nutritional requirements of animals enable it to provide high-performance products that can often command a premium over other feed alternatives. Agribrands' products are designed to provide the essential nutrients that meet the needs of a particular species of animal at each phase
of  its  life  cycle.    It  continually  strives  to  maintain  a  desirable
cost-effective balance between weight gain, feed efficiency, yield, animal health and price.

The Agribrands Business currently markets a broad line of animal feeds and other nutrition products, including products for hogs, dairy cows, cattle, poultry (broilers and layers), rabbits, horses, shrimp and fish. Agribrands, through its subsidiaries and joint venture partners, operates 72 manufacturing plants in 16 countries on four continents. Agribrands' products are sold as complete feeds or as concentrates which are mixed with the customer's base ingredients. Agribrands' products are generally those marketed under the widely recognized brand names "Purina" and "Chow" and the "Checkerboard" logo, and product names such as "Omolene". Prior to the Distribution, Ralston will transfer to Agribrands a number of trademarks related to product names, and will perpetually license, on a royalty-free basis, other trademarks used in association with animal feed products. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS--Trademark Agreement".

The basic feed manufacturing process consists of grinding various grains and protein sources into a meal form and then mixing it with nutritional additives, such as vitamins, minerals and synthetic amino acids and, in some cases, medications. The resulting products are sold in a variety of forms, including meal, pellets, blocks and liquids. The combination of the nutritional value of the ingredients and the animal's ability to absorb that nutrition determines the effectiveness of a feed product. The value of a particular feed, relative to its price, is determined not only by its effect on the animal's health, but also by the efficiency with which it is converted into milk, meat or eggs, and any impact it has on the quality of those end-products. However, the premium available for higher quality animal feeds has been relatively modest, either because the differences in effectiveness are relatively modest, or because feed customers are sometimes unwilling or unable to pay higher unit prices. The challenge for the feed producer, given the relatively modest margins, is to develop products with greater effectiveness and ultimate value, but with minimal additional production cost. Agribrands' feed formulas are based upon proprietary scientific research into the nutrient content and animal absorption of the various grains and additives utilized, and it has been able to utilize this research to produce feeds with specified nutritional characteristics at a lower total cost.

The demand for particular products of Agribrands is affected by a number of factors, including urban development; weather conditions; the prices of commodities and alternative feed sources; the market price of livestock, poultry and other animals; animal diseases; changes in consumer demand; real estate values; government farm programs and other government regulations; restrictive quota and trade policies and tariffs; production difficulties, including capacity and supply constraints; and general economic conditions. When the price of grain commodities in a local market have been high, many of Agribrands' customers have in the past chosen to purchase complete rations. This often results in higher tonnage but lower margins, reflecting the higher cost of raw materials. Conversely, when commodity prices have been relatively low, animal producers have tended to provide their own grains (resulting in decreased volume) but have often purchased concentrated, nutritional additives, with higher per unit margins. Historically, the effect on profitability of lower volume during periods of low commodity prices has tended to be offset by this increase in overall unit margins. In addition, the Agribrands Business operates on an international basis, and weaknesses in particular markets can be offset by strengths in other markets.

Profit pressure and overcapacity in various markets has led to consolidation of both the animal feeds and animal production industries in those markets. Particularly in the more economically developed regions in which Agribrands operates, larger animal producers have tended to vertically integrate their businesses by acquiring or constructing feed production facilities to meet some or all of their feed requirements, and consequently have relied less on outside suppliers of animal feeds. Agribrands believes that the superiority of its products and its reputation for service and knowledgeability about animal nutrition needs allow it to effectively compete in the face of such trends.

Agribrands'  Objectives  and  Strategy

     Agribrands' objective is to enhance revenue growth and profitability by delivering premium quality products and services to its dealers and customers, expanding its strong market positions into new growing agricultural markets, maintaining effective cost control programs, and developing and implementing methods for more efficient manufacturing and distribution operations, while at the same time maintaining aggressive pricing and promotion of its products. Agribrands plans to achieve its objective through the following key strategies:

- Increase Market Share and Expand Geographically. Agribrands intends to increase sales through further penetration of existing markets and expansion into broader geographic markets. Agribrands has established fast-growing operations in the Peoples' Republic of China, Southeast Asia and Eastern Europe, and believes that, notwithstanding on-going economic crises in Asia Pacific markets, each of those regions presents significant opportunities for expansion and growth on a profitable basis. Agribrands also will continue to pursue acquisitions to expand or complement its current market areas and product lines, and to strategically invest in the development of new products.

- Accelerate Transfer of Best Practices. The decentralized management of the Agribrands Business and its organization into highly autonomous regions permits quick, focused response to the needs of local customers and to trends in each country or region, while its international affiliation permits local Agribrands businesses to benefit from their association with one another in terms of commodities sourcing, product development and know-how, financial management and other management practices. Agribrands management believes that the communication and application of such "best practices" throughout its operations can be improved and accelerated in order to optimize the individual performance of each local affiliate.

-          Leverage  Existing  Distribution  System.    Agribrands'  existing
distribution network of over 3500 independent and primarily exclusive dealers represents a core strength of the Agribrands Business, and presents significant opportunities for introducing new products and product line extensions as well as developing new business relationships. Agribrands will continue to utilize these dealers as an extremely valuable resource for identifying customer needs and product opportunities, as well as an extremely efficient means, in terms of both costs and time, of bringing new product developments to market.

- Maximize Operating Efficiencies. Agribrands intends to embark on a number of cost-saving and productivity programs as part of its strategy to maximize operating efficiencies. Since 1995, the Agribrands Business has restructured or divested underperforming assets, and is actively reviewing measures to reduce excess capacity and exit unprofitable markets. Agribrands will operate with a minimal management staff, and intends to take other steps which will reduce its selling and distribution expenses, including reducing administrative and operating costs. Regional management is continually reviewing the development and implementation of more efficient manufacturing and distribution practices. Management also intends to utilize Agribrands' global market knowledge to source commodities at lower cost and maintain research and development and training of technical support staff on an efficient basis.

- Introduce Better Workforce Incentives. Agribrands is redesigning its compensation programs to motivate its workforce to achieve Agribrands' strategic goals. By providing its workforce, and especially its executives and key management personnel, with compensation programs that contain a significant equity component, Agribrands intends to align their personal interests with those of Agribrands' shareholders, thereby motivating them to enhance long-term value. Included among these programs is the creation of the Agribrands SIP. In connection with its request for the Tax Rulings, Ralston has represented to the IRS that key management personnel and other employees of Agribrands will own, or have options to acquire, approximately 0.5% of the outstanding Agribrands Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution. See "EXECUTIVE COMPENSATION" and "AGRIBRANDS COMPENSATION
AND  BENEFIT  PLANS  --  Incentive  Stock  Plan".

Distribution  System

     Products of the Agribrands Business are distributed primarily through a network of over 3500 independent dealers and over 1800 direct or indirect sales personnel throughout the world. In some countries, particularly in the Americas, products are sold directly to over 5000 large customer accounts. Agribrands products are available through approximately 50,000 independently owned sales and retail locations.

Competition

     The animal feed business, which has substantial excess capacity in certain regions of the world, is extremely fragmented and generally highly competitive. The Agribrands Business faces intense competition in most of its markets from other large feed manufacturers, including, in certain countries, large multinational corporations such as Cargill, Inc. and Charoen Pokphand, cooperatives, single-owner establishments and, in a number of countries, government feed companies. Some of these competitors are larger and have greater financial resources than Agribrands will have, following the Distribution, and in some countries, government feed companies may have significant financial and political advantages. Because of limited technological or capital constraints on entry into the animal feed business, new competitors with relatively modest return objectives can arise in any market at any time. In addition, less effective but lower priced feed sources become an especially attractive alternative to Agribrands' products when livestock, poultry and other animal prices are low and customers are unwilling to pay a premium for quality feeds. Although the strength of competitors varies by geographic area and product line, Agribrands believes that no other current competitor produces and markets as broad a line of animal feed products in as many countries as Agribrands.

Both the animal feeds and animal production industries are consolidating, and this trend is expected to continue. In the past, the Agribrands Business has been successful in generating sales to large producers. However, the tendency of large producers to vertically integrate their businesses by acquiring or constructing feed production facilities has at times led to significantly less reliance on outside suppliers of feed. As the consolidation of animal producers continues, competition is likely to increase among independent feed suppliers, and that industry is also likely to consolidate.

Much of the competition in the animal feeds and agricultural products industry centers around price due to the commodity-like aspects of basic animal feed. The Agribrands Business generally bears higher costs associated with a multi-layered distribution system, a complex production system, and tax and financing obligations imposed by its international and multi-currency structure. Such higher costs may restrict its ability to compete in particular markets on the basis of price. However, Agribrands believe that product quality, customer service and the ability to identify and satisfy animal production needs in individual markets are also significant competitive factors. The Agribrands also believes it has significant advantages due to its extensive dealer distribution network, its nutritional expertise, its ability to convert its research and technology into products which meet the diverse requirements of its customers in different markets under different economic circumstances, its high level of customer service and the responsiveness of its locally autonomous structure, and the breadth, quality and efficacy of its product lines. The animal feeds and agricultural products business is expected to remain highly competitive in the foreseeable future. Future growth opportunities for the Agribrands Business are expected to depend on Agribrands' ability to implement its strategies for competing effectively in new, growing agricultural markets, maintaining effective cost control programs, making strategic acquisitions, and developing and implementing methods for more efficient manufacturing and distribution operations, while at the same time maintaining aggressive pricing and promotion of its products.

In 1986, Ralston sold the outstanding capital stock of its Purina Mills, Inc. subsidiary, which was engaged in the animal feed and agricultural products business in the United States to a subsidiary of British Petroleum. In connection with that sale, Purina Mills, Inc. was granted a perpetual license in the United States with respect to certain significant trademarks which are currently used in the Agribrands Business outside of the United States. Although Agribrands does not currently compete with Purina Mills, Inc. in the United States, there are no legal restrictions on Agribrands' expanding into that market, subject to the exclusive rights of Purina Mills, Inc. to utilize such trademarks and trade names, and certain technologies, in the United States.

Employees

     After  the  Distribution,  Agribrands  will  employ  approximately  50 administrative employees in the United States, and approximately 5500 production, sales, marketing and administrative employees throughout the
world.    Approximately  26%  of  Agribrands'  international  employees  are represented by labor unions. Agribrands believes it has good relations with its union and nonunion employees.

Raw  Materials

     Agribrands manufactures its feed products from raw ingredients ranging from widely-traded commodities, such as corn, milo, meat meal, soybean meal and wheat middlings, to more specialized ingredients such as vitamins, minerals, medications and synthetic amino acids, such as lysine and methionine. Historically the Agribrands Business has purchased most of its requirements locally through purchasing agents based regionally or in local countries. It is anticipated that purchases of some of these ingredients will be shifted to a central purchasing operation so that the Agribrands Business may further reduce the delivered cost of such ingredients.

The raw materials used by the Agribrands Business are generally available from a number of different sources. In the past the Agribrands Business has not experienced any significant interruption in availability of raw materials. Agribrands affiliates do not typically enter into long-term contracts for the purchase of ingredients. The cost of raw materials used in the products manufactured by the Agribrands Business may fluctuate due to weather conditions, crop disease or pestilence, government regulations, economic climate, labor disputes or other unforeseen circumstances, and such fluctuation may be volatile. Sales prices of agricultural products, a large portion of the production cost of which are represented by the costs of raw materials, are adjusted frequently to reflect changes in raw material costs; price controls in certain local markets can, however, restrict the ability to fully recover increases in the costs of raw materials. The rapid turnover of certain raw material inventory items, and the ability to substitute ingredients in some of these products, can provide further protection against fluctuating raw material prices. The Agribrands Business has used the futures markets, options and other risk management tools designed to protect its margins on firm purchase price sales contracts with customers and to lock in prices to support promotions on various products. Management has extensive experience in purchasing ingredients in the commodity markets. From time to time, management has taken positions in various ingredients to assure supply and to protect margins on anticipated sales volume. Although Agribrands intends to continue to use these risk management tools to hedge or protect against such risks, it does not intend to speculate in the commodity markets, and intends to maintain a relatively low dollar level of risk related to open market positions.

Governmental  Regulation;  Environmental  Matters

The operations of the Agribrands Business are subject to regulation by various common market and local governmental entities and agencies and various common market and local laws and regulations with respect to environmental matters, including air and water quality, noise pollution, underground fuel storage tanks, waste handling and disposal and other regulations intended to protect public health and the environment. Many European countries, as well as the European Union, have been very active in adopting and enforcing environmental regulations. In many developing countries in which the Agribrands Business operates, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the risk and expense of doing business in such countries.

     While it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment, in the opinion of management, based upon the information currently available, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities, will not have a material effect on Agribrands' financial position but could be material to capital expenditures or earnings.

Properties

     Agribrands' principal properties are its animal feed manufacturing locations. Shown below are the locations of the principal properties of Agribrands, all of which, except as indicated, will be owned by Agribrands or its wholly owned subsidiaries following the Distribution. Agribrands will lease the office space in St. Louis County, Missouri where its principal executive offices will be located. Although a substantial number of these manufacturing facilities are more than twenty years old, the management of Agribrands believes its facilities are adequately maintained and are suitable and adequate for the purposes for which they are used. During the fiscal year ended August 31, 1997, the utilization of these facilities averaged approximately 70% of capacity, and management believes that existing capacity should be sufficient.

BRAZIL
Canoas
Carmo  do  Cajaru  (1)
Inhumas
Maringa
Paulinia
Recife
Volta  Redonda

CANADA
Addison,  Ontario
Courtice,  Ontario  (1)
Drummondville,  Quebec
Palmerston,  Ontario
St.  Romuald,  Quebec
Strathroy,  Ontario
Woodstock,  Ontario

COLOMBIA
Bucaramanga  (1)
Buga
Cartagena
Ibaque  (1)
Medellin  (1)
Mosquera

FRANCE
Chatillon  (2)
Courchelettes
Limoges  (2)
Longue
Pommevic
St.  Ybard  (2)
Sorcy

GUATEMALA
Guatemala  City

HUNGARY
Kaposvar
Karcag

ITALY
Borgoratto
Sospiro
Spessa
San  Felice
Termoli

KOREA
Kunsan
Pusan
Songtan

MEXICO
Cuautitlan
Guadalajara
Merida  (2)
Mexicali
Monterrey
Obregon
Salamanca
Tehuacan


PEOPLE'S  REPUBLIC  OF  CHINA
Fushun  (2)  (3)
Langfang
Nanjing  (2)
Yantai  (2)

PERU
Arequipa  (1)
Chiclayo
Lima

PHILIPPINES
Pulilan
Villasis

PORTUGAL
Benavente  (4)
Cantenhede

SPAIN
Benavente
Dos  Hermanas
La  Coruna
Marcilla
Merida
Torrejon
Valencia

TURKEY
Gonen
Luleburgaz

VENEZUELA
Barcelona
Cabimas  (2)(4)
Maracaibo
Maracay

Hatcheries
Valencia,  Venezuela


In addition to the properties identified above, Agribrands and its subsidiaries will own and/or operate sales offices, regional offices, storage facilities, distribution centers and terminals and related properties.


(1)  Leased   (2)  Joint  Venture    (3) Under Construction     (4)To  be
                                                                  Divested



Litigation  and  Regulatory  Matters


     In October of 1997, Agribrands' subsidiary in the Philippines applied for a renewal of its license to warehouse corn, rice and by-products thereof at its facility in Pulilan. The Philippine National Food Authority (the "NFA") denied the renewal, although it has subsequently granted a temporary permit to continue such operations, and also asserted that the Agribrands subsidiary has violated applicable law regarding limited foreign ownership of Philippine businesses engaged in the corn/rice industry. The NFA requested that the U.S. parent of the Agribrands subsidiary, which owns 100% of the subsidiary's outstanding capitol stock, file a plan for the divestiture of at least 60% of its equity ownership. An administrative appeal of the denial of the license has been filed, and, based upon the opinion of its Philippines counsel, Agribrands believes that it will prevail. The denial of the license has not disrupted the transaction of business pending a final decision. Agribrands is challenging the NFA interpretation that the restrictions regarding foreign ownership, and its request for a plan of divestiture, apply to Agribrands operations in the Philippines. Agribrands believes that in the event it is ultimately unsuccessful in its challenge, it will have a substantial period of time in which to complete the divestiture.

     Various  tax  and  labor claims have been asserted against the Agribrands
Business in Brazil. The claims arose principally from monetary corrections made in connection with the institution of economic plans by prior Brazilian administrations to control inflation.

     A claim has been asserted against the Agribrands Business in connection with its withdrawal from an unsuccessful joint venture in Chile. Efforts to settle the claim have heretofore been unsuccessful and it is anticipated that the parties will submit the dispute to arbitration in Santiago, Chile.

     Ralston or local subsidiaries engaged in the Agribrands Business are parties to a number of other legal proceedings in various foreign jurisdictions arising out of the operations of the Agribrands Business. Liability for these proceedings will be assumed by Agribrands except to the extent liability is assumed by Ralston in the Reorganization Agreement.

     Many of the foregoing legal matters are in preliminary stages, involve complex issues of law and fact and may proceed for protracted periods of time. The amount of alleged liability, if any, from these proceedings cannot be determined with certainty; however, in the opinion of Agribrands management, based upon the information presently known, as well as upon the limitation of its liabilities set forth in the Reorganization Agreement, the ultimate liability of Agribrands, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to the financial position of Agribrands but could be material to results of operations or cash flows for a particular quarter or annual period.

                                  MANAGEMENT

Directors  of  Agribrands

     Pursuant to the Agribrands Articles of Incorporation and Bylaws, the Board of Directors of Agribrands (the "Agribrands Board") will consist of not less than three and no more than twelve individuals, divided into three approximately equal classes, with each class serving a three year term. The exact number of directors will be set from time to time by resolution of the Board. Initially following the Distribution, the Agribrands Board will consist of seven individuals, only one of whom will be an employee of Agribrands and three of whom will be officers or directors of Ralston. The following table sets forth information as to the persons who will serve as directors of Agribrands following the Distribution, their class membership, and their original terms (the directors' ages are as of December 31, 1997). It is presently intended that Mr. Stiritz will serve as Chairman of the Board of Directors.


                                   Initial
                                    Term
                     Age           Expires               Information


David  R.  Banks      60            1999     Chairman of the Board and Chief
                                             Executive Officer,  Beverly
                                             Enterprises, Inc.  (health care
                                             services).  Also a director
                                             of  Nationwide Health Properties,
                                             Inc., Ralston Purina Company and
                                             Wellpoint Health  Networks,  Inc.

Jay  W.  Brown        52            1999     President and Chief Executive
                                             Officer, Protein  Technologies
                                             International, Inc., a subsidiary
                                             of  E.I. DuPont de Nemours  and
                                             Company (soy protein products)and
                                             former Vice President, Ralston
                                             Purina  Company  and  former
                                             Chairman and Chief Executive
                                             Officer, Continental Baking
                                             Company  (fresh  bakery products).
                                             Also a director of Foodmaker, Inc.

M.  Darrell  Ingram   65            1999     Chairman of the Board, Red Fox
                                             Environmental Services, Inc.
                                             (pollution control services).
                                             Retired President and  Chief
                                             Executive  Officer,  Petrolite
                                             Corporation.  Also a director of
                                             Ralston  Purina  Company.

H.  Davis  McCarty    57            2000     Private Consultant for agri
                                             business marketing and strategic
                                             planning. Former President,
                                             Consolidated Nutrition, LC.,
                                             subsidiary  of  Archer  Daniels
                                             Midland and AGP, Inc. (animal
                                             feed manufacturing). Former
                                             Chairman  and President of
                                             Innovative Pork concepts
                                             subsidiary  of  Central  Soya.
                                             Former Chief Executive of
                                             Genetics and Trading Businesses,
                                             BP Nutrition division of British
                                             Petroleum PLC and former Vice
                                             President,  Purina  Mills,  Inc.

Joe  R.  Micheletto   61           2000      Chief Executive Officer and
                                             President, Ralcorp Holdings,
                                             Inc.(food company). Former Vice
                                             President and Controller,
                                             Ralston Purina Company. Also a
                                             director of Ralcorp Holdings,
                                             Inc. and Vail Resorts, Inc.

Martin  K.  Sneider   55           2001      Adjunct Professor of Retailing,
                                             Washington  University  of  St.
                                             Louis,  Missouri.  Former
                                             President of Edison Brothers
                                             Stores, Inc. (retail operation).
                                             Also a Director of CPI
                                             Corporation. In November, 1995,
                                             Edison Brothers filed for
                                             protection under Chapter 11 of
                                             the  Federal Bankruptcy  Code.
                                             Mr. Sneider had been President
                                             until April, 1995.

William  P. Stiritz   63           2001      Chairman of the Board, Chief
                                             Executive Officer and
                                             President,  Agribrands
                                             International, Inc. Chairman
                                             of the Board and  former Chief
                                             Executive Officer and
                                             President of Ralston Purina
                                             Company. Also  a director of
                                             Angelica Corporation, Ball
                                             Corporation, The May
                                             Department Stores Company,
                                             Ralcorp Holdings, Inc.,
                                             Reinsurance Group of America,
                                             Inc. and Vail  Resorts,  Inc.



Directors'  Meetings,  Fees  and  Committees

     The Agribrands Board expects to have four regularly scheduled meetings per year, and will hold such special meetings as it deems advisable, to review significant matters affecting Agribrands and to act upon matters requiring Board approval. Non-management directors will receive an annual retainer of $20,000, and will also be paid $1,000 for attending each regular or special Board meeting and $1,000 for attending each standing committee meeting. Agribrands will also pay the premiums on Directors' and Officers' Liability and Travel Accident insurance policies insuring directors.

     Agribrands will adopt the Agribrands International, Inc. Non-Qualified Deferred Compensation Plan (the "Agribrands Deferred Compensation Plan"). Under the Agribrands Deferred Compensation Plan (in which key employees, Executive Officers and Directors are eligible to participate), any non-management Director may elect to defer, with certain limitations, all retainers and fees. Deferrals will be invested in accordance with the investment elections made by the participant in his or her annual deferral election. Investment options will mirror the investment funds offered by the
Agribrands SIP, including an Agribrands  Stock  equivalent  option.    Each
participant's account will be increased or decreased at least quarterly to reflect the gain or loss on the funds invested pursuant to his or her investment election. Any assets set aside by Agribrands to satisfy its obligations under the Agribrands Deferred Compensation Plan will remain subject to the general creditors of Agribrands. Deferrals and related earnings will be paid out in a lump sum in cash to the Director at the Director's termination of service, or total disability or to the Director's estate or beneficiary upon the Director's death.

     The Agribrands ISP also provides that non-management directors may be granted non-qualified stock options to acquire shares of Agribrands Stock and other Agribrands Stock awards. For a more complete description of the Agribrands ISP and the tax consequences to participants of awards under that plan, see "AGRIBRANDS COMPENSATION AND BENEFIT PLANS--Incentive Stock Plan". Presently no awards under the Agribrands ISP have been made or are contemplated to be made to any of the non-management Directors, although a stock option award will be granted to Mr. Stiritz. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Agreement and Plan of Reorganization -- Incentive Stock Plan" and "AGRIBRANDS COMPENSATION AND BENEFIT PLANS -- Incentive Stock Plan".

Prior to the Distribution, the Agribrands Board is expected to establish and designate specific functions and areas of oversight to a Nominating and Compensation Committee and an Audit Committee. Directors who are also employees or officers of Agribrands will not be permitted to serve on either committee. A description of these standing committees and the identity of their expected members follows:

     Nominating and Compensation Committee - M.D. Ingram (Chairman), D.R. Banks, J.W. Brown, H.D. McCarty, M.K. Sneider.

     The Nominating and Compensation Committee will consist entirely of non-management Directors free from interlocking or other relationships that might be considered a conflict of interest. It will recommend to the Board nominees for election as Directors and Executive Officers of the Company. Additionally, it will make recommendations to the Board regarding election of Directors to positions on committees of the Board and compensation and benefits for Directors. The Nominating and Compensation Committee will consider suggestions from shareholders regarding possible Director candidates. This Committee will also set the compensation of all Executive Officers and administer the Agribrands Deferred Compensation Plan and the Agribrands ISP, including the granting of awards under the latter plan. It will also review the competitiveness of management compensation and benefit programs, and principal employee relations policies and procedures.

     Audit Committee - D.R. Banks (Chairman), J.W. Brown, M.D. Ingram, H.D. McCarty, J.R. Micheletto, M.K. Sneider.

     The Audit Committee will consist entirely of non-management Directors. It will be responsible for matters relating to accounting policies and practices, financial reporting, and internal controls. It will recommend to the Board the appointment of a firm of independent accountants to examine the financial statements of Agribrands, and will review with representatives of the independent accountants and the Chief Financial Officer the scope of the examination of Agribrands financial statements, results of audits, audit costs, and recommendations with respect to internal controls and financial matters. It will also review non-audit services rendered by Agribrands' independent accountants and will periodically meet with or receive reports from principal corporate officers.

Compensation  Committee  Interlocks  and  Insider  Participation

     Mr. Stiritz, Chief Executive Officer and Chairman of the Board of Agribrands ,is Chairman of the Nominating and Compensation Committee of the Board of Directors of Ralcorp Holdings, Inc. Mr. Micheletto, a director of the Company, is the Chief Executive Officer and President of Ralcorp Holdings, Inc.

Executive  Officers  of  Agribrands

     Agribrands' senior management team (the "Executive Officers") will consist primarily of individuals currently responsible for the management of the Agribrands Businesses. Ages shown are as of December 31, 1997.

     William P. Stiritz will be Chief Executive Officer, President and Chairman of the Board for Agribrands. Mr. Stiritz joined Ralston in 1963 and served as Chief Executive Officer and President of Ralston from 1982 until his
retirement  in  1997.    Age:  63.

     David R. Wenzel will be Chief Financial Officer for Agribrands. Mr. Wenzel joined Ralston's Protein Technologies subsidiary as Director of Corporate Planning in 1993 and in 1994 became Director of Strategic Planning for Ralston. Prior to joining Ralston, Mr. Wenzel was a Manager, Tax Services, for Price Waterhouse LLP in their St. Louis office. He has served as the Chief Financial Officer for Ralston's international agricultural
products  business  since  1996.    Age:  34.

     Bill G. Armstrong will be Chief Operating Officer for Agribrands. Mr. Armstrong re-joined Ralston in 1989. He served as Managing Director of Ralston's international agricultural products Philippine operations from 1992 to 1995; international agricultural products Regional Chief Executive Officer
- South Asia from 1995 to 1997; and as Executive Vice President of Operations for Ralston's international agricultural products business since 1997. Age:
49.

     Gonzalo Dal Borgo will be Chief Operating Officer - Americas Region for Agribrands. Mr. Dal Borgo joined Ralston in 1968. He served as President and Managing Director for Ralston's international agricultural products Brazilian
and  South  American  operations  from  1991  to  1994;    and  international
agricultural  products Regional Chief Executive Officer - Americas since 1994.
Age:  57.

     Kim Ki Yong will be Chief Operating Officer - Asian Region (North) for Agribrands. Mr. Kim re-joined Ralston in 1980. He served as President and Chief Executive Officer of Ralston's international agricultural products Korean operations from 1993 to 1995; and international agricultural products Regional Chief Executive Officer - North Asia since 1995. Age: 52.

     Eric Poole will be Chief Operating Officer - Europe Region for Agribrands. Mr. Poole re-joined Ralston in 1978. He served as Vice President
- Americas for Ralston's international agricultural products operations from 1993 to 1995; and as international agricultural products Regional Chief
Executive  Officer  -  Europe  since  1995.    Age:  52.

     Michael Costello will be Secretary and General Counsel for Agribrands. Mr. Costello joined Ralston in 1989 and has served as International Counsel for Ralston's international agricultural products business since that time. Mr. Costello practiced international, corporate and commercial finance law at the law firm of Thompson & Mitchell (now Thompson & Coburn) in St. Louis,
Missouri from 1982 to 1989, and specialized in international transactions at Nordic Law Consultants in Brussels, Belgium from 1977 to 1980. Age: 45.

     Robert  W.  Rickert,  Jr.  will be Treasurer for Agribrands.  Mr. Rickert
joined  Ralston  in  1975.    Mr.  Rickert  served  as  Ralston's  Manager,
International Finance from 1986 to 1988; Director International Finance - Latin America, Middle East, and Africa from 1988 to 1992; and as Director of International Finance Services for the international agricultural products
business  since  1990.        Age:  46.

All of the individuals named above that are currently employed by Ralston or one of its subsidiaries will resign from such positions effective as of the Distribution Date.


                            EXECUTIVE COMPENSATION

     All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Nominating and Compensation Committee of the Agribrands Board (the "Agribrands Committee"). The Agribrands Committee consists entirely of non-management directors. It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, annual cash bonus and long-term stock-based incentive awards.


Salaries will be based, among other factors, on the Agribrands Committee's assessment of the executive's responsibilities, experience and performance; compensation data of other companies; and the competitive environment for attracting and retaining executives.

     It has been determined, however, that for the first five years of operations, and thereafter at the discretion of the Agribrands Committee, Mr. Stiritz will not receive a salary, but instead will be granted, on the Distribution Date, under the terms of the Agribrands ISP, an option to acquire ___ shares of Agribrands Stock. The option will be granted with an exercise price equal to or greater than the fair market value of the Agribrands Stock at Distribution, as determined by the Agribrands Committee, and will become exercisable on the fifth anniversary of the date of grant, provided that if Mr. Stiritz terminates his employment prior to that time, a pro rata portion of the award will accelerate and become immediately exercisable. The option will remain exercisable for a period of ten years after the date of grant.

     It is anticipated that cash bonuses will be set each year at or following the end of Agribrands' fiscal year. Factors, among others, to be considered in determining the amount of cash bonuses will be the officer's individual performance (including the quality of strategic plans, organizational and management development, special project leadership and similar manifestations of individual performance); the financial performance of the officer's business unit relative to the business plan (including such areas as sales volume, revenues, costs, cash flow and operating profit); and Agribrands financial performance (including the measures of business unit performance listed above and, in addition, earnings per share, return on equity and total return to the shareholders in the form of stock price appreciation).

Stock-based incentive awards will consist principally of stock options and restricted stock awards which will be granted from time to time under the Agribrands ISP. The Agribrands Committee will base its decisions on the granting of stock-based incentives on, among other factors, the number of shares of Agribrands Stock outstanding, the number of shares of Agribrands Stock authorized under the Agribrands ISP, the number of options and shares of restricted stock held by the executive for whom an award is being considered and the other elements of the executive's compensation. In connection with its request for the Tax Rulings Ralston has represented to the IRS that key management personnel and other key employees of Agribrands will own or have options to acquire approximately 0.5% of the outstanding Agribrands Stock within one year of the Distribution, at least 3% within three years of the Distribution, and at least 5% within five years of the Distribution.

     Although the Agribrands Business was owned in all substantial respects by Ralston or its affiliates during Ralston's last fiscal year, Agribrands was not incorporated nor in existence, nor did it employ any personnel, at any time during that year. Certain individuals who are expected to serve as Executive Officers of Agribrands, although employed by Ralston, were not dedicated exclusively to the Agribrands Business and, in fact, devoted substantial time and effort to other Ralston businesses. Accordingly, no historical information on Ralston compensation for such individuals is reported. Agribrands' proxy statement for its 1999 Annual Meeting of Shareholders will contain information on compensation paid to the Executive Officers in fiscal year 1998.

                   AGRIBRANDS COMPENSATION AND BENEFIT PLANS

     The following is a description of the compensation and benefit plans adopted or expected to be adopted by Agribrands, some of which are substantially similar to plans in effect at Ralston. The compensation and benefit plans of Agribrands are intended to attract and retain employees and to reward such employees through emphasis on performance and incentive criteria. It is anticipated that the Executive Officers and other key employees of Agribrands will participate in such plans. After the Distribution, none of the officers of Agribrands will participate in any of the employee benefit plans of Ralston, except to the extent such officers are entitled to accrued benefits pursuant to such plans; Mr. Stiritz, however, as a Director of Ralston, may participate in Ralston compensation plans and programs available to its Directors.

Incentive  Stock  Plan

     Prior to the Distribution, Ralston, as sole shareholder of the outstanding capital stock of Agribrands, approved the Agribrands ISP which is administered by the Agribrands Committee. The Agribrands Committee has sole discretion, subject to the terms of the Agribrands ISP, to determine those eligible to receive awards and the amount and type of awards. Members of the Committee are not eligible for awards unless approved by the Board as a whole. The Agribrands ISP provides for the granting of stock options, restricted stock awards and other awards of Agribrands Stock or Agribrands Stock equivalents payable to Agribrands employees, including Executive Officers, and to Agribrands Directors. The purpose of the Agribrands ISP is to enhance the profitability and value of Agribrands for the benefit of its shareholders by providing stock awards to attract, retain and motivate officers, other key employees and in certain circumstances, non-management Directors, who make important contributions to the success of Agribrands. Terms and conditions of awards will be set forth in written agreements, the terms of which will be consistent with the terms of the Agribrands ISP.

Any key employee of Agribrands or any of its subsidiaries is eligible for an award under the Agribrands ISP if selected by the Committee. Subject to the provisions of the Agribrands ISP, the Agribrands Committee would have full authority and discretion to determine the individuals to whom awards will be granted and the amount and form of such awards. It is estimated that there are approximately 250 persons employed by Agribrands and its subsidiaries who would be eligible for selection for participation by the Agribrands Committee.

     The Agribrands ISP will continue until the shares reserved for award have been granted in awards or such earlier time as determined by the Agribrands Committee. Under the Agribrands ISP the maximum number of shares of Agribrands Stock granted or subject to awards will be 2,750,000 (approximately 25% of the issued and outstanding shares of Agribrands Stock as of the Distribution
Date). Since there is no current market for shares of the Agribrands Stock, the market value of such securities cannot be determined. Upon the cancellation or expiration of an award, the unissued shares of Agribrands Stock subject to such awards will again be available for additional awards under the Agribrands ISP.

     Under the Agribrands ISP the Agribrands Committee is authorized (i) to grant stock options that qualify as "Incentive Stock Options" under Section 422 of the Code, and (ii) to grant stock options that do not so qualify. The Agribrands Committee is entitled to set the option price of stock options at any price it determines equal to or in excess of the fair market value of Agribrands Stock on the date of grant. Stock options entitle the recipient to purchase a specific number of shares of Agribrands Stock after a specified period of time at an option price set by the Agribrands Committee. No stock option can be exercised more than ten years after the date such option is granted. In the case of Incentive Stock Options, the aggregate fair market value of the stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000.

The shares which may be granted pursuant to a restricted stock award will be restricted and will not be able to be sold, pledged, transferred or otherwise disposed of until such restrictions lapse. Shares of stock issued pursuant to a restricted stock award will be issued for no monetary consideration. Other stock awards which may be issued under the Agribrands ISP include, but are not limited to, stock appreciation rights, restricted and performance share units and stock-related deferred compensation.

The grant of Agribrands Stock and stock equivalents pursuant to the Agribrands Deferred Compensation Plan will be subject to the provisions of that plan. See "--Deferred Compensation Plan". Pursuant to that plan, the Agribrands Committee may in its discretion permit an eligible employee to defer payment of a cash bonus or other cash compensation in the Agribrands Stock option of the Agribrands Deferred Compensation Plan, or in other investment options available under that plan. Upon a deferral into the Agribrands Stock option, an account in the employee's name will be credited with an appropriate number of shares of Agribrands Stock or stock equivalents. Such account will be credited from time to time with dividends or dividend equivalents if dividends are paid by Agribrands. Upon retirement or other termination of employment, the employee receives shares of Agribrands Stock equal to the number of shares or stock equivalents credited to such employee's account or, at the Committee's discretion, may receive the value of such shares in cash.

     The Agribrands ISP generally provides that it may be amended by the Agribrands Board of Directors. Agribrands ISP Such amendment can be made without shareholder approval unless such approval is required by applicable law or regulation. The Agribrands Committee may make appropriate adjustments to the number of shares available for awards and the terms of outstanding awards under the Agribrands ISP to reflect any change in capital stock of Agribrands; issuance of any targeted stock; split-up; stock dividend; exercisability of stock purchase rights; special distribution to shareholders; combinations or reclassifications with respect to any outstanding series or class of stock; or consolidation, merger or sale of all or substantially all of the assets of Agribrands.

     Stock options to be issued under the Agribrands ISP as Incentive Stock Options ("ISO") will satisfy the requirements of Section 422 of the Code. Under the provisions of that Section, the optionee will not be deemed to receive any income at the time an ISO is granted or exercised. If the optionee disposes of the shares more than two years after the grant and one year after the exercise of the ISO, the gain, if any (i.e., the excess of the amount realized for the shares over the option price) will be treated for tax purposes as capital gain. If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition", and the optionee will have ordinary income in the year of the disqualifying disposition equal to the fair market value of the stock on the date of exercise minus the option price. The excess of the amount received for the shares over the fair market value of the stock at the time of exercise will be treated for tax purposes as capital gain. If the optionee disposes of the shares in a disqualifying disposition, and such disposition is a sale or exchange which would result in a loss to the optionee, then the amount treated as ordinary income is the excess (if any) of the amount realized in such sale or exchange over the adjusted basis of such shares.

     Agribrands is not entitled to a deduction as a result of the grant or exercise of an ISO. If an optionee has ordinary income as a result of a disqualifying disposition, Agribrands will have a corresponding deductible expense in an equivalent amount in the taxable year of Agribrands in which the disqualifying disposition occurs.

     The difference between the fair market value of the option at the time of exercise and the option price is a tax preference item for alternative minimum tax purposes. The basis in an ISO for alternative minimum tax purposes is increased by the amount of the preference.

     Stock options issued under the Agribrands ISP which do not satisfy the requirements of Section 422 of the Code will have the following tax consequences:

     (i)      the optionee will have ordinary income at the time the option is
exercised in an     amount equal to the excess of the fair market value at the
date  of  exercise  over          the  option  price;

     (ii)      Agribrands will have a deductible expense in an amount equal to
the  ordinary                              income  of  the  optionee;

     (iii)       no amount other than the price paid under the option shall be
considered  as               received by Agribrands for shares so transferred;
and

     (iv)      any gain from the subsequent sale of the shares by the optionee
for  an  amount                 in excess of fair market value on the date the
option  is exercised will be treated               for tax purposes as capital
gain  and  any  loss  will  be  a  capital  loss.


     In general, a recipient of other stock awards, including Agribrands Stock equivalents pursuant to the Agribrands Deferred Compensation Plan, but excluding restricted stock awards (see below), will have ordinary income equal to the cash or fair market value of the Agribrands Stock on the date received in the year in which the award is actually paid. Agribrands will have a corresponding deductible expense in the same year in an amount equal to that reported by the recipient as ordinary income. The recipient's basis in the Agribrands Stock received will be equal to the fair market value of the stock when received and the recipient's holding period will begin on that date.

With respect to restricted stock awards, such awards do not constitute taxable income under existing Federal tax law until such time as restrictions lapse with respect to the total award or any installment. When any installment of securities are released from restriction, the market value of such shares on the date the restrictions lapse constitutes income to the recipient in that year and is taxable at ordinary income rates, and Agribrands will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income and in the same year.

     The Code, however, permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to be subject to tax at ordinary income rates on the fair market value of all of the shares awarded, based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock at the time the restrictions lapse and the stock is sold, be lower than at the date the award was acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if after electing to pay tax on the award in the year the award was received the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable.

Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change of control of Agribrands, such an acceleration may result in an excess parachute payment, as defined in Section 280 (G) of the Code. In such event, Agribrands' deduction with respect to such payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment.

The tax treatment upon disposition of Agribrands Stock acquired under the Agribrands ISP will depend upon the type of award and how long the shares have been held. The tax treatment also will depend on whether or not the shares were acquired by exercising an ISO. There are no tax consequences to Agribrands upon a participant's disposition of shares acquired under the Agribrands ISP except that Agribrands may take a deduction equal to the amount the participant must recognize as ordinary income in the case of the disposition of shares acquired under ISO's before the applicable ISO holding period has been satisfied.

The Agribrands Committee has the sole discretion to determine that awards under the Agribrands ISP contain provisions regarding the treatment of awards in the event of a change in ownership or of a change in control of Agribrands. The Agribrands Committee may provide that upon a change in ownership or change in control, all terms, conditions, restrictions and limitations in effect with respect to any unexercised award will immediately lapse and no other terms and conditions will be applied. Any unexercised, unvested, unearned or unpaid award will automatically become 100% vested. The Agribrands Committee may also provide that awards with performance periods will be treated as if the performance objectives have been obtained at a level of 100%.

In connection with its request for the Tax Rulings, Ralston has represented to the IRS, among other things, that within one year after the date of the Distribution, key management personnel and other key employees of Agribrands will own or have options to acquire Agribrands Stock aggregating approximately 0.5% of the outstanding Agribrands Stock, at least 3% within three years after the date of the Distribution, and at least 5% within five years after the date of the Distribution, in order to align the interests of management with those of stockholders and foster significant stock ownership by Agribrands' key executives. Such awards will be made to certain of the Executive Officers and other key executives; however, the total number of shares to be granted, their value and how they will be allocated has not been determined at this time. The Agribrands Committee may make additional awards of restricted stock or stock options to the Executive Officers and other directors and employees of Agribrands.

It has been determined, however, that for the first five years of operations, and thereafter at the discretion of the Agribrands Committee, Mr. Stiritz will not receive a salary, but instead will be granted, on the Distribution Date, under the terms of the Agribrands ISP, an option to acquire ___ shares of Agribrands Stock. The option will be granted with an exercise price equal to or greater than the fair market value of the Agribrands Stock at Distribution, as determined by the Agribrands Committee, and will become exercisable on the fifth anniversary of the date of grant, provided that if Mr. Stiritz terminates his employment prior to that time, a pro rata portion of the award will accelerate and become immediately exercisable. The option will remain exercisable for a period of ten years after the date of grant.

A copy of the Agribrands ISP is attached as Annex A to this Information Statement. The foregoing description of the Agribrands ISP is intended only as a summary and is qualified in its entirety by reference to the Agribrands ISP.

Savings  Investment  Plan

     Agribrands also intends to adopt the Agribrands SIP, a defined contribution plan which is intended to be a 401(k) Plan. Pursuant to the Agribrands SIP, any eligible regular non-union sales, administrative or clerical employee of Agribrands may elect to have his or her employer contribute to the Agribrands SIP, on his or her behalf, contributions of up to 12% of their compensation, in 1% increments, rather than receive such amounts in cash ("Elective Contributions"). Agribrands will contribute a Company
Matching Contribution equal to 50% of each participant's Elective Contribution, but only to the extent that the participant's Contributions do not exceed 6% of compensation. Agribrands will have the option of contributing an additional amount of up to 50% of elective deferrals if its business achieves certain financial goals. Neither the Elective Contributions nor the Company Matching Contributions will be subject to Federal income tax in the year contributed; however, the total Contributions will be subject to limitation as required by Section 415 of the Code.

     Amounts contributed to the Agribrands SIP will be invested by the trustee in one or more funds as directed by the participant. It is contemplated that initially there will be approximately 6 such funds offering a variety of investment options. Company Matching Contributions will be invested in the Agribrands Common Stock Fund.

     A participant's Elective Contributions will be vested from the time made. Company Matching Contributions will be fully vested for those individuals employed on April 1, 1998, and, for employees hired after April 1, 1998, will vest at the rate of 20% per year provided that such individuals have been employed full-time for one year. Company Matching Contributions are also fully vested upon attainment of age 65 or death, or in the case of termination of the Agribrands SIP or discontinuance of Company Matching Contributions. Upon termination of employment, retirement, disability or death, that portion of the trust fund credited to a participant which is vested will be made available to the participant, or, in the case of death, to the appropriate beneficiary.

     The Code imposes limits on deferrals permitted in tax-qualified plans such as the Agribrands SIP.

Deferred  Compensation  Plan

     Agribrands intends to adopt the Agribrands Deferred Compensation Plan which will be administered by the Nominating and Compensation Committee. Under the Agribrands Deferred Compensation Plan, all or any part of an eligible employee's salary and bonus may be deferred by the participant until retirement, termination of employment, total disability or death. Participation in the Agribrands Deferred Compensation Plan will be offered to certain key employees (including the Executive Officers) of Agribrands and certain of its subsidiaries, as well as to non-management Directors. The purpose of the Agribrands Deferred Compensation Plan is to afford the participant the opportunity to create post-retirement benefits. The Agribrands Deferred Compensation Plan initially will provide that all or any part of the participant's compensation may be deferred in various investment options which will mirror the performance of the investment funds offered by the Agribrands SIP, including an Agribrands Stock equivalent option. Benefits under the Agribrands Deferred Compensation Plan will be distributed to the participant following retirement, termination of employment or total disability. In the event of the participant's death, benefits will be paid to the participant's beneficiary or legal representative.

Management  Continuity  Agreements

     Agribrands intends to enter into management continuity agreements with the Executive Officers and possibly other key employees. The purpose of these agreements is to provide severance compensation in the event of voluntary or involuntary termination after a change in control of Agribrands, which is generally defined as the acquisition of 50% or more of the outstanding shares of Agribrands Stock, or the failure of the initial Directors or their recommended or appointed successors to constitute a majority of the Agribrands Board of Directors. The compensation provided may be in the form of (i) a lump sum payment equal to the present value of continuing their respective salaries and bonuses throughout an applicable period following termination of employment, and (ii) the continuation of other employee benefits for the same period. It is anticipated that the initial applicable period will be two years for Executive Officers, and one year for other key employees, in the event of an involuntary termination of employment (including a constructive termination), and one year and six months, respectively, in the event of a voluntary termination of employment, which periods will be subject to reduction for periods the relevant individual remains employed following a change in control. No payments would be made in the event termination is due to death, disability or normal retirement, or is for cause; nor would any payments be calculated for periods beyond a participant's normal retirement age.

                         RALSTON COMPENSATION PROGRAMS

     The Reorganization Agreement contains provisions for the assumption by Agribrands of certain employee benefit obligations and liabilities to Agribrands employees, including the Executive Officers, pursuant to certain Ralston incentive and compensation programs and plans. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS -- Agreement and Plan of Reorganization ".

An investment fiduciary for the Ralston SIP will, at a time deemed appropriate by it, cause to be converted or redeemed all shares of Ralston's Series A ESOP Convertible Preferred Stock ("ESOP Stock") held on behalf of Agribrands employees who, prior to the Distribution Date, are participants in the Ralston SIP. The ESOP Stock will be converted (at the rate of 2.29 shares of Ralston Stock for each share of ESOP Stock) or redeemed into shares of Ralston Stock, in accordance with the terms of the ESOP Stock, and all shares of Ralston Stock held pursuant to the Ralston SIP, whether in accounts under the Ralston Stock Fund or received by the Ralston SIP upon the conversion or redemption of the ESOP Stock will receive shares of Agribrands Stock pursuant to the Distribution. As soon as practicable following the Distribution, shares of Ralston Stock and Agribrands Stock (received in the Distribution) held in the Ralston SIP on behalf of Agribrands employees will be transferred to the Agribrands SIP and held in accounts established for such employees pursuant to the Agribrands SIP.

     Amounts credited to Agribrands employees, including the Executive Officers, pursuant to Ralston's Deferred Compensation Plan for Key Employees will be credited to funds elected by the participants in the Agribrands
Deferred Compensation Plan. Agribrands will indemnify Ralston against any liability for obligations to Agribrands Employees under Ralston's Deferred Compensation Plan for Key Employees or the Agribrands Deferred Compensation Plan.

For a discussion of the treatment of outstanding options to acquire shares of Ralston Stock and restricted shares of Ralston Stock granted by Ralston to Agribrands Employees, including the Executive Officers, see "THE DISTRIBUTION--Manner of Effecting the Distribution", "THE DISTRIBUTION--Listing and Trading of Agribrands Stock"; "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS--Agreement and Plan of Reorganization--Stock Options and Restricted Stock", and "AGRIBRANDS COMPENSATION AND BENEFIT PLANS--Incentive Stock Plan".

                             CERTAIN TRANSACTIONS

     The Agribrands Business has in the past engaged in numerous transactions with other Ralston divisions and subsidiaries. (See "Notes to Combined
Financial Statements---Related Party Activity".) Such transactions have included, among other things, the extension of intercompany loans, purchases of raw materials or additives, the provision of various other types of financial support by or to Ralston, and the sharing of services and administration and the costs thereof. In addition, affiliates of Ralston or of Agribrands have distributed products manufactured by the other in certain countries.

     At or following the Distribution, Agribrands and Ralston may enter into various local agreements concerning the continued distribution by Agribrands subsidiaries of pet food products produced by Ralston and its affiliates. In addition, Agribrands' subsidiary in Colombia will tollmill pet food for Ralston for up to three years following the Distribution, and Ralston's subsidiaries in Venezuela and Italy will tollmill animal feeds for Agribrands for a more limited period of time following the Distribution. It is currently contemplated that employees of Ralston will administer insurance
plans  and   programs  for  Agribrands  on  an  ongoing  basis  following the
Distribution, and that Ralston's offshore insurance subsidiary will provide certain reinsurance coverage for assets and operations of Agribrands. Terms and conditions of such agreements are expected to be similar to those negotiated by unrelated parties at arm's length. In addition, Ralston will perpetually license certain trademarks and technology on a royalty-free
basis to Agribrands.   See  "AGREEMENTS  BETWEEN  RALSTON  AND  AGRIBRANDS--
Trademark Agreement", and "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS-- Technology License Agreement".

     Except as provided in any such agreements and except as provided in the Bridging Agreement, administrative services provided by Ralston to Agribrands affiliates, or by Agribrands affiliates to Ralston affiliates, will be discontinued. All other administrative services currently provided by Ralston will be either assumed by Agribrands or obtained by it from unaffiliated third parties. See "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS --Bridging Agreement".

W. P. Stiritz, the Chief Executive Officer, President and Chairman of the Board of Agribrands, is also Chairman of the Board of Ralston; D.R. Banks and M.D. Ingram, Directors of Agribrands, are also Directors of Ralston.

       See also, generally, "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS".


                         SECURITY OWNERSHIP OF CERTAIN
                     BENEFICIAL OWNERS OF AGRIBRANDS STOCK

     All of the outstanding Agribrands Stock is currently held by Ralston. To the best knowledge of Agribrands, the following table sets forth projected Agribrands Stock ownership information with respect to each of the Agribrands Directors and to all Agribrands Directors and Executive Officers as a group, and with respect to each person who is projected to own more than 5% of the Agribrands Stock immediately after the Distribution. Such projections are based on the anticipated distribution of one share of Agribrands Stock for every 10 shares of Ralston Stock beneficially owned by such parties as of January 1, 1998 (including shares of Ralston Stock held in the Ralston SIP for the accounts of Executive Officers and Mr. Brown, unless otherwise indicated). The projections also include shares of Agribrands Stock which may be acquired as a result of a distribution with respect to shares of Ralston Stock which will be acquired at the Distribution upon conversion of ESOP Stock held in the Ralston SIP on such date for the accounts of such Executive Officers, which conversion will be, under the terms of the ESOP Stock, at the rate of 2.29 shares of Ralston Stock for each share of ESOP Stock. See "THE DISTRIBUTION--Manner of Effecting the Distribution" and "RALSTON COMPENSATION PROGRAMS".








                           Number of Shares
Name and                      to be            % of Shares     Explanatory
Address                     Beneficially Owned  Outstanding (A)  Notes

Nationsbank, N.A.                 632,061             5.9%           (B)
One Nationsbank Plaza
St. Louis, Missouri

FMR Corp                           551,427            5.14%           (C)
82 Devonshire Street
Boston, Massachusetts 02109

William P. Stiritz                 119,465            1.11%           (D)

David R. Bank                           20

Jay W. Brown                        29,859               *            (E)

M. Darrell Ingram                      368               *            (F)

H. Davis McCarty                       633               *            (G)

Joe R. Micheletto                        0               *

Martin K. Sneider                        0               *

All Directors and Executive Officers
as a group (14 persons)            159,027            1.47%           (H)





(A) Shares Outstanding were based on the anticipated distribution of Agribrands Stock in respect of shares of Ralston Stock actually outstanding on January 1, 1998. An asterisk in this column indicates the person would own less than 1% of the Agribrands Stock.

(B) Based on written representations made by the shareholder, this amount includes shares of Agribrands Stock which would be owned by subsidiaries of Nationsbank Corporation ("Nationsbank"), including Boatmen's Trust Company. Of these shares, Nationsbank would have voting and investment powers as follows: sole voting -- 169,271 shares; shared voting -- 461,879 shares; sole investment -- 66,596 shares; and shared investment -- 544,916 shares.

(C) Based on information set forth in Ralston's Notice of Annual Meeting and Proxy Statement dated December 10, 1997. This amount includes shares of Agribrands Stock which would be owned by the following subsidiaries or associated companies of FMR Corporation ("FMR") -- Fidelity Management and
Research Company -- 451,183 shares; Fidelity Management Trust Company -- 99,413 shares; Fidelity International Limited -- 830 shares. Of these, FMR would have sole power to vote or to direct the vote of 67,352 shares and sole power to dispose or direct the disposition of 550,597 shares.

(D) Would include 4,616 shares of Agribrands Stock owned by Mr. Stiritz' wife and 912 shares owned jointly with his child, and 57,977 shares which could be acquired within 60 days by the exercise of stock options.

(E) Would include 1,065 shares of Agribrands Stock owned by Mr. Brown's wife and 27,007 shares which could be acquired within 60 days by the exercise of stock options. Also includes 474 shares which is an approximation of the number of shares which Mr. Brown would be credited under the terms of the Ralston SIP.

(F)          Would  include  26  shares  held  in  IRA  accounts.

(G) Would include 493 shares held in trust for which Mr. McCarty serves as co-trustee.

(H) Would include 33 shares which such other Executive Officers share ownership with other parties, and 6,762 shares which could be acquired within 60 days by the exercise of stock options. Also includes 138 shares, which is an approximation of the number of shares which the Executive Officers would be credited under the terms of the Ralston SIP, and 1,110 shares which would be credited to accounts of the Executive Officers under the terms of the Ralston SIP upon conversion of the 4,845 shares of ESOP Stock credited to such Executive Officers into shares of Ralston Stock immediately prior to the Distribution.


                    DESCRIPTION OF AGRIBRANDS CAPITAL STOCK

Authorized  Capital  Stock

     Under Agribrands' Articles of Incorporation, a copy of which have been filed as an exhibit to the Registration Statement (the "Agribrands Articles"), the total number of shares of all classes of stock that Agribrands will have authority to issue under the Agribrands Articles will be 60 million, of which 10 million will be shares of $.01 par value preferred stock, and 50 million will be shares of $.01 par value Agribrands Stock. No shares of Agribrands preferred stock will be issued in connection with the Distribution. Based on the number of shares of Ralston Stock outstanding at February __, 1998, approximately 10.2 million shares of Agribrands Stock will be issued to shareholders of Ralston in the Distribution. All of the shares of Agribrands Stock issued in the Distribution will be validly issued, fully paid and nonassessable.

Agribrands  Common  Stock

     The holders of Agribrands Stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by shareholders, including elections of Directors and, except as otherwise required by law or provided in any resolution adopted by the Agribrands Board with respect to any shares of Agribrands preferred stock, the holders of such shares will exclusively possess all voting power. The Agribrands Articles do not provide for cumulative voting in the election of Directors or any preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Subject to any preferential rights of any outstanding series of Agribrands preferred stock created by the Agribrands Board from time to time, the holders of Agribrands Stock on the applicable record date will be entitled to such dividends as may be declared from time to time by the Agribrands Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Agribrands available for distribution to such holders. See "THE DISTRIBUTION -- Risk Factors -- Agribrands Dividend Policy", and "THE DISTRIBUTION -- Manner of Effecting the Distribution".

     The Agribrands Articles, Bylaws and Rights Agreement contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of Agribrands. See "-- Common Stock Purchase Rights" below and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS".

Agribrands  Preferred  Stock

     The Agribrands Board has the authority to establish and issue shares of Agribrands preferred stock in one or more series and to determine, by resolution, with respect to any series of preferred stock, the voting powers (which may be full, limited or eliminated), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rates, conversion rights and redemption provisions, without any further vote or action by the shareholders. Any shares of Agribrands preferred stock so authorized and issued could have priority over the Agribrands Stock with respect to dividend and/or liquidation rights.

Common  Stock  Purchase  Rights

     The Agribrands Board has declared a dividend distribution of one Right for each outstanding share of Agribrands Stock. Each Right will entitle the registered holder to purchase from Agribrands one share of Agribrands Stock at a price of $__ per share, subject to adjustment (the "Purchase Price"). The terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Agribrands and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of Agribrands Stock constituting 20% or more of the outstanding Agribrands Stock, or (ii) 10 business days (or such later date as may be determined by action of the Agribrands Board prior to such time as any Person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person or group acquiring beneficial ownership of 20% or more of such outstanding Agribrands Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the shareholder's most recent account statement issued by the Transfer Agent (the "Account Statement") with respect to book entry shares, or by the shareholder's physical stock certificates. An Acquiring Person does not include Agribrands, any of its subsidiaries, any employee benefit plan of Agribrands or any of its subsidiaries, or certain "grandfathered" persons" (being the members of Agribrands' Board of Directors at the time of the Distribution and their immediate families, for so long as they remain on the Board of Directors, and thereafter, provided that, after they are no longer members of the Board of Directors, they do not acquire any more shares of Agribrands Stock, except in certain limited circumstances).

     The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption, exchange or expiration of the Rights), each issued Account Statement or physical stock certificate will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any shares of Agribrands Stock will also constitute the transfer of the Rights associated with such shares of Agribrands Stock. As soon as practicable following the Rights Distribution Date, separate certificates ("Rights Certificates") evidencing the Rights will be mailed to, or if the Agribrands Board deems appropriate, such other documents or book-entries evidencing the Rights will be made for the benefit of, holders of record of the Agribrands Stock as of the close of business on the Rights Distribution Date and thereafter such separate Rights Certificate, or Account Statement, as applicable, alone will evidence the Rights.

     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on March 31, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Agribrands, in each case as described below.

     In the event that any person becomes an Acquiring Person (except pursuant to a tender or exchange offer which is for all outstanding shares of Agribrands Stock at a price and on terms which a majority of the members of the Agribrands Board who are not officers of Agribrands and who are not (or would not be, if the offer were consummated) Acquiring Persons or affiliates, associates, nominees or representatives of an Acquiring Person, which the Agribrands Board determines to be adequate and in the best interests of Agribrands, its stockholders and other relevant constituencies, other than such Acquiring Person, its affiliates and associates), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to acquire a share of Agribrands Stock at 33 1/3% of its then current market value. In the event that at any time following the Rights Distribution Date, Agribrands is acquired in a merger or other business combination transaction in which the holders of all of the outstanding shares of Agribrands Stock immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

The Purchase Price payable, and the number of shares of Agribrands Stock or other securities or property issuable, upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Agribrands Stock, (ii) upon the grant to holders of the Agribrands Stock of certain rights or warrants to subscribe for or purchase Agribrands Stock at a price, or securities convertible into Agribrands Stock with a conversion price, less than the then current market price of the Agribrands Stock, or
(iii) upon the distribution to holders of the Agribrands Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Agribrands Stock) or of subscription rights or warrants (other than those referred to above).

At any time after any person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Agribrands Stock, the Agribrands Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Agribrands Stock per Right (subject to adjustment).

No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Agribrands Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of Agribrands Stock on the last trading day prior to the date of exercise.

At any time prior to the time a person becomes an Acquiring Person, the Agribrands Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Agribrands Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Agribrands, including, without limitation, the right to vote or to receive dividends.

All of the provisions of the Rights Agreement may be amended prior to the Rights Distribution Date by the Agribrands Board for any reason it deems appropriate. Prior to the Rights Distribution Date, the Agribrands Board is also authorized, as it deems appropriate, to lower the thresholds for causing the Rights to be distributed to not less than the greater of (i) any percentage greater than the largest percentage then held by any shareholder, or (ii) 10%. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Agribrands Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or, subject to certain limitations, to shorten or lengthen any time period under the Rights Agreement.

The Rights will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Agribrands on terms not approved by the Agribrands Board. The Rights should not interfere with any merger or other business combination approved by the Agribrands Board since the Rights may be redeemed by Agribrands at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the form of the Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement.


                  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

     The Agribrands Articles, Bylaws, Rights and the GBCL contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Agribrands by various means such as a tender offer or merger not approved by the Agribrands Board. These provisions are designed to enable the Agribrands Board, particularly in the initial years of Agribrands' existence as an independent, publicly-owned company, to develop Agribrands' business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by the Agribrands Board to be in the best interests of Agribrands and its shareholders. See also "AGREEMENTS BETWEEN RALSTON AND AGRIBRANDS--Agreement and Plan of Reorganization---Certain Post-Distribution Covenants" for a discussion of certain covenants that could also deter a takeover proposal.

     The description set forth below is intended as a summary of these provisions only and is qualified in its entirety by reference to such provisions. A copy of the Agribrands Articles and Bylaws have been filed as exhibits to the Registration Statement.

Limitations  on Changes in Board Composition and Other Actions by Shareholders

     The Agribrands Bylaws provide that the number of directors will be fixed from time to time exclusively by the Agribrands Board, but shall consist of not less than three and no more than twelve directors (initially the Agribrands Board will be comprised of seven directors). The Agribrands Articles provide for the Agribrands Board to be divided into three classes, as nearly equal in size as possible, serving staggered terms so that the terms of three of the initial directors of Agribrands will expire at the 1999 annual meeting of Agribrands' shareholders, and the terms of two of the initial directors will expire at each of the 2000 and 2001 annual meetings. Starting with the 1999 annual meeting of Agribrands' shareholders, one class of directors will be elected each year for a three year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of the directors, whether or not a majority of Agribrands' shareholders believes that such a change would be desirable. See "MANAGEMENT--Directors of Agribrands".

The GBCL provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation's voting stock may remove any Director from office. The Agribrands Articles provide that (1) any Director, or the entire Board of Directors may be removed from office only for cause and by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of capital stock of Agribrands; and (2) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors, as provided by law, in the event that the Director fails to meet any qualifications stated in the bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and Agribrands relating to the Director's service as a Director or employee of Agribrands. The GBCL also provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, all vacancies on a corporation's Board of Directors, including any vacancies resulting from an increase in the number of Directors, may be filled by a majority of the Directors then in office, although less than a quorum, until the next election of Directors by the shareholders of Agribrands. The Agribrands Articles provide that, subject to any rights of holders of Agribrands preferred stock, vacancies may be filled only by a majority of the remaining Directors.

     Under the Agribrands Bylaws only persons who are nominated by or at the direction of the Agribrands Board, or by a shareholder who has given notice in accordance therewith, which generally requires notice not less than ninety days prior to a meeting at which directors are to be elected, will be eligible for election as directors at that meeting. The Agribrands Bylaws also establish such advance notice procedure with regard to other matters which any shareholder may desire to be brought before any meeting of shareholders. See "SHAREHOLDER PROPOSALS".

     The GBCL provides that special meetings of shareholders may be called by the Board of Directors or by such other person or persons as may be authorized by a corporation's Articles of Incorporation or Bylaws. The Agribrands Bylaws provide that special meetings of Agribrands' shareholders may be called by the Chairman of the Board, the President of Agribrands, the Secretary of Agribrands or in any other manner permitted by law. The Agribrands Bylaws also provide that the proposed purposes of any special meeting of Agribrands' shareholders shall be specified in the notice of meeting.

          The GBCL and the Agribrands Bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.

     The provisions of the Agribrands Articles and Bylaws with respect to the classification of Directors, the advance notice requirements for Director nominations or other proposals of shareholders, the requirement of unanimity for shareholder action by written consent, and the limitations on the ability of shareholders to increase the size of the board, remove Directors and fill vacancies, will have the effect of making it more difficult for shareholders to change the composition of the Agribrands Board or otherwise to bring a matter before shareholders without the Agribrands Board's consent, and thus will reduce the vulnerability of Agribrands to an unsolicited takeover proposal.

Preferred  and  Common  Stock

     Agribrands Articles authorize the Agribrands Board to establish and issue shares of Agribrands preferred stock in one or more series, and to determine by resolution, with respect to any series of preferred stock, the voting powers (full, limited, or eliminated), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including liquidation preferences, dividend rights, conversion rights and redemption provisions. In addition, the Agribrands Articles authorize the Agribrands Board to issue up to approximately 39.8 million additional shares of Agribrands Stock after the Distribution (which is inclusive of shares reserved for the Rights and outstanding options). The number of authorized but unissued shares will provide Agribrands with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

     Agribrands believes that the preferred stock will provide Agribrands with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow Agribrands to issue shares of preferred stock without the expense and delay of a special shareholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of Agribrands Stock, will be available for issuance without further action by shareholders, unless such action is otherwise required by applicable law. Although the Agribrands Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, subject to certain limitations imposed by law, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Agribrands Board will make any determination to issue such shares based on its judgment as to the best interests of Agribrands and its then-existing shareholders at the time of the issuance. The Agribrands Board, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

Business  Combinations

     In order to ensure Agribrands shareholders receive a fair price for their shares of Agribrands Stock upon significant change in the ownership of Agribrands, Article Four of the Agribrands Articles contain a business combination provision requiring the affirmative vote of not less than two-thirds of all of the outstanding shares of capital stock of Agribrands then entitled to vote, and a majority of the voting power of all such shares of which an interested shareholder (as defined) is not the beneficial owner, to approve certain business combinations. Business combinations covered by the provision include a merger or consolidation, sale or other disposition of a substantial amount of Agribrands assets, a plan of liquidation or dissolution of Agribrands, or other transactions involving the transfer, issuance, reclassification or recapitalization of Agribrands securities, in each case benefiting an individual or entity that, together with its affiliates and associates, is the beneficial owner of more than 20% of the outstanding shares entitled to vote in the election of directors (a "Substantial Shareholder"). A "Substantial Shareholder", however, does not include certain "grandfathered" persons" (being the members of Agribrands' Board of Directors at the time of the Distribution and their immediate families, for so long as they remain on the Board of Directors, and thereafter, provided that, after they are no longer members of the Board of Directors, they do not acquire any more shares of Agribrands Stock, except in certain limited circumstances). In certain circumstances, the Agribrands Board of Directors may approve any of the above business combinations with Substantial Shareholders in lieu of the described super-majority shareholder approval provision.

Amendment  of  Certain  Provisions  of  the  Agribrands  Articles  and  Bylaws

     The Agribrands Articles provide that the Bylaws may only be amended or repealed by a majority of the Agribrands Board of Directors. Except as otherwise provided, any amendment of the Agribrands Articles requires a vote of a majority of the outstanding shares of Agribrands capital stock entitled to vote. Amendment of the provisions of the Agribrands Articles relating to
(a) the Business Combinations provisions, (b) the Directors of the corporation, (c) the By-laws of the corporation, (d) the indemnification of Directors, officers and employees, and (e) amendment of the Articles, requires the vote of two-thirds of the outstanding shares of Agribrands capital stock entitled to vote.

Rights

     As described above, the Rights will permit disinterested shareholders to acquire shares of Agribrands Stock or common stock of an acquiring company at a substantial discount in the event of certain described acquisitions of Agribrands Stock and other changes in control. See "DESCRIPTION OF AGRIBRANDS CAPITAL STOCK--Common Stock Purchase Rights".

Management  Continuity  Agreements;  Other  Severance  Arrangements

     Agribrands will enter into Management Continuity Agreements with its executive officers and other key management employees providing severance compensation and continuation of benefits in the event of termination following a change in control of Agribrands, with the amount of payments to be received being dependent upon the voluntary or involuntary nature of such termination. See "AGRIBRANDS COMPENSATION AND BENEFIT PLANS --Management Continuity Agreements".


Statutory  Provisions

     Agribrands  is  subject to the business combination provisions of Section
351.459 of the GBCL, which allows the Agribrands Board to retain discretion over the approval of certain business combinations. That Section, together with the provisions of Section 351.347 of the GBCL permitting the Agribrands Board to consider the interests of non-shareholder constituencies in connection with acquisition proposals, may make it more difficult for there to be a change in control of Agribrands or for Agribrands to enter into certain business combinations than if Agribrands were not subject to such sections. In its Bylaws, Agribrands has elected not to be subject to the control shares acquisition provisions of Section 351.407 of the GBCL, which denies an acquiror voting rights with respect to any shares of voting stock which increase its equity ownership to more than specified thresholds.

      INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES OF AGRIBRANDS

     Under Section 351.355 of the GBCL and the Agribrands Articles, Agribrands must indemnify any person (other than a party plaintiff suing on his or her behalf or in the right of Agribrands) who is or was a director, officer or employee of Agribrands, or is or was serving at the request of Agribrands as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise, to the maximum extent permitted by law, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any civil, criminal, administrative or investigative action, proceeding or claim (including an action by or in the right of Agribrands), by reason of the fact that such person is or was serving in such capacity, provided that such person's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Agribrands' Directors and Executive Officers also have indemnification contracts with Agribrands which will become effective as of the Distribution Date. Pursuant to those agreements, the Company agrees to indemnify the Directors and Executive Officers to the full extent authorized or permitted by the GBCL. The agreements also provide for indemnification to the extent not covered by the GBCL or insurance policies purchased and maintained by Agribrands (e.g. if the GBCL is amended to change the scope of indemnification). Such indemnification would be coextensive with the indemnification currently permitted by the GBCL, as described above, but no indemnity would be paid (i) in respect to remuneration paid to the Director, or Executive Officer or Employee if it shall be finally judicially adjudged that such remuneration was in violation of law; (ii) on account of any suit for an accounting of profits made from the purchase or sale by the Director, Executive Officer or Employee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any state or local statutory law; (iii) on account of the Director's, Executive Officer's, or Employee's conduct which is finally judicially adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (iv) if a final decision by a Court having jurisdiction in the matter (all appeals having been denied or none having been taken) shall determine that such indemnification is not lawful.

     The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the Director, Executive Officer or Employee and for repayment of such expenses by the Director, Executive Officer or Employee to the Company if it is ultimately judicially determined that the Director, Executive Officer or Employee is not entitled to such indemnification.

     Agribrands will have, following the Distribution, directors' and officers' insurance which protects each director and officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by the provisions of the Agribrands Articles.

The foregoing represents a summary of the general effect of the indemnification provisions of GBCL and the Agribrands Articles and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, Agribrands' Articles and its pertinent agreements, copies of which have been filed as exhibits to the Registration Statement.

                             SHAREHOLDER PROPOSALS

     Article I, Section 4 and Article II, Section 1 of the Agribrands Bylaws , which are filed as an exhibit to the Registration Statement, provide that shareholders desiring to nominate candidates for directors or to present a proposal or bring other business before an Agribrands shareholders meeting must give advanced written notice not less than 90 days prior to the meeting. In each case the notice must be given to the Secretary of Agribrands, whose address is 9811 South Forty Drive, St. Louis, Missouri 63124. The 1999 Annual Meeting of Agribrands Shareholders is expected to be held on January 29, 1999. To be considered, notice of any such nomination or proposal must be received by November 1, 1998. To be included in Agribrands' proxy statement and form of proxy for that meeting, any such proposal must also comply in all respects with the rules and regulations of the Commission.

                            INDEPENDENT ACCOUNTANTS

     The Agribrands Board has appointed Price Waterhouse LLP as Agribrands' independent accountants to audit Agribrands' financial statements for the fiscal year ending August 31, 1998. Price Waterhouse LLP has audited the financial statements of Ralston since 1955.






                      INDEX TO FINANCIAL INFORMATION
                     OF AGRIBRANDS INTERNATIONAL, INC.



                    Page

  Report of Independent Accountants                 F-2

  Combined Statement of Earnings                    F-3

  Combined Balance Sheet                            F-4

  Combined Statement of Cash Flows                  F-5

  Notes to Combined Financial Statements            F-6

  Quarterly Financial Information                   F-22

  Condensed Combined Statement of Earnings          F-23

  Condensed Combined Balance Sheet                  F-24

  Condensed Combined Statement of Cash Flows        F-25

  Notes to Condensed Combined Financial Statements  F-26




























                                      F-1
                       Report of Independent Accountants


To the Shareholders and Board of Directors of Ralston Purina Company

In our opinion, the accompanying combined balance sheet and the related combined statements of earnings and of cash flows present fairly, in all material respects, the financial position of Agribrands International, Inc., comprised of businesses of Ralston Purina Company as described in the Basis of Presentation note to the combined financial statements, at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally
accepted  accounting  principles.    These  financial  statements  are  the
responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price  Waterhouse  LLP

St.  Louis,  Missouri
January  23,  1998






















                                      F-2






                       AGRIBRANDS INTERNATIONAL, INC.
                       COMBINED STATEMENT OF EARNINGS
                           Year ended August 31
                          (Dollars in Millions)


                                            1997       1996       1995
                                        ---------  ---------  ---------

Net Sales                               $1,527.6   $1,401.3   $1,147.2
Costs and Expenses
  Cost of products sold                  1,322.0    1,217.4      978.1
  Selling, general and administrative      158.9      138.0      127.4
  Interest                                  10.9       13.0       12.1
  Provisions for restructuring               3.2        8.3        1.8
  Gain on sale of property                  (3.6)      (1.6)
  Other (income)/expense, net               (0.5)       3.3       (4.0)
                                        ---------  ---------  ---------
                                         1,494.5    1,376.4    1,113.8
                                        ---------  ---------  ---------

Earnings before Income Taxes                33.1       24.9       33.4
Income Taxes                                24.4       14.0       18.7
Net Earnings                            $    8.7   $   10.9   $   14.7
                                        =========  =========  =========





The above financial statement should be read in conjunction with the Notes to Financial Statements.





















                       AGRIBRANDS INTERNATIONAL, INC.
                           COMBINED BALANCE SHEET
                                August 31
                           (Dollars in Millions)


                                                         1997      1996
                                                      --------  --------
Assets
Current Assets
  Cash and cash equivalents                           $  25.2   $  20.3
  Marketable securities                                   6.8      11.3
  Receivables, less allowance for doubtful accounts     114.4     119.1
  Inventories                                           112.0     134.6
  Other current assets                                   11.7      10.9
                                                      -------   --------
    Total Current Assets                                270.1     296.2
                                                      --------  --------

Investments and Other Assets                             54.2      56.0
Property at Cost
  Land                                                   12.2       9.1
  Buildings                                              68.7      67.6
  Machinery and Equipment                               228.0     216.5
  Construction in progress                               20.7       5.8
                                                      --------  --------
                                                        329.6     299.0
    Accumulated depreciation                           (172.7)   (153.4)
                                                      --------  --------
                                                        156.9     145.6
                                                      --------  --------
      Total                                           $ 481.2   $ 497.8
                                                      ========  ========

Liabilities and Net Investment in Agribrands
Current Liabilities
  Current maturities of long-term debt                $  19.4   $   1.1
  Notes payable                                          33.8      67.8
  Accounts payable and accrued liabilities              162.7     160.2
  Income taxes                                            7.5       7.7
                                                      -------   --------
    Total Current Liabilities                           223.4     236.8
                                                      --------  --------

Long-Term Debt                                           22.8      41.3
Deferred Income Taxes                                     9.6       7.1
Other Liabilities                                        27.3      22.3
Net Investment in Agribrands                            198.1     190.3
                                                      -------   --------
      Total                                           $ 481.2   $ 497.8
                                                      ========  ========




The above financial statement should be read in conjunction with the Notes to Financial Statements.









                        AGRIBRANDS INTERNATIONAL, INC.
                      COMBINED STATEMENT OF CASH FLOWS
                            Year ended August 31
                           (Dollars in Millions)



                                                       1997     1996     1995
                                                      -------  -------  -------

Cash Flow from Operations
  Net earnings                                       $  8.7   $ 10.9   $ 14.7
  Adjustments to reconcile net earnings to
  net cash flow provided by operations:
    Depreciation and amortization                      21.9     20.4     17.5
    Translation and exchange loss                       3.7      8.3      4.0
    Non-cash restructuring                              2.2       --       --
    Deferred income taxes                               1.9     (3.4)     1.7
    Gain on sale of property                                    (3.6)    (1.6)
    Changes in assets and liabilities used in operations:
      Increase in accounts receivable                  (2.7)   (17.3)   (13.1)
      Decrease (increase) in inventories               16.6    (43.8)   (37.2)
      (Increase) decrease in other current assets      (1.1)     1.2     (2.4)
      Increase in accounts payable and accrued
       liabilities                                     10.3     17.2     27.6
      Increase (decrease) in other current liabilities  0.7     (0.4)    (1.0)
    Other, net                                          5.6     (7.8)    (3.2)
                                                       ------- ------  -------
    Net cash flow from (used by) operations            67.8    (18.3)     7.0
                                                       -------  -----  -------

Cash Flow from Investing Activities
  Acquisitions of businesses                                   (3.3)   (25.6)
  Property additions                                 (44.1)   (28.5)   (27.1)
  Proceeds from sale of Korean cereal business                  10.0
  Proceeds from the sale of property                   2.0      1.2      7.1
  Other, net                                           6.9      6.8     (6.6)
                                                      -------  ----    ------
        Net cash used by investing activities        (38.5)   (36.1)   (26.6)
                                                     -------  -------  -------

Cash Flow from Financing Activities
  Proceeds from sale of long-term debt                 3.8     10.7      2.3
  Principal payments on long-term debt,
   including current maturities                       (5.3)   (17.0)    (3.3)
  Net (decrease) increase in notes payable           (33.3)    16.1     20.1
  Net transactions with Ralston                       13.7     51.3      0.9
                                                     -----     ------  ------
        Net cash (used by) provided by financing
        activities                                   (21.1)    61.1     20.0
                                                     -------  -------  -------

Effect of Exchange Rate Changes on Cash               (3.3)    (2.2)    (0.9)
                                                      -------  -------  ------
Net Increase (Decrease) in Cash and Cash Equivalents   4.9      4.5     (0.5)
Cash and Cash Equivalents, Beginning of Year          20.3     15.8     16.3
                                                     -------  -------  -------
Cash and Cash Equivalents, End of Year              $ 25.2   $ 20.3   $ 15.8
                                                    =======  =======  =======




The above financial statement should be read in conjunction with the Notes to Financial Statements.

                        AGRIBRANDS INTERNATIONAL, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN MILLIONS)



BASIS  OF  PRESENTATION



On March 28, 1996, the Board of Directors of Ralston Purina Company ("Ralston") approved in principle a plan to spin-off its international animal feeds and agricultural products business to holders of its common stock. Subsequently, the Ralston Board authorized the contribution to Agribrands International, Inc. ("Agribrands") of the capital securities of Ralston's various international subsidiaries engaged in the animal feeds and agricultural products business and the acquisition by Agribrands of other assets utilized in that business in Canada and Brazil. Following such transfer, all of the issued and outstanding shares of $.01 par value common stock of Agribrands would then be spun off in a distribution (the "Distribution") to Ralston's shareholders. Not included in the spin-off are Ralston's international pet operations (RPI Consumer). Ralston has requested rulings from the IRS as to whether the Distribution will qualify as a tax-free spin-off.

Agribrands is one of the leading international producers and marketers of animal feeds and, through its subsidiaries and joint venture partners, operates 72 manufacturing plants in 16 countries. Its products are marketed under the Purina and Chow global brand through a worldwide network of approximately 3,500 independent dealers, as well as an independent and a direct sales force.

The financial statements of Agribrands include the financial position, results of operations and cash flows of Agribrands. Ralston's historical cost basis of assets and liabilities has been reflected in the Agribrands financial statements. The financial information in these financial statements is not necessarily indicative of results that would have occurred if Agribrands had been a separate stand-alone entity during the periods presented or of future results of Agribrands.

RPI Consumer, while not included in the accompanying financial statements, generally operates within the same subsidiaries and affiliates as Agribrands. See Related Party Activity note for a more complete discussion.

SUMMARY  OF  ACCOUNTING  POLICIES

Agribrands' significant accounting policies, which conform to U.S. generally accepted accounting principles and are applied on a consistent basis among all years presented, are described below:

Principles of Combination - These financial statements include the accounts of Agribrands and its majority-owned subsidiaries. All significant intercompany transactions are eliminated. Investments in affiliated companies, 20% through 50%-owned, are carried at equity.

Minority interests in earnings of subsidiaries and Agribrands' share of the net earnings of unconsolidated companies carried at equity are included in selling, general and administrative expenses.

Foreign Currency Translation - Financial statements of foreign operations where the local currency is the functional currency are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Related translation adjustments are reported as a separate component of Net Investment in Agribrands.

For foreign operations where the U.S. dollar is the functional currency and for countries which are considered highly inflationary, translation practices differ in that inventories, properties, accumulated depreciation and depreciation accounts are translated at historical rates of exchange and related translation adjustments are included in earnings. Gains and losses from foreign currency transactions are generally included in earnings.

Financial Instruments - Agribrands periodically uses financial derivatives in the management of foreign currency risks that are inherent to its business operations. Such instruments are not held or issued for trading purposes.

Agribrands periodically uses foreign exchange (F/X) instruments, including currency forwards, futures and options, to reduce transaction and translation exposures resulting from its foreign currency activities. F/X instruments used are selected based on their risk reduction attributes and the related market conditions. Such instruments are marked-to-market, and the terms generally do not exceed twelve months. Realized and unrealized gains and losses from instruments qualifying as hedges are deferred as part of the cost basis of the asset or liability being hedged and are recognized in the statement of earnings in the same period as the underlying transaction. Realized and unrealized gains or losses from F/X instruments used as economic hedges but not qualifying for hedge accounting are recognized currently in the statement of earnings. Cash flows from F/X instruments are classified in the same category in the statement of cash flows as the underlying activities. F/X instruments are generally not disposed of prior to the settlement date;
however, if an F/X instrument and the underlying hedged transaction were canceled prior to the settlement date, any gain or loss would be recognized immediately in the statement of earnings.

Cash Equivalents, for purposes of the statement of cash flows, are considered to be all highly liquid investments with a maturity of three months or less when purchased, including time deposits of $6.4 and $6.3 at August 31, 1997 and 1996, respectively.

Marketable  Securities  are  valued  at  cost  which  approximates  market.

Inventories  are  valued  generally  at  the  lower of average cost or market.

Property at Cost - Expenditures for new facilities and those which substantially increase the useful lives of the property, including interest during construction, are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and gains or losses on the dispositions are reflected in earnings.

Depreciation is generally provided on the straight-line basis by charges to costs or expenses at rates based on the estimated useful lives of the properties. Estimated useful lives range from 5 to 15 years for machinery and equipment and 15 to 40 years for buildings. Depreciation expense was $19.6 in
1997,  $19.1  in  1996,  and    $17.3  in  1995.

Goodwill, which is included in Investments and Other Assets, represents the excess of cost over the net tangible assets of acquired businesses and is amortized over periods of up to 40 years, with the majority being amortized over a 25 year period.

Subsequent to acquisition, Agribrands continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of businesses carrying goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of goodwill from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of August 31, 1997 and 1996.

Revenue is recognized when products are shipped to customers. Sales discounts, returns and allowances are included in net sales. The provision for doubtful accounts is included in selling, general and administrative expenses.

Advertising Costs are expensed as incurred and were $16.8 in 1997, $15.7 in 1996 and $15.9 in 1995.

Research and Development Costs are expensed as incurred and were $3.2 in 1997, $3.2 in 1996 and $2.0 in 1995.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income  Taxes  - Agribrands is included in the consolidated federal income tax return filed by Ralston. U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Agribrands in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Agribrands to the extent such components were generated or related to Agribrands.

Agribrands follows the liability method of accounting for income taxes. Deferred income taxes are recognized for the effect of temporary differences between financial and tax reporting. No additional U.S. taxes have been provided on earnings of foreign subsidiaries expected to be reinvested indefinitely. Additional income taxes are provided, however, on planned repatriation of foreign earnings after taking into account tax-exempt earnings and applicable foreign tax credits.

Earnings per Share - The combined financial statements of Agribrands include primarily wholly-owned subsidiaries of Ralston and its subsidiaries. As such, earnings per share data does not provide meaningful information about the results of operations of Agribrands.

RELATED  PARTY  ACTIVITY

Financing - As a matter of policy, most financial activities of Agribrands and RPI Consumer are managed jointly. Such activities include cash management and the issuance and repayment of debt. Accordingly, substantially all cash and cash equivalents, marketable securities, notes payable and long-term debt have been allocated based on cash flows.

Interest expense and interest income have been allocated to Agribrands based upon the allocation of interest bearing instruments. No interest has been charged on intercompany transactions with affiliates.

Shared Services - Agribrands and RPI Consumer share some general and administrative functions and distribute some product through a combined distribution network. Costs of shared activities are allocated based on utilization or other methods which management believes to be reasonable. Total costs of these shared activities were $46.0 in 1997, $56.9 in 1996 and $57.3 in 1995. Of such costs, allocations to Agribrands were $38.7 in 1997, $40.8 in 1996 and $45.4 in 1995. In preparation for the upcoming spin-off, the total costs of shared activities declined in 1997 as many of the previously shared activities became direct activities of Agribrands or RPI Consumer.

Ralston provides certain general and administrative services to Agribrands including finance, legal, facilities and systems. These expenses were allocated to Agribrands based on utilization or other methods which management believes to be reasonable. These allocations were $2.0 in 1997, $1.3 in 1996
and    $1.3  in  1995.

Agribrands receives technical service fees from non-consolidated affiliates which are carried under the equity method of accounting. Included in other income and expense is service fee income from such affiliates of $1.4 in 1996 and $3.1 in 1995. Service fee income from non-consolidated affiliates was insignificant in 1997.

                        GEOGRAPHIC SEGMENT INFORMATION

Financial information by geographic location for the past three years is set forth below.









                                          1997       1996       1995
                                       ---------  ---------  ---------
SALES
  Americas (excluding United States)  $  599.6   $  573.7   $  521.0
  Europe                                 467.7      461.5      327.5
  Asia Pacific                           460.3      366.1      298.7
       Total                          $1,527.6   $1,401.3   $1,147.2
                                      =========  =========  =========

OPERATING PROFIT
  Americas (excluding United States)  $   16.0   $   20.8 (b)  $ 22.7
  Europe                                   1.9(a)     0.1 (c)     5.8  (e)
  Asia Pacific                            32.8       24.3 (d)    19.3
                                      ---------  ---------      ------
       Operating Profit                   50.7       45.2       47.8
  Unallocated Corporate Expenses          (7.2)      (4.0)      (6.3)  (f)
  Interest Expense                       (10.9)     (13.0)     (12.1)
  Other Income/(Expense), Net              0.5       (3.3)       4.0
       Earnings Before Income Taxes   $   33.1   $   24.9   $   33.4
                                      =========  =========  =========
TOTAL ASSETS
  Americas                            $  180.7   $  168.7   $  143.2
  Europe                                 143.9      163.6      109.2
  Asia Pacific                           156.6      165.5      155.4
       Total                          $  481.2   $  497.8   $  407.8
                                      =========  =========  =========



(a)    Includes  restructuring  provisions  of  $3.2
(b)    Includes  restructuring  provisions  of  $1.9
(c)    Includes  restructuring  provisions  of  $6.4
(d)    Includes  gain  on  the  sale  of    property  of  $3.6
(e) Includes restructuring provisions of $0.9 and gain on the sale of property of $1.6
(f)    Includes  restructuring  provisions  of  $0.9

INCOME  TAXES

U.S. income tax payments, refunds, credits, provision and deferred tax components have been allocated to Agribrands in accordance with Ralston's tax allocation policy. Such policy allocates tax components included in the consolidated income tax return of Ralston to Agribrands to the extent such components were generated by or related to Agribrands.

Had Agribrands' income tax provision been calculated as if Agribrands was a single, stand-alone U.S. taxpayer, the income tax provision would have been lower by approximately $3.8 in 1997, $2.8 in 1996 and $2.1 in 1995.

The provisions for income taxes consisted of the following for the years ended August 31:









                             1997   1996    1995
                            -----  ------  -----
Currently Payable:
     United States          $ 3.8  $ 6.5   $ 2.0
     Foreign                 18.7   10.9    15.0
        Total Current        22.5   17.4    17.0
                            -----  ------  -----
Deferred - Foreign            1.9   (3.4)    1.7
Provision For Income Taxes  $24.4  $14.0   $18.7
                            =====  ======  =====




The  source  of  pre-tax  earnings  was:









                     1997   1996    1995
                    -----  -----  -------
     United States  $ 3.2  $12.2  $( 4.4)
     Foreign         29.9   12.7    37.8
        Total       $33.1  $24.9  $ 33.4
                    =====  =====  =======



A reconciliation of income taxes with the amounts computed at the statutory federal rate follows:









                                                 1997    1996    1995
                                                ------  ------  ------
Computed tax at federal statutory rate          $11.6   $ 8.7   $11.7
Increases (decreases) in taxes resulting from:
  Foreign tax rates other than domestic rate     (1.0)    1.4     2.5
  Change in valuation allowance                   6.9    (0.6)   (0.6)
  Taxes on repatriation of foreign earnings       6.9     4.5     5.1
                                                $24.4   $14.0   $18.7
                                                ======  ======  ======

The deferred tax assets and deferred tax liabilities recorded on the balance sheet as of August 31, 1997 and 1996 are as follows:









                                               1997     1996
                                             -------  -------
Deferred Tax Liabilities:
     Depreciation and property differences   $  4.5   $  5.3
     Inventory differences                      5.0      4.5
     Retirement plans                           3.6      3.1
     Other tax liabilities, current             0.6      2.6
     Other tax liabilities, non-current        10.5      6.0
                                             -------  -------
        Gross deferred tax liabilities       $ 24.2   $ 21.5
                                             -------  -------

Deferred Tax Assets:
     Tax loss carryforwards                  $ (3.8)  $ (4.0)
     Tax credits                               (3.8)    (2.0)
     Other tax assets, current                (11.7)    (7.9)
     Other tax assets, non-current             (6.2)    (4.5)
        Gross deferred tax (assets)           (25.5)   (18.4)
     Valuation allowance                       10.9      4.0
                                             ------   -------
Net deferred tax liabilities                 $  9.6   $  7.1
                                             =======  =======



Tax loss carryforwards of $0.3 expired in 1997. An insignificant amount of tax credits expired in 1997. Future expiration of tax loss carryforwards and tax credits, if not utilized, are as follows: 1998 - $0.2, 1999 - $0.1, 2000
- $0.1, 2001 - $1.8, 2002 and beyond - $5.4. The valuation allowance is primarily attributed to certain tax loss carryforwards and tax credits outside the U.S.

At August 31, 1997, approximately $63.0 of foreign subsidiary net earnings was considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

NOTES  PAYABLE

Notes payable of $33.8 and $67.8 at August 31, 1997 and 1996, respectively, had a weighted average interest rate of 11.2% and 10.9%, respectively. Compensating balance arrangements are informal and do not restrict the
withdrawal  of  funds.    Under  these  arrangements,  Agribrands  maintained
compensating bank balances of $5.6 and $8.0 at August 31, 1997 and 1996, respectively.

On August 31, 1997, total unused lines of credit for Agribrands were approximately $260.0.

LONG-TERM  DEBT

The  detail  of long-term debt allocated to Agribrands is as follows at August
31:










                                                          1997        1996
                                                         -----       -----
Canadian subsidiary, interest rate reset quarterly,
weighted average interest rate of 4.1% in 1997 and
6.2% in 1996; due 1998                                   $11.5       $11.6



Colombian subsidiary, Libor + .25%, which was
5.9% in 1997; due 1998                                     4.5         4.6


Korean subsidiary, with interest rate of 10%
in 1997 and 1996; due 1999                                 8.8         9.7


Korean subsidiary, with interest rate of 11.5%
in 1997 and 1996; open-ended maturity                      7.3         8.3


Other long-term debt with interest rates ranging
from 6.5% to 12.8% in 1997 and 6.5% to 30.5% in 1996      10.1         8.2
                                                        -------      ------
                                                          42.2        42.4
Less: Current Maturities                                 (19.4)       (1.1)
                                                        -------      ------
                                                         $22.8       $41.3
                                                        =======      ======


Aggregate maturities of long-term debt are $11.9, $1.1, $1.2, and $0.4 for the years ending August 31, 1999 through 2002, respectively.

PENSION  PLANS  AND  OTHER  POSTRETIREMENT  BENEFITS

Certain foreign locations participate in various defined benefit pension plans sponsored by Ralston affiliates, and substantially all U.S. administrative employees of Agribrands participate in Ralston's noncontributory defined benefit plan. In addition, employees in certain foreign locations are covered by defined benefit plans that are required by local laws. These plans generally provide retirement or severance benefits based on years of service and compensation.

The cost of these plans are allocated to Agribrands based on employee population and include the following components for the years ended August 31:










                                                    1997    1996    1995
                                                   ------  ------  ------
Service cost for benefits earned during the year:
     Funded plans                                  $ 1.7   $ 1.7   $ 1.6
     Unfunded plans                                  2.5     2.5     3.6
Interest cost on projected benefit obligation        2.4     2.4     2.1
Return on plan assets                               (6.7)   (4.0)   (2.1)
Net amortization and deferral                        3.6     1.0    (0.9)
                                                   $ 3.5   $ 3.6   $ 4.3
                                                   ======  ======  ======



The following table presents the funded status of the principal funded defined benefit plans and amounts recognized in the balance sheet at August 31:








                                              1997     1996
                                            -------  -------
Actuarial present value of:
    Vested benefits                         $(19.0)  $(18.0)
    Nonvested benefits                           -        -
                                            -------  -------
    Accumulated benefit obligation           (19.0)   (18.0)
    Effect of future salary increases         (9.1)    (8.2)
                                            -------  -------
Projected benefit obligation                 (28.1)   (26.2)
Plan assets at fair value                     36.8     30.8
                                            -------  -------
Plan assets in excess of projected benefit
    obligation                                 8.7      4.6
Unrecognized net (gain) loss                  (1.3)     2.0
Unrecognized prior service cost                0.7      0.7
Unrecognized net asset at transition,
    net of amortization                       (3.2)    (3.8)
                                            -------  -------

Net pension asset                           $  4.9   $  3.5
                                            =======  =======



The assumptions used in determining the above information reflect weighted averages for the component plans and are as follows:







                                                1997   1996
Discount rate                                    9.0%   9.0%
Rate of increase of future compensation levels   7.3%   7.1%
Long-term rate of return on assets               9.2%   9.2%



The balance sheet accruals for unfunded plans of $12.4 and $13.9 as of August 31, 1997 and 1996, respectively, approximate the actuarial present value of vested benefits for these plans or represent accrual amounts that comply with local regulations for required termination payments.
Ralston provides health care and life insurance benefits for a limited group of retired employees who meet specified age and years of service requirements. Ralston also sponsors plans whereby certain management employees may defer compensation in exchange for cash benefits after retirement. The cost of these postretirement benefits has been allocated to Agribrands based on employee population and was $0.8 in 1997, $0.8 in 1996 and $0.9 in 1995.

NET  INVESTMENT  IN  AGRIBRANDS

The following analyzes Ralston's Net Investment in Agribrands for the years ended August 31:








                                               1997     1996     1995
Balance at beginning of year                 $190.3   $136.3   $130.1
Net earnings                                    8.7     10.9     14.7
Change in cumulative translation adjustment   (21.4)    (4.4)   (10.1)
Net transactions with Ralston                  20.5     47.5      1.6
                                             -------  -------  -------
Balance at end of year                       $198.1   $190.3   $136.3
                                             =======  =======  =======



Included in Net Investment in Agribrands are cumulative translation adjustments occurring in non-hyperinflationary countries of $71.0, $49.6, and $45.2 at August 31, 1997, 1996 and 1995, respectively, representing net devaluation of currencies relative to the U.S. dollar over the period of investment.

Also included in Net Investment in Agribrands are accounts payable and receivable between Agribrands and Ralston and Agribrands borrowings from Ralston.

RESTRUCTURING  RESERVES

In  1997,  Agribrands  recorded  provisions  for  restructuring  which reduced earnings before income taxes and net earnings by $3.2. These charges represented primarily severance costs and fixed asset write-offs associated with the streamlining of Agribrands' operations in the Iberian peninsula of Europe. The provisions provided for the severance of approximately 30 employees, most of whom were severed prior to August 31, 1997. Provisions for restructuring in previous years related to closing of production facilities and reorganization of certain administrative functions. Severance costs related to these restructuring provisions were substantially paid by August 31, 1997.
Components  of  the  provisions  for the years ended August 31 are as follows:








                        1997   1996   1995
                       -----  -----  -----
Severance              $ 0.6  $ 7.1  $ 1.8
Other cash costs         0.4    1.2      -
Fixed asset writedown    2.2      -      -
                       $ 3.2  $ 8.3  $ 1.8
                       =====  =====  =====



The  following  summarizes  activity  within  the  restructuring  reserves:









                                             1997    1996    1995
                                            ------  ------  ------
Balance at beginning of year                $ 4.3   $ 2.4   $ 3.9
Provision during year                         3.2     8.3     1.8
Spending/fixed asset writedown during year   (6.1)   (6.4)   (3.3)
Balance at end of year                      $ 1.4   $ 4.3   $ 2.4
                                            ======  ======  ======



Most  of  the  reserve  balance  is  expected  to  be  utilized  in  1998.

FINANCIAL  INSTRUMENTS

Foreign Currency Contracts - At August 31, 1997 and 1996, the notional value of the forward foreign exchange contracts outstanding was $1.4 and $3.1, respectively. Unrealized gains or losses related to these contracts were not significant at either date.

Concentration of Credit Risk - The counterparties to foreign currency contracts consist of a number of major international financial institutions and are generally institutions with which Agribrands or Ralston maintains lines of credit. Agribrands does not enter into foreign exchange contracts through brokers nor does it trade foreign exchange contracts on any other exchange or over the counter markets.

Agribrands continually monitors its positions and the credit ratings of its counterparties both internally and by using outside rating agencies. Agribrands has implemented policies which limit the amount of agreements it enters into with any one party. While nonperformance by these counterparties exposes Agribrands to potential credit losses, such losses are not anticipated due to the control features mentioned.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms and their dispersion across geographic areas.

Fair Value of Financial Instruments - Agribrands' financial instruments include cash equivalents, marketable securities, short-term and long-term debt and foreign currency contracts. Due to the nature of cash equivalents and marketable securities, carrying amounts on the balance sheet approximate fair value.

Agribrands has been allocated borrowings in numerous countries under a variety of terms and arrangements. Due to the number of countries involved, and the availability of information about market value of debt in these countries, it is not practicable to determine the market value of such debt of Agribrands at August 31, 1997 and 1996.

The fair value of foreign currency contracts is the amount that Agribrands would receive or pay to terminate the specific agreements, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturities. Based on these considerations, the calculated fair values of foreign currency contracts outstanding at August 31, 1997 and 1996 approximate the notional value. The value of the contacts upon ultimate settlement is dependent upon actual currency exchange rates at the various maturity dates. All of the outstanding contracts mature by November 15, 1997.

LEGAL  AND  ENVIRONMENTAL  MATTERS

Various Ralston affiliates engaged in agribusiness activities are parties to a number of legal and tax proceedings in various jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve highly complex questions of fact and law.

The operations of Agribrands, like those of other companies engaged in similar businesses, are subject to various laws and regulations intended to protect the public health and the environment, including air and water quality, and waste handling and disposal.

In October of 1997, Agribrands' subsidiary in the Philippines applied for a renewal of its license to warehouse corn, rice and by-products thereof at its facility in Pulilan. The Philippine National Food Authority (the "NFA") denied the renewal, although it has subsequently granted a temporary permit to continue such operations, and also asserted that the Agribrands subsidiary has violated applicable law regarding limited foreign ownership of Philippine businesses engaged in the corn/rice industry. The NFA requested that the U.S. parent of the Agribrands subsidiary, which owns 100% of the subsidiary's outstanding capitol stock, file a plan for the divestiture of at least 60% of its equity ownership. An administrative appeal of the denial of the license has been filed, and, based upon the opinion of its Philippines counsel, Agribrands believes that it will prevail. The denial of the license has not disrupted the transaction of business pending a final decision. Agribrands is challenging the NFA interpretation that the restrictions regarding foreign ownership, and its request for a plan of divestiture, apply to Agribrands operations in the Philippines. Agribrands believes that in the event it is ultimately unsuccessful in its challenge, it will have a substantial period of time in which to complete the divestiture.


Various tax and labor claims have been asserted against the Agribrands Business in Brazil. The claims arose principally from monetary corrections made in connection with the institution of economic plans by prior Brazilian administrations to control inflation.

A claim has been asserted against the Agribrands Business in connection with its withdrawal from an unsuccessful joint venture in Chile. Efforts to settle the claim have heretofore been unsuccessful and it is anticipated that the parties will submit the dispute to arbitration in Santiago, Chile.

In the opinion of management, based on the information presently known, the ultimate liability for all such matters, together with the liability for all other pending legal and tax proceedings, asserted legal claims and known potential legal claims which are probable of assertion, taking into account established accruals for estimated liabilities, should not be material to the financial position of Agribrands, but could be material to results of operations or cash flows for a particular quarter or annual period.

OTHER  CONTINGENCIES  AND  COMMITMENTS

Guarantees - At August 31, 1997, Agribrands had third party guarantees outstanding in the aggregate amount of approximately $7.7. These guarantees relate to financial arrangements with customers, suppliers and other business relations.

Sale of Receivables - Agribrands sells certain of its trade accounts receivable and notes receivable to others subject to defined limited recourse provisions. Agribrands is responsible for collection of the accounts and remits the proceeds to the purchaser on a monthly basis. During 1997, Agribrands sold, on average, accounts receivable totaling $4.9 each month. At August 31, 1997, $8.8 of transferred receivables were outstanding and subject to recourse provisions.

Other Commitments - Future minimum rental commitments under noncancellable operating leases in effect as of August 31, 1997 were: 1998 - $1.3, 1999 - $1.0, 2000 - $0.5, and 2001 - $0.1. Total rental expense for all operating leases was $10.8 in 1997, $7.5 in 1996, and $5.6 in 1995.

ACQUISITIONS

In May 1997, Ralston acquired a 75% interest in Purina Fushun Feed Mill, a new joint venture in Fushun City, People's Republic of China, for $3.0. Since June 1, 1997, Purina Fushun is included as a consolidated subsidiary in the financial statements of Agribrands.

In December 1995, Ralston acquired the 50% interest of its joint venture partner in the agribusiness operations of Gallina Blanca Purina (Barcelona, Spain) for $16.7. The agribusiness operations of Gallina Blanca Purina are included in the financial statements at 50% equity for the year ended August 31, 1995, and the four months ended December 31, 1995. Since January 1, 1996, the agribusiness operations in Spain have been included on a consolidated basis in the financial statements of Agribrands.

In October 1995, Ralston acquired the 49% interest of the minority shareholders in Purina Hage (Budapest, Hungary) for $8.9. The agribusiness operations in Hungary have been included on a consolidated basis in the financial statements of Agribrands as of and for the years ended August 31, 1997 and 1996.

These acquisitions were accounted for using the purchase method of accounting. Assuming these acquisitions had occurred as of the beginning of their respective fiscal years, they would not have had a material effect on net sales or net earnings. Such acquired interests will be among the assets contributed to Agribrands prior to the Distribution.

OTHER  (INCOME)/EXPENSE,  NET









                                1997    1996    1995
                               ------  ------  ------
Translation and exchange loss  $ 3.7   $ 8.3   $ 4.0
Investment income               (4.2)   (3.6)   (4.9)
Other income                       -    (1.4)   (3.1)
                               $(0.5)  $ 3.3   $(4.0)
                               ======  ======  ======




SUPPLEMENTAL  CASH  FLOW  STATEMENT  INFORMATION








                    1997   1996   1995
                   -----  -----  -----
Interest paid      $10.4  $11.6  $12.1
                   =====  =====  =====
Income taxes paid  $21.1  $14.2  $23.6
                   =====  =====  =====




SUPPLEMENTAL  BALANCE  SHEET  INFORMATION









                                                         1997     1996
                                                       -------  -------
Receivables (current) --
     Trade                                             $ 92.1   $ 95.8
     Value added tax                                     12.1     10.5
     Other                                               20.0     20.0
     Allowance for doubtful accounts                     (9.8)    (7.2)
                                                       $114.4   $119.1
                                                       =======  =======

Inventories --
     Raw materials and supplies                        $ 89.7   $111.3
     Finished products                                   22.3     23.3
                                                       $112.0   $134.6
                                                       =======  =======

Investments and Other Assets --
        Goodwill (net of accumulated amortization of   $ 34.0   $ 31.9
         $4.1 in 1997 and $2.7 in 1996)
     Investments in affiliated companies                  4.1      5.2
     Deferred charges and other assets                   16.1     18.9
                                                       $ 54.2   $ 56.0
                                                       =======  =======


Account Payable and Accrued Liabilities --
     Trade accounts payable                            $107.2   $111.1
     Incentive compensation, salaries and vacations      14.8     13.3
     Restructuring reserves                               1.4      4.3
     Other items                                         39.3     31.5
                                                       $162.7   $160.2
                                                       =======  =======

Other Liabilities --
     Retirement and other employee benefits            $ 16.2   $ 16.4
     Minority interests                                   2.7      1.2
     Other                                                8.4      4.7
                                                       $ 27.3   $ 22.3
                                                       =======  =======


ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                         1997     1996    1995
                                                       -------  -------  ------
Balance, beginning of year                             $  7.2   $  4.5   $ 4.1
Provision charged to expense                              4.6      3.8     2.1
Write-offs, less recoveries                              (2.0)    (1.1)   (1.7)
Balance, end of year                                   $  9.8   $  7.2   $ 4.5
                                                       =======  =======  ======

                        AGRIBRANDS INTERNATIONAL, INC.
                        QUARTERLY FINANCIAL INFORMATION
                             (Dollars in millions)
                                  (Unaudited)


The results of any single quarter are not necessarily indicative of Agribrands' results for the full year.








Fiscal 1997         First   Second   Third   Fourth
                    ------  -------  ------  --------
  Net sales         $390.0  $ 363.1  $375.5  $ 399.0
  Gross profit        54.1     50.7    51.6     49.2
  Net earnings (a)     7.0      1.2     6.6     (6.1)


Fiscal 1996         First   Second   Third   Fourth
                    ------  -------  ------  --------
  Net sales         $319.8  $ 341.4  $373.8  $ 366.3
  Gross profit        44.4     44.9    47.1     47.5
  Net earnings (b)     3.6      5.4     4.0     (2.1)




(a) Net earnings in the fourth quarter of 1997 were reduced by a $3.2 provision for restructuring.

(b) Net earnings in 1996 were reduced by the following amounts due to provisions for restructuring:
                                           first quarter           $       0.3
                                         second quarter                    0.4
                                          third quarter                    0.8
                                         fourth quarter                    5.7
     Additionally, net earnings in the second quarter of 1996 were increased by a $2.9 gain on the sale  of  the  Korean  cereal  business.







AGRIBRANDS INTERNATIONAL, INC.
Combined Statement of Earnings
(Dollars in millions-unaudited)



                                               Three Months Ended
                                             --------------------
                                                    November 30,
                                              --------------------
                                                    1997     1996
                                        --------------------  -------

Net Sales                               $             374.8   $390.0
Costs and Expenses
  Cost of products sold                               318.7    335.9
  Selling, general and administrative                  39.5     37.3
  Interest                                              3.1      2.7
  Gain on sale of property                             (0.4)
  Other (income)/expense, net                           4.5     (0.7)
                                        --------------------  -------
                                                      365.4    375.2
                                        --------------------  -------

Earnings before Income Taxes                            9.4     14.8
Income Taxes                                            5.4      7.8
Net Earnings                            $               4.0   $  7.0
                                        ====================  =======




           See Accompanying Notes to Condensed Financial Statements






AGRIBRANDS INTERNATIONAL, INC.
Combined Balance Sheet
(Condensed)
(Dollars in millions-unaudited)

                                                     November 30,    August 31,
                                                          1997           1997
                                                    --------------  ------------



Current Assets
  Cash and cash equivalents                       $        30.2   $      25.2
  Marketable securities                                     6.1           6.8
  Receivables, less allowance for doubtful accounts       112.2         114.4
  Inventories                                             110.1         112.0
  Other current assets                                     10.9          11.7
    Total Current Assets                                  269.5         270.1
                                                    --------------  ------------

Investments and Other Assets                               53.5          54.2

Property at Cost                                          319.7         329.6
Accumulated depreciation                                 (169.4)       (172.7)
                                                    --------------  ------------
                                                           150.3         156.9
      Total                                        $       473.3   $     481.2
                                                    ==============  ============

Liabilities and Net Investment in Agribrands
Current Liabilities
  Current maturities of long-term debt             $        18.3   $      19.4
  Notes payable                                             55.2          33.8
  Accounts payable and accrued liabilities                 156.7         162.7
  Income taxes                                               8.1           7.5
    Total Current Liabilities                              238.3         223.4
                                                   --------------  ------------

Long-Term Debt                                              19.3          22.8
Deferred Income Taxes                                       11.5           9.6
Other Liabilities                                           24.8          27.3
Net Investment in Agribrands                               179.4         198.1
      Total                                        $       473.3   $     481.2
                                                   ==============  ============




See  Accompanying  Notes  to  Condensed  Financial  Statements






AGRIBRANDS INTERNATIONAL, INC.

Combined Statement of Cash Flows
(Condensed)
(Dollars in millions-unaudited)

                                                        Three Months Ended,
                                                              November 30,
                                                      ---------------------
                                                          1997            1996
                                                ---------------------  -------



  Net Earnings                                   $         4.0          $  7.0
  Non-cash items included in income                       12.2             5.1
  Changes in operating assets and liabilities used in operations
                                                          (9.4)           12.6
  Other, net                                               0.2             2.5
                                                        -------         ------
        Net cash flow from operations                      7.0            27.2
                                                        -------        -------

Cash Flow from Investing Activities
  Property additions                                      (10.9)          (6.1)
  Proceeds from the sale of property                        0.7            0.8
  Other, net                                               (1.7)           8.4
                                                        ________        _______
          Net cash (used by) provided by investing
          activities                                      (11.9)           3.1
                                                       ----------      -------

Cash Flow from Financing Activities
  Proceeds from sale of long-term debt                       0.8
  Principal payments on long-term debt, including
    current maturities                                      (1.1)         (0.6)
  Net increase (decrease) in notes payable                  23.6         (22.7)
  Net transactions with Ralston                            (10.4)         15.6
        Net cash provided by (used by) financing
          activities                                        12.9          (7.7)
                                                      -----------        -------

Effect of Exchange Rate Changes on Cash and Cash Equivalents (3.0)       (0.2)
                                                        ----------     -------
Net Increase in Cash and Cash Equivalents                     5.0        22.4
Cash and Cash Equivalents, Beginning of Period               25.2        20.3
                                                          --------     -------
Cash and Cash Equivalents, End of Period                     30.2        42.7
                                                          ========     =======



See  Accompanying  Notes  to  Condensed  Financial  Statements

                                  AGRIBRANDS
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               November 30, 1997
                             (Dollars in millions)
                                  (Unaudited)

Note  1  -          The  accompanying unaudited financial statements have been prepared in accordance with Article 10 of Regulation S-X and do not include all of the information and footnotes required by generally accepted accounting procedures for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. These statements should be read in connection with the financial statements of Agribrands
International,  Inc.  and  notes  thereto  for the year ended August 31, 1997.


Note  2  -          Receivables  consist  of  the  following:








                                  November 30, 1997    August 31, 1997


Gross receivables                $            122.6   $          124.2
Allowance for doubtful accounts               (10.4)              (9.8)
                                 $            112.2   $          114.4
                                 ===================  =================




Note  3  -          Inventories  consist  of  the  following:








                            November 30, 1997   August 31, 1997

Raw materials and supplies  $             87.0  $           89.7
Finished products                         23.1              22.3
                            $            110.1  $          112.0
                            ==================  ================





Note  4  -          Investments  and  Other  Assets  consist of the following:







                                      November 30, 1997   August 31, 1997


Goodwill, net of accumulated amortization of
  $4.5 at November 30 and $4.1 at August 31   $ 33.7           $  34.0
Investments in affiliated companies              5.3               4.1
Deferred charges and other assets               14.5              16.1
                                             _______           _______
                                           $    53.5       $      54.2
                                            ========          ==========




Note  5  -          Accounts  payable  and  accrued liabilities consist of the following:








                                        November 30, 1997   August 31, 1997


Trade accounts payable                    $     105.7    $   107.2
Incentive compensation, salaries,
   and vacations                                 13.4         14.8
Restructuring reserves                            1.2          1.4
Other items                                      36.4         39.3
                                            _________       ________
                                         $      156.7     $  162.7
                                          ===========     ==========




Note  6  -          Subsequent  Events

In December 1997, Agribrands invested $5.0 million in Agribrands Purina (Langfang) Feedmill Company Ltd., a new wholly owned foreign subsidiary. The new subsidiary utilized the funds to acquire a feed mill in Langfang, People's Republic of China. In January 1998, Agribrands acquired a feed mill in
Maracay,  Venezuela  for  approximately  $5.0  million.    In  January  1998,
Agribrands also acquired a feed mill in Spessa, Italy for approximately $8.0 million. Agribrands had previously leased the feed mills in both Maracay and Spessa. Assuming these acquisitions had occurred as of September 1, 1996, they would not have had a material effect on net sales or net earnings.